                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-106476


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.

     SUPPLEMENT DATED OCTOBER 25, 2004 TO PROSPECTUS DATED NOVEMBER 7, 2003

         The following information supplements our prospectus dated November 7, 2003 related to the sale of our debt securities, which we refer to in this document as investment notes or subordinated debentures. You should review this information prior to making a decision to purchase our investment notes. This supplement should be read in conjunction with the prospectus dated November 7, 2003.

         EXCHANGE OFFERS

         On December 1, 2003, we mailed an offer to exchange, which we refer to as the first exchange offer in this document, to holders of investment notes issued prior to April 1, 2003, which offered holders of such notes the ability to exchange up to $200,000,000 of their investment notes in increments of $1,000 of principal amount (unless waived by us) for:

             o equal amounts of senior collateralized subordinated notes having interest rates equal to 10 basis points above the investment notes tendered and collateral in the form of a security interest in certain cash flows from interest-only strips of certain of our subsidiaries, with an aggregate value of at least 150% of the principal balance of the senior collateralized subordinated notes plus priority lien obligations secured by the interest-only strips and/or cash flows from the interest-only strips (provided that such collateral coverage may not fall below 100% of the principal balance of the notes as determined by us on any quarterly balance sheet date), and shares of 10% Series A convertible preferred stock which we refer to as Series A preferred stock in this document; or

             o solely shares of Series A preferred stock.

         Pursuant to the terms of the first exchange offer, we exchanged $117.2 million of outstanding investment notes for $55.4 million of senior collateralized subordinated notes and 61.8 million shares of Series A preferred stock.

         On May 14, 2004, we mailed a second offer to exchange, which we refer to as the second exchange offer in this document, to holders of up to $120,000,000 of investment notes issued prior to November 1, 2003 which offered holders of such notes the ability to exchange their investment notes on substantially the same terms as described above.

         Pursuant to the terms of the second exchange offer, approximately $91.4 million of investment notes were exchanged for approximately 47.6 million shares of Series A preferred stock and approximately $43.8 million of senior collateralized subordinated notes.

         The second exchange offer and the first exchange offer described above are referred to collectively in this document as the exchange offers.

         EFFECTS OF THE EXCHANGE OFFERS ON INVESTMENT NOTES PURCHASED IN THIS INVESTMENT NOTE OFFERING

         THE INVESTMENT NOTES YOU PURCHASE IN THIS OFFERING PURSUANT TO THE PROSPECTUS DATED NOVEMBER 7, 2003 ARE IMPACTED BY THE SENIOR COLLATERALIZED SUBORDINATED NOTES ISSUED IN THE EXCHANGE OFFERS. IN THE EVENT OF OUR LIQUIDATION, THE INVESTMENT NOTES YOU PURCHASE IN THIS OFFERING WOULD BE REPAID ONLY IF FUNDS REMAIN AFTER THE REPAYMENT OF OUR SENIOR DEBT, SUBSIDIARY DEBT (TO THE EXTENT OF THE ASSETS OF THE SUBSIDIARY), AND THE PRINCIPAL AND INTEREST ON THE SENIOR COLLATERALIZED SUBORDINATED NOTES ISSUED IN THE EXCHANGE OFFERS TO THE EXTENT OF THE COLLATERAL FOR SUCH NOTES. IF THIS COLLATERAL IS NOT SUFFICIENT TO REPAY THE SENIOR COLLATERALIZED SUBORDINATED NOTES IN FULL, THE UNPAID PORTION OF THE SENIOR COLLATERALIZED SUBORDINATED NOTES WILL BE EQUAL IN RIGHT OF REPAYMENT WITH THE OUTSTANDING INVESTMENT NOTES, INCLUDING THE INVESTMENT NOTES PURCHASED IN THIS OFFERING.

         As a result of the exchange offers, investment notes outstanding decreased by $208.6 million, senior collateralized subordinated notes increased by $99.2 million and our stockholders' equity increased by $109.4 million. In the event of our liquidation, holders of investment notes would be repaid only if funds remain after the repayment of our senior debt, subsidiary debt (to the extent of the assets of the subsidiary), and the principal and interest on the senior collateralized subordinated notes issued in the exchange offers to the extent of the collateral for such notes. In addition, in the event of our liquidation, if the collateral securing the senior collateralized subordinated notes is not sufficient to repay the senior collateralized subordinated notes outstanding (including accrued and unpaid interest) in full, the unpaid portion of the senior collateralized subordinated notes will be equal in right of repayment with the outstanding investment notes and, therefore, will dilute the amount of assets available, if any, to repay the principal and interest on the investment notes. The investment notes and the senior collateralized subordinated notes are senior in right of preference to the Series A preferred stock. The investment notes continue to be subordinated, or junior in right of repayment, to our senior debt and debt of our subsidiaries (to the extent of the assets of our subsidiaries), whether now or hereafter incurred. See "Description of the Debt Securities Offered and the Indenture - Provisions Relating to All Securities" in our prospectus dated November 7, 2003 for further information.

         SECURED AND UNSECURED INDEBTEDNESS

         At June 30, 2004, we had total indebtedness of approximately $847.4 million, comprised of amounts outstanding under our credit facilities, senior collateralized subordinated notes issued in the exchange offers, capitalized leases and subordinated debentures. The following table compares our secured and senior debt obligations and unsecured subordinated debenture obligations at June 30, 2004 to assets which were available to repay those obligations. We anticipate that any shortfall in assets available to repay obligations will be funded through cash received on the sale of future loan originations:

                                                  SECURED AND         UNSECURED
                                                  SENIOR DEBT       SUBORDINATED      TOTAL
(in thousands)                                    OBLIGATIONS        DEBENTURES     DEBT/ASSETS
                                                  -----------       ------------    -----------
Outstanding debt obligations (a)(f)........        $324,839  (b)      $522,609       $847,448
                                                   ========           ========       ========

Assets available to repay debt:
    Cash and cash equivalents..............        $     --           $    910       $    910
    Loans..................................         252,326  (c)        51,949        304,275
    Interest-only strips (e)...............         179,207  (a)(b)    279,879        459,086  (d)
    Servicing rights.......................              --             73,738         73,738  (d)
                                                   --------           --------       --------
    Total assets available.................        $431,533           $406,476       $838,009
                                                   ========           ========       ========

         (a) Includes the impact of the exchange of $177.8 million of subordinated debentures (unsecured subordinated debentures) for $84.0 million of senior collateralized subordinated notes (secured and senior debt obligations) and 93.8 million shares of Series A preferred stock in the first exchange offer and the first closing of the second exchange offer. At June 30, 2004, our interest in the cash flows from the interest-only strips held in the trust, which secure the senior collateralized subordinated notes totaled $411.9 million, of which approximately $125.5 million represents 150% of the principal balance of the senior collateralized subordinated notes outstanding at June 30, 2004. For presentation purposes, $125.5 million is included in the column entitled "secured and senior debt obligations" in the table above.

         (b) Security interests under the terms of the $250.0 million credit facility are included in this table. This $250.0 million credit facility is secured by loans when funded under this facility. In addition, interest-only strips secure, as a first priority, obligations in an amount not to exceed 10% of the outstanding principal balance under this facility and the obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $53.7 million. This amount is included as an allocation of our interest-only strips to the secured and senior debt obligations column.

         (c) Reflects the amount of loans specifically pledged as collateral against our advances under our credit facilities.

         (d) Reflects the fair value of our interest-only strips and servicing rights at June 30, 2004.

         (e) The grant of a lien on the collateral to secure the senior collateralized subordinated notes issued upon the completion of the first exchange offer and the senior collateralized subordinated notes to be issued in the second exchange offer is not a direct lien on any interest-only strips, but is, rather, a lien on the right of certain of our subsidiaries to receive certain cash flows from ABFS Warehouse Trust 2003-1 which is a special purpose entity which holds the majority of, but not all of, the interest-only strips directly or indirectly held by us. The interest-only strips in this trust also secure, as a first priority, obligations in an amount not to exceed 10% of the outstanding principal balance under our $250.0 million credit facility and the obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $53.7 million.

         (f) The second exchange offer was extended through August 23, 2004 with closings on July 31, 2004 and August 23, 2004. The pro forma effects on the above table of the two closings of an additional $30.8 million of subordinated debentures (unsecured subordinated debentures) for $15.2 million of senior collateralized subordinated notes (secured obligations) and 15.6 million shares of Series A preferred stock are summarized below. At August 23, 2004, $22.8 million of our interest-only strips were collateralizing these new senior collateralized subordinated notes. Including the senior collateralized subordinated notes issued as of June 30, 2004, $148.2 million of our interest-only strips are collateralizing senior collateralized subordinated notes. The table below summarizes the pro forma impact of the two closings of our second exchange offer subsequent to June 30, 2004 on the historical comparison of our secured and senior debt obligations and unsecured subordinated debenture obligations at June 30, 2004 to assets which are available to repay those obligations (in thousands):

                                                                   SECURED AND         UNSECURED
                                                                   SENIOR DEBT        SUBORDINATED       TOTAL DEBT/
                                                                   OBLIGATIONS         DEBENTURES          ASSETS
                                                                   -----------        ------------       -----------
         Outstanding debt obligations -
            historical........................................      $324,839            $522,609          $847,448
         Pro forma effect of the second exchange
            offer extension to August 23, 2004................        15,173             (30,811)          (15,638)
                                                                    --------            --------          --------
         Pro forma outstanding debt
            obligations.......................................      $340,012            $491,798          $831,810
                                                                    ========            ========          --------
         Total assets available to repay debt -
            historical........................................      $431,533            $406,476          $838,009
         Pro forma effect of the second exchange
            offer extension to August 23, 2004................        22,760             (22,760)               --
                                                                    --------            --------          --------
         Pro forma assets available...........................      $454,293            $383,716          $838,009
                                                                    ========            ========          ========

         FUTURE TRANSACTIONS INVOLVING INVESTMENT NOTES

         We reserve the right, in our sole discretion and if we are so permitted by the terms of our indebtedness, to purchase or make offers for any investment notes that remain outstanding after the closing of the second exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases, if any, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases, if any, could differ from the terms of the second exchange offer. It is possible that future purchases, if any, of investment notes may be on less or more favorable terms than the terms offered in the second exchange offer. We make no promises that we will purchase or make offers for any investment notes that remain outstanding after the closing of the second exchange offer.

         Depending on market conditions and our financial condition, we may engage in additional exchange offers in the future and we are considering another exchange offer in our second quarter of fiscal 2005.

         RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2004

         You should consider the information set forth below together with the more detailed consolidated financial statements and related notes included elsewhere in this prospectus supplement. We incurred a net loss attributable to common stock of $115.1 million and $29.9 million for the fiscal years ended June 30, 2004 and 2003, respectively. In addition, depending on our ability to recognize gains on our future securitizations, we anticipate incurring operating losses at least through the first quarter of fiscal 2005.

         The loss for fiscal 2004 primarily resulted from liquidity issues we have experienced since the fourth quarter of fiscal 2003, including the absence of credit facilities until the second quarter of fiscal 2004, which substantially reduced our loan origination volume and our ability to generate revenues, our inability to complete a publicly underwritten securitization during fiscal 2004, our shift in business strategy to focus on whole loan sales, and charges to the income statement of $46.4 million for pre-tax valuation adjustments on our securitization assets. Additionally, operating expense levels that would support greater loan origination volume also contributed to the loss for fiscal 2004.

         We were unable to complete a publicly underwritten securitization during fiscal 2004 due to our diminished capacity to originate loans, our commitment to whole loan sales under our adjusted business strategy, our financial condition and liquidity issues, and an absence of market demand for our securitizations. We completed a privately-placed securitization during the second quarter of fiscal 2004.

         During fiscal 2004, we recorded total pre-tax valuation adjustments on our interest-only strips and servicing rights of $63.8 million, of which $46.4 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income, a component of stockholders' equity. These adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2004 due to the low interest rate environment experienced during fiscal 2004. Additionally, the fiscal 2004 valuation adjustment also includes a write down of $5.4 million of the carrying value of our interest-only strips and servicing rights related to five of our mortgage securitization trusts to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of our negotiations to obtain the new $100.0 million warehouse credit facility described below and to raise cash to pay fees on new warehouse credit facilities and as a result, we did not realize their full value as reflected on our books. This compares to total pre-tax valuation adjustments on our securitization assets of $63.3 million during the year ended June 30, 2003, of which $45.2 million was charged as expense to the income statement and $18.1 million was reflected as an adjustment to other comprehensive income.

         As a result of these liquidity issues our loan origination volume during fiscal 2004 was substantially reduced. From July 1, 2003 through June 30, 2004, we originated $982.7 million of loans, as compared to originations of $1.67 billion of loans for the same period in fiscal 2003. We anticipate that depending upon the size of our future quarterly securitizations, if any, we will need to increase our loan originations to approximately $400.0 million to $500.0 million per month to return to profitable operations. If we are unable to complete quarterly securitizations, we will need to increase our loan originations to approximately $500.0 million to $600.0 million per month to return to profitability. Our ability to achieve the levels of loan originations necessary to achieve profitable operations could be hampered by our failure to continue to successfully implement our adjusted business strategy, funding limitations under existing credit facilities and our ability to obtain new credit facilities and renew existing facilities. Our plan is to increase loan originations through the continued application of our business strategy adjustments, particularly as related to building our expanded broker channel and offering adjustable-rate mortgages and more competitively priced fixed rate mortgages.

         On June 30, 2004, we had unrestricted cash of approximately $0.9 million and up to $210.4 million available under our warehouse credit facilities. We can only use advances under these credit facilities to fund loan originations and not for any other purposes. The combination of our current cash position and expected sources of operating cash may not be sufficient to cover our operating cash requirements.

         We have entered into a commitment letter described below and anticipate entering into a definitive agreement regarding a $100.0 million credit facility to replace our $200.0 million facility (reduced to $100.0 million) that expires on November 5, 2004. However, we cannot assure you that we will be able to enter into the definitive agreement regarding the $100.0 million credit facility or that this agreement will contain the terms and conditions acceptable to us.

         For the next six to twelve months, we intend to augment our sources of operating cash with proceeds from the issuance of subordinated debentures. In addition to repaying maturing subordinated debentures, proceeds from the issuance of subordinated debentures may be used to fund overcollateralization requirements, as defined below, in connection with our loan originations and to fund our operating losses. Under the terms of our credit facilities, our credit facilities will advance us 75% to 97% of the value of loans we originate. As a result of this limitation, we must fund the difference between the loan value and the advances, which we refer to as the overcollateralization requirement, from our operating cash. We can provide no assurances that we will be able to continue issuing subordinated debentures.

BASED UPON OUR ANTICIPATED LOSSES, WE WILL BE OUT OF COMPLIANCE WITH FINANCIAL COVENANTS CONTAINED IN ONE OF OUR CREDIT FACILITIES AND ONE OF OUR SERVICING AGREEMENTS AND WE WILL CONTINUE TO NEED WAIVERS TO OPERATE.

         At various times since June 30, 2003, including at June 30, 2004, July 31, 2004, August 31, 2004 and September 30, 2004, we have been out of compliance with one or more financial covenants contained in our $200.0 million credit facility (reduced to $100.0 million). We have continued to operate on the basis of waivers granted by the lender under this facility. We currently anticipate that we will be out of compliance with one or more of these financial covenants at October 31, 2004 and will need a waiver from this lender for this noncompliance to continue to operate. The expiration date of this facility was originally September 21, 2004, but the lender agreed to extend the expiration date until November 5, 2004 in consideration for, among other things, a reduction in the amount that could be borrowed under this facility to $100.0 million.

         At various times since June 30, 2003, we have also been out of compliance with the net worth requirement in several of our pooling and servicing agreements and sale and servicing agreements (collectively referred to in this document as the servicing agreements). Two of the financial insurers who provide financial guaranty insurance to certain bond holders and certificate holders under these servicing agreements (collectively referred to in this document as bond insurers) required us to amend the servicing agreements in consideration for granting us waivers from this noncompliance. One bond insurer granted us a permanent waiver from this noncompliance in consideration for a term-to-term servicing arrangement. The other bond insurer granted us a one-time waiver in consideration for a term-to-term servicing arrangement. Since then, we have had to obtain a waiver of net worth requirements from this bond insurer on a monthly basis and we currently anticipate that we will need to do so for the foreseeable future.

         Due to our financial results during fiscal 2004, two other bond insurers required us to amend the servicing agreements related to the securitizations these bond insurers insured. As a result of the amendments to our servicing agreements, all of our servicing agreements associated with bond insurers now provide for term-to-term servicing and, in the case of our servicing agreements with two bond insurers, our rights as servicer may be terminated at the expiration of a servicing term in the sole discretion of the bond insurer.

         Because we anticipate incurring losses through at least the first quarter of fiscal 2005, we anticipate that we will need to obtain additional waivers from the lender under our $200.0 million (reduced to $100.0 million) facility and one bond insurer as a result of our non-compliance with financial covenants. We cannot assure you that we will continue to receive the waivers and servicing agreement extensions that we need to operate or that they will not contain conditions that are unacceptable to us. To the extent we are not able to obtain waivers under our credit facilities, we may be unable to pay dividends on the Series A preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk Factors -- Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility, limit our ability to operate profitability and our ability to repay our subordinated debt may be impaired" and " -- Our servicing rights may be terminated if we fail to satisfactorily perform our servicing obligations, or fail to meet minimum net worth requirements or financial covenants which could hinder our ability to operate profitably and impair our ability to repay our subordinated debt" in our prospectus dated November 7, 2003.

WE DEPEND UPON THE AVAILABILITY OF FINANCING TO FUND OUR CONTINUING OPERATIONS. ANY FAILURE TO OBTAIN ADEQUATE FUNDING COULD HURT OUR ABILITY TO OPERATE PROFITABLY AND RESTRICT OUR ABILITY TO REPAY OUR INVESTMENT NOTES.

         For our ongoing operations, we depend upon frequent financings, including the sale of our unsecured investment notes and warehouse credit facilities or lines of credit. If we are unable to maintain, renew or obtain adequate funding under a warehouse credit facility, or other borrowings, including the sale of additional investment notes, the lack of adequate funds would hinder our ability to operate profitably and restrict our ability to repay our investment notes. While we currently believe we will continue to have credit facilities available to finance new loan obligations, we cannot assure you that we will be successful in maintaining or replacing existing credit facilities or obtaining alternative financing sources necessary to fund our operations, and to the extent that we are not successful, we may have to limit our loan originations or sell loans earlier than intended and restructure our operations. Limiting our originations or earlier sales of loans would result in losses and restrict our ability to repay our investment notes. Our ability to repay our investment notes at maturity may depend, in part, on our ability to raise new funds through the sale of additional investment notes.

         We entered into amendments to our $200.0 million credit facility which extended the scheduled expiration date of this credit facility from September 21, 2004 to November 5, 2004 and decreased the amount of the facility from $200.0 million to $100.0 million. Since entering into this facility on September 22, 2003, the amount outstanding under this facility at any one time has not exceeded $100.0 million. In addition, the amendment includes changes which reduce the advance rate if the amount outstanding under the facility exceeds $75.0 million. The amendment also changes the portfolio composition requirements to accommodate fluctuations in the pledged loans at the beginning and end of each month, providing greater flexibility to us. The purpose of the amendment is to allow us to continue to borrow under this facility, subject to its terms as described above, while we finalize the definitive agreement for a new credit facility.

         A provision in our $250.0 million credit facility required us to maintain another credit facility for $200.0 million with a $40.0 million sublimit of such facility available for funding loans between the time they are closed by a title agency or closing attorney and the time documentation for the loans is received by the collateral agent. As a result of the reduction of our $200.0 million facility to $100.0 million, as described above, we entered into an amendment to the master loan and security agreement governing our $250.0 million facility which reduced the required amount for another facility to $100.0 million. In the event we do not extend the $200.0 million (now $100.0 million) facility beyond its November 5, 2004 expiration date, or in the event we do not otherwise enter into definitive agreements with other lenders by November 5, 2004 which satisfy the above-described requirements in our $250.0 million facility for $100.0 million in additional credit facilities and a $40.0 million sublimit, we will need an additional amendment to the $250.0 million facility or a waiver from the lender to continue to operate.

         We amended the security agreements related to the senior collateralized subordinated notes to accommodate a request from the lender on our $250.0 million credit facility, and its affiliate, dated September 30, 2004 to clarify an inconsistency between these agreements and the $250.0 million credit facility documents related to liens on certain assets previously pledged by ABFS Warehouse Trust 2003-1 to Clearwing, the affiliate of the lender.

         On September 17, 2004, we executed a commitment letter dated as of September 16, 2004 for a mortgage warehouse credit facility with a warehouse lender for the purpose of funding our home mortgage loan originations. The commitment letter provides for a facility that will consist of a $100.0 million senior secured revolving warehouse line of credit, which may be increased prior to closing to $150.0 million at the option of the warehouse lender. The commitment letter provides for a facility that will have a term of one year from closing with the right to extend for up to two additional one-year terms upon mutual agreement of the parties, with interest equal to LIBOR plus a margin. The facility will be secured by the mortgage loans which are funded by advances under the facility, as well as all assets, accounts receivable and all related proceeds held by the special purpose entity organized to facilitate this transaction referred to as the borrower. The stock of the borrower will also be pledged to the warehouse lender. We paid a due diligence fee and also agreed to pay fees of $1.3 million upon commitment, $1.0 million at closing and approximately $3.8 million over the next twelve months plus a non-usage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. The commitment letter and the closing of the facility will be subject to such customary and commercially reasonable terms, covenants, events of default and conditions as the warehouse lender deems appropriate. It is anticipated that this $100.0 million facility will contain representations and warranties, events of default and covenants which are customary for facilities of this type and will be structured similarly to our $250.0 million credit facility.

         The warehouse lender may terminate the commitment at any time prior to entering into a definitive agreement if we fail to fulfill our obligations under the commitment letter, the warehouse lender determines that it is likely that the borrower is not capable of entering into a definitive agreement prior to October 20, 2004 or there is a material adverse change in the business, assets, liabilities, operations or condition of the borrower. The commitment letter expires upon the earlier to occur of: the execution of a definitive agreement, October 20, 2004 and our closing of another similar credit facility with a lender other than this warehouse lender. We expect to receive an extension of this commitment letter until November 5, 2004. While we anticipate that we will close on the facility with this warehouse lender, there can be no assurance that these negotiations will result in a definitive agreement or that this agreement will contain terms and conditions acceptable to us.

         We also sold the interest-only strips and servicing rights related to five of our mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of our negotiations to obtain the new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, we did not realize their full value as reflected on our books. We wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement.

         We are currently negotiating additional credit facilities to provide additional borrowing capacity to fund the increased level of loan originations expected under our adjusted business strategy, but no assurances can be given that we will succeed in obtaining new credit facilities or that these facilities will contain terms and conditions acceptable to us.

         See "Risk Factors - We depend upon the availability of financing to fund our operations. Any failure to obtain adequate funding could hurt our ability to operate profitably and restrict our ability to repay our subordinated debt" in our prospectus dated November 7, 2003.

         DELINQUENCIES; FORBEARANCE AND DEFERMENT ARRANGEMENTS

         We had total delinquencies in our managed portfolio of $219.4 million at June 30, 2004, $228.9 million at June 30, 2003 and $171.6 million at June 30, 2002. The managed total portfolio includes loans on our balance sheet and loans serviced for others. At June 30, 2004, the total managed portfolio was $2.1 billion, compared to $3.7 billion at June 30, 2003 and $3.1 billion at June 30, 2002. Total delinquencies (loans and leases, excluding real estate owned, with payments past due for more than 30 days) as a percentage of the total managed portfolio were 10.49% at June 30, 2004 compared to 6.27% at June 30, 2003 and 5.59% at June 30, 2002.

         As the managed portfolio continues to season and if the economy does not continue to improve, the delinquency rate may continue to increase, which could negatively impact our ability to sell or securitize loans and reduce our profitability and the funds available to repay our subordinated debentures. As the portfolio seasons, or ages, the likelihood that borrowers will incur credit problems increases. Additionally, continuing low market interest rates could continue to encourage borrowers to refinance their loans and increase the levels of loan prepayments we experience which would negatively impact our delinquency rate.

         Delinquencies in our total managed portfolio do not include $216.3 million of previously delinquent loans at June 30, 2004, which are subject to deferment and forbearance arrangements. Generally, a loan remains current after we enter into a deferment or forbearance arrangement with the borrower only if the borrower makes the principal and interest payments as required under the terms of the original note (exclusive of the delinquent payments advanced or fees paid by us on borrower's behalf as part of the deferment or forbearance arrangement) and we do not reflect it as a delinquent loan in our delinquency statistics. However, if the borrower fails to make principal and interest payments, we will generally declare the account in default, reflect it as a delinquent loan in our delinquency statistics and resume collection actions.

         During the final six months of fiscal 2003 and the first six months of fiscal 2004, we experienced a pronounced increase in the number of borrowers under deferment arrangements and in light of the weakened economic environment during that twelve-month period we made use of deferment arrangements to a greater degree than in prior periods. Since December 2003, we have experienced a reduction in new deferment arrangements and if the improving economic environment continues, we expect to continue to experience a reduction in new deferment arrangements.

         There was approximately $216.3 million of cumulative unpaid principal balance of loans under deferment and forbearance arrangements at June 30, 2004, as compared to approximately $197.7 million and $138.7 million of cumulative unpaid principal balance at June 30, 2003 and 2002, respectively. Total cumulative unpaid principal balances under deferment or forbearance arrangements as a percentage of the total managed portfolio were 10.34% at June 30, 2004, compared to 5.41% and 4.52% at June 30, 2003 and 2002, respectively. Additionally, there are loans under deferment and forbearance arrangements which have returned to delinquent status. At June 30, 2004, there was $29.9 million of cumulative unpaid principal balance under deferment arrangements and $31.8 million of cumulative unpaid principal balance under forbearance arrangements that are now reported as delinquent 31 days or more. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and "Risk Factors -- Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility, limit our ability to operate profitability and our ability to repay our subordinated debt may be impaired" in our prospectus dated November 7, 2003.

         SECURITIES CLASS ACTION LAWSUITS AND SHAREHOLDER DERIVATIVE ACTION

         In January and February of 2004, four class action lawsuits were filed against us and some of our officers and directors. Lead plaintiffs and counsel were appointed on June 3, 2004. A consolidated amended class action complaint that supersedes these four complaints was filed on August 19, 2004 in the United States District Court for the Eastern District of Pennsylvania. The consolidated class action case is American Business Financial Services, Inc. Securities Litigation, Civil Action No. 04-0265.

         The consolidated amended class action complaint brings claims on behalf of a class of all purchasers of our common stock for a proposed class period of January 27, 2000 through June 26, 2003. The consolidated complaint names us, our director and Chief Executive Officer, Anthony Santilli, our Chief Financial Officer, Albert Mandia, and former director, Richard Kaufman, as defendants and alleges that we and the named directors and officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. The consolidated complaint alleges that, during the applicable class period, our forbearance and deferment practices enabled us to, among other things, lower our delinquency rates to facilitate the securitization of our loans which purportedly allowed us to collect interest income from our securitized loans and inflate our financial results and market price of our common stock. The consolidated amended class action complaint seeks unspecified compensatory damages, costs and expenses related to bringing the action, and other unspecified relief.

         On March 15, 2004, a shareholder derivative action was filed against us, as a nominal defendant, and our director and Chief Executive Officer, Anthony Santilli, our Chief Financial Officer, Albert Mandia, our directors, Messrs. Becker, DeLuca and Sussman, and our former, director Mr. Kaufman, as defendants, in the United States District Court for the Eastern District of Pennsylvania. The complaint is captioned: Osterbauer v. Anthony Santilli, Richard Kaufman, Albert W. Mandia, Leonard Becker, Michael DeLuca, Harold E. Sussman and American Business Financial Services, Inc., Civil Action No. 04-1105. The lawsuit was brought nominally on behalf of the company, as a shareholder derivative action, alleging that the named directors and officers breached their fiduciary duties to us, engaged in the abuse of control, gross mismanagement and other violations of law during the period from January 27, 2000 through June 25, 2003. The lawsuit seeks unspecified compensatory damages, equitable or injunctive relief and costs and expenses related to bringing the action, and other unspecified relief. The parties have agreed to stay this case pending disposition of any motion to dismiss the consolidated amended complaint filed in the putative consolidated securities class action.

         Procedurally, these lawsuits are in a very preliminary stage. We believe that we have several defenses to the claims raised by these lawsuits and intend to vigorously defend the lawsuits. Due to the inherent uncertainties in litigation and because the ultimate resolution of these proceedings is influenced by factors outside of our control, we are currently unable to predict the ultimate outcome of this litigation or its impact on our financial position or results of operations.

         RESOLUTION OF U.S. ATTORNEY INQUIRY

         On December 22, 2003, we entered into a Joint Agreement with the Civil Division of the U. S. Attorney's Office for the Eastern District of Pennsylvania which ends an inquiry by the U.S. Attorney focused on our forbearance policy initiated pursuant to the previously disclosed civil subpoena, dated May 14, 2003.

         In response to the inquiry and as part of the Joint Agreement, we have adopted a revised forbearance policy, which became effective on November 19, 2003. Under this policy, we no longer require a borrower to execute a deed in lieu of foreclosure as a condition to entering into a forbearance agreement with us where the real estate securing the loan is the borrower's primary residence. Under the Joint Agreement, we also agreed to return to existing borrowers any executed but unrecorded deeds in lieu of foreclosure obtained under our former forbearance policy.

         We also agreed to contribute a total of $80,000 to a U.S. Department of Housing and Urban Development (HUD) approved housing counseling organization providing housing counseling in the states in which we originate mortgage loans.

         Under our revised forbearance policy, eligible borrowers are sent a letter, along with our standard form forbearance agreement encouraging them to: read the forbearance agreement; seek the advice of an attorney or other advisor prior to signing the forbearance agreement; and contact our consumer advocate by calling a toll-free number with questions. The Joint Agreement requires that for 18 months following its execution, we will notify the U.S. Attorney's Office of any material changes we propose to make to our forbearance policy and form of forbearance agreement (or cover letter) and that no changes to these documents shall be effective until at least 30 days after this notification. The U.S. Attorney reserves the right to reinstitute its inquiry if we do not comply with our revised forbearance policy, fail to provide the 30 days notice described above, or disregard the concerns of the U.S. Attorney's Office, after providing such notice. The Joint Agreement also requires that we provide the U.S. Attorney with two independently prepared reports confirming our compliance with our revised forbearance policy (including the standard form of forbearance agreement and cover letter) and internal company training for collections department employees described below. These reports are to be submitted to the U.S. Attorney's Office at 9 and 18 months after the execution of the Joint Agreement. KPMG LLP, which we engaged to perform an independent compliance audit required at the end of the 9-month period, determined that we had complied with our policy requirements entered into as a result of the Joint Agreement with the U.S. Attorney's Office.

         We also agreed to implement a formal training session regarding our revised forbearance policy for all of our collections department employees, at which such employees will be directed to inform borrowers that they can obtain assistance from housing and credit counseling organizations and how to find such organizations in their area. We agreed to monitor compliance with our forbearance policy and take appropriate disciplinary action against those employees who do not comply with this policy.

         LISTING ON THE NASDAQ NATIONAL MARKET SYSTEM

         Since our common stock is listed on the NASDAQ National Market System, we are required to meet certain requirements established by the NASDAQ Stock Market in order to maintain this listing. These requirements include, among other things, maintenance of stockholders' equity of $10.0 million, a minimum bid price of $1.00 and a market value of publicly held shares of $5.0 million. There can be no assurance that we will be in compliance with the $10.0 million stockholders' equity requirement on September 30, 2004. We are considering a new exchange offer in order to maintain compliance with this listing requirement. If we are unable to maintain our listing on the NASDAQ National Market System, our ability to continue to sell investment notes would be negatively impacted by making the process of complying with the state securities laws more difficult, costly and time consuming. As a result, we may be unable to continue to sell investment notes in certain states, which would have a material adverse effect on our liquidity and ability to repay maturing debt when due.

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Registered Public Accountants........................ F-2

Consolidated Balance Sheets as of June 30, 2004 and 2003................... F-3

Consolidated Statements of Operations for the years ended
     June 30, 2004, 2003 and 2002.......................................... F-5

Consolidated Statements of Stockholders' Equity for the years ended
     June 30, 2004, 2003 and 2002.......................................... F-6

Consolidated Statements of Cash Flow for the years ended
     June 30, 2004, 2003 and 2002.......................................... F-8

Notes to Consolidated Financial Statements................................. F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS


American Business Financial Services, Inc.
Philadelphia, Pennsylvania

We have audited the accompanying consolidated balance sheets of American Business Financial Services, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flow for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Business Financial Services, Inc. and subsidiaries as of June 30, 2004 and 2003, and the consolidated results of their operations and their cash flow for each of the three years in the period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman LLP

BDO Seidman LLP
Philadelphia, Pennsylvania
October 8, 2004

                         AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                         CONSOLIDATED BALANCE SHEETS
                                        (dollar amounts in thousands)

                                                                                           JUNE 30,
                                                                                 ---------------------------
                                                                                    2004             2003
                                                                                 ----------       ----------
ASSETS
Cash and cash equivalents                                                        $      910       $   36,590
Restricted cash                                                                      13,307           10,885
Loan and lease receivables:
    Loans available for sale                                                        304,275          263,419
    Non-accrual loans (net of allowance for credit losses of $1,469 at June
       30, 2004 and $1,359 at June 30, 2003)                                          1,993            3,999
    Lease receivables (net of allowance for credit losses of $170 at June 30,
       2003)                                                                              -            3,984
Interest and fees receivable                                                         18,089           10,838
Deferment and forbearance advances receivable                                         6,249            4,341
Loans subject to repurchase rights                                                   38,984           23,761
Interest-only strips (includes the fair value of overcollateralization related
       cash flows of $216,926 and $279,245 at June 30, 2004 and 2003)               459,086          598,278
Servicing rights                                                                     73,738          119,291
Deferred income tax asset                                                            59,133                -
Property and equipment, net                                                          26,047           23,302
Prepaid expenses                                                                     13,511            3,477
Receivable for sold loans                                                                 -           26,734
Other assets                                                                         27,548           30,452
                                                                                 ----------       ----------
Total assets                                                                     $1,042,870       $1,159,351
                                                                                 ==========       ==========

                         AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                   CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                        (dollar amounts in thousands)

                                                                                          JUNE 30,
                                                                                ---------------------------
                                                                                   2004             2003
                                                                                ---------------------------
LIABILITIES
Subordinated debentures                                                         $  522,609       $  719,540
Senior collateralized subordinated notes                                            83,639                -
Warehouse lines and other notes payable                                            241,200          212,916
Accrued interest payable                                                            37,675           45,448
Accounts payable and accrued expenses                                               28,096           30,352
Liability for loans subject to repurchase rights                                    45,864           27,954
Deferred income tax liability                                                            -           17,036
Other liabilities                                                                   71,872           64,036
                                                                                ---------------------------
Total liabilities                                                                1,030,955        1,117,282
                                                                                ---------------------------

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001, liquidation preference of $1.00 per share plus accrued and unpaid dividends to the date of liquidation, authorized,
    203,000,000 shares at June 30, 2004 and 3,000,000 shares at June 30,
    2003; Issued: 93,787,111 shares of Series A at June 30, 2004                        94                -
Common stock, par value $.001, authorized shares 209,000,000 at June 30,
    2004 and 9,000,000 at June 30, 2003; Issued: 3,653,165 shares in 2004 and
    3,653,165 shares in 2003  (including Treasury shares of 54,823 in 2004
    and 411,584 in 2003)                                                                 4                4
Additional paid-in capital                                                         107,241           23,985
Accumulated other comprehensive income                                               4,596           14,540
Unearned compensation                                                                 (495)               -
Stock awards outstanding                                                                95                -
Retained earnings (deficit)                                                        (98,324)          13,104
Treasury stock, at cost                                                               (696)          (8,964)
                                                                                ---------------------------
                                                                                    12,515           42,669
Note receivable                                                                       (600)            (600)
                                                                                ---------------------------
Total stockholders' equity                                                          11,915           42,069
                                                                                ---------------------------
Total liabilities and stockholders' equity                                      $1,042,870       $1,159,351
                                                                                ===========================


See accompanying notes to financial statements.

                    AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED JUNE 30,
                                                            2004           2003            2002
                                                          ---------------------------------------
                                                                   (amounts in thousands,
                                                                   except per share data)
REVENUES
Gain on sale of loans:
   Securitizations                                        $  15,107    $  170,950      $  185,580
   Whole loan sales                                          18,725           655           2,448
Interest and fees                                            17,732        19,395          18,890
Interest accretion on interest-only strips                   40,176        47,347          35,386
Servicing income                                              4,850         3,049           5,483
Other income                                                    482            10             114
                                                          ---------------------------------------
Total revenues                                               97,072       241,406         247,901
                                                          ---------------------------------------

EXPENSES
Interest                                                     68,138        68,098          68,683
Provision for credit losses                                  14,289         6,553           6,457
Employee related costs                                       50,026        41,601          36,313
Sales and marketing                                          15,734        27,773          25,958
(Gains) and losses on derivative financial instruments       (2,561)        5,037           1,022
General and administrative                                   84,718        96,182          73,865
Securitization assets valuation adjustment                   46,450        45,182          22,053
                                                          ---------------------------------------
Total expenses                                              276,794       290,426         234,351
                                                          ---------------------------------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES            (179,722)      (49,020)         13,550
Provision for income taxes (benefit)                        (68,294)      (19,118)          5,691
                                                          ---------------------------------------

INCOME (LOSS) BEFORE DIVIDENDS ON PREFERRED STOCK          (111,428)      (29,902)          7,859
Dividends on preferred stock                                  3,718             -               -
                                                          ---------------------------------------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK            $(115,146)   $  (29,902)     $    7,859
                                                          =======================================

EARNINGS (LOSS) PER COMMON SHARE:
    Basic                                                 $  (34.07)   $    (9.32)     $     2.44
    Diluted                                               $  (34.07)   $    (9.32)     $     2.26
AVERAGE COMMON SHARES:
   Basic                                                      3,380         3,210           3,227
   Diluted                                                    3,380         3,210           3,471


See accompanying notes to financial statements.

                                   AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             PREFERRED STOCK                 COMMON STOCK
                                         ------------------------------------------------------
(amounts in thousands)                                                                                             ACCUMULATED
                                           NUMBER OF                     NUMBER OF                   ADDITIONAL      OTHER
                                            SHARES                        SHARES                       PAID-IN    COMPREHENSIVE
                                          OUTSTANDING      AMOUNT       OUTSTANDING      AMOUNT        CAPITAL        INCOME
                                         --------------------------------------------------------------------------------------
Balance, June 30, 2001                              -      $    -             3,593      $    4       $ 23,984      $10,337
Comprehensive income:
    Net income                                      -           -                 -           -              -            -
    Net unrealized gains on
       interest-only strips                         -           -                 -           -              -        1,142
                                         --------------------------------------------------------------------------------------
Total comprehensive income                                                        -           -              -        1,142
Stock dividend (10% of outstanding
    shares)                                         -           -                 -           -              -            -
Cash dividends ($0.28 per share)                    -           -                 -           -              -            -
Repurchase of treasury shares                       -           -              (466)          -              -            -
Exercise of stock options                           -           -                 1           -              1            -
                                         --------------------------------------------------------------------------------------
Balance, June 30, 2002                              -           -             3,128           4         23,985       11,479
Comprehensive income (loss):
    Net loss                                        -           -                 -           -              -            -
    Net unrealized gains on
       interest-only strips                         -           -                 -           -              -        3,061
                                         --------------------------------------------------------------------------------------
Total comprehensive income (loss)                   -           -                 -           -              -        3,061
Exercise of non employee stock
    options                                         -           -                63           -              -            -
Exercise of employee stock options                  -           -                 5           -              -            -
Shares issued to employees                          -           -                42           -              -            -
Shares issued to directors                          -           -                 4           -              -            -
Stock dividend (10% of outstanding
    shares)                                         -           -                 -           -              -            -
Cash dividends ($0.32 per share)                    -           -                 -           -              -            -
                                         --------------------------------------------------------------------------------------
Balance, June 30, 2003                              -           -             3,242           4         23,985       14,540
COMPREHENSIVE INCOME (LOSS):
   NET LOSS                                         -           -                 -           -              -            -
   NET UNREALIZED LOSS ON
    INTEREST-ONLY STRIPS                            -           -                 -           -              -       (9,944)
                                         --------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (LOSS)                   -           -                 -           -              -       (9,944)

ISSUANCE OF PREFERRED STOCK                    93,787          94                 -           -         92,981            -
ISSUANCE OF RESTRICTED STOCK                        -           -               220           -         (1,548)           -
VESTING OF RESTRICTED STOCK (110,000
       SHARES)                                      -           -                 -           -              -            -
EMPLOYEE STOCK GRANT                                -           -               136           -         (1,287)           -
STOCK AWARDS OUTSTANDING                            -           -                 -           -              -            -
STOCK DIVIDEND (10% OF OUTSTANDING                                                                           -            -
    SHARES)                                         -           -                 -           -         (3,993)           -
CASH DIVIDENDS DECLARED ON
   PREFERRED STOCK ($0.05 PER SHARE)                -           -                 -           -         (2,897)           -
PREFERRED STOCK BENEFICIAL
    CONVERSION FEATURE:
    AMORTIZATION OF BENEFICIAL
        CONVERSION DISCOUNT                         -           -                 -           -            821            -
    NON-CASH PREFERRED
        DIVIDEND                                    -           -                 -           -           (821)           -
                                         --------------------------------------------------------------------------------------
BALANCE, JUNE 30, 2004                         93,787      $   94             3,598      $    4       $107,241    $   4,596
                                         ======================================================================================


See accompanying notes to financial statements.

                                  AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES


                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                                                      TOTAL
                                           UNEARNED     STOCK AWARDS      RETAINED       TREASURY       NOTE      STOCKHOLDERS'
(amounts in thousands)                   COMPENSATION   OUTSTANDING       EARNINGS        STOCK      RECEIVABLE       EQUITY
                                         --------------------------------------------------------------------------------------
Balance, June 30, 2001                   $          -      $    -       $    43,922      $(10,785)    $   (600)   $      66,862
Comprehensive income:
    Net income                                      -           -             7,859             -            -            7,859
    Net unrealized gains on
       interest-only strips                         -           -                 -             -            -            1,142
                                         --------------------------------------------------------------------------------------
Total comprehensive income                          -           -             7,859             -            -            9,001
Stock dividend (10% of outstanding
    shares)                                                                  (2,979)        2,979            -                -
Cash dividends ($0.28 per share)                    -           -              (834)            -            -             (834)
Repurchase of treasury shares                       -           -                 -       (5,652)            -           (5,652)
Exercise of stock options                           -           -                 -             -            -                1
                                         --------------------------------------------------------------------------------------
Balance, June 30, 2002                              -           -            47,968       (13,458)        (600)          69,378
Comprehensive income (loss):
    Net loss                                        -           -           (29,902)            -            -          (29,902)
    Net unrealized gains on
       interest-only strips                         -           -                 -             -            -            3,061
                                         --------------------------------------------------------------------------------------
Total comprehensive income (loss)                   -           -           (29,902)            -            -          (26,841)
Exercise of non employee stock
    options                                         -           -              (569)          619            -               50
Exercise of employee stock options                  -           -               (31)           51            -               20
Shares issued to employees                          -           -              (119)          492            -              373
Shares issued to directors                          -           -               (28)           51            -               23
Stock dividend (10% of outstanding
    shares)                                         -           -            (3,281)        3,281            -                -
Cash dividends ($0.32 per share)                    -           -              (934)            -            -             (934)
                                         --------------------------------------------------------------------------------------
Balance, June 30, 2003                              -           -            13,104        (8,964)        (600)          42,069
COMPREHENSIVE INCOME (LOSS):
   NET LOSS                                         -           -          (111,428)            -            -         (111,428)
   NET UNREALIZED LOSS ON INTEREST-
    ONLY STRIPS                                     -           -                 -             -            -           (9,944)
                                         --------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (LOSS)                   -           -          (111,428)            -            -         (121,372)
ISSUANCE OF PREFERRED STOCK                         -           -                 -             -            -           93,075
ISSUANCE OF RESTRICTED STOCK                     (990)          -                 -         2,538            -                -
VESTING OF RESTRICTED STOCK (110,000
    SHARES)                                       495           -                 -             -            -              495

EMPLOYEE STOCK GRANT                                -           -                 -         1,737            -              450
STOCK AWARDS OUTSTANDING                            -          95                 -             -            -               95
STOCK DIVIDEND (10% OF OUTSTANDING
    SHARES)                                         -           -                 -         3,993            -                -
CASH DIVIDENDS DECLARED ON
   PREFERRED STOCK ($0.05 PER SHARE)                -           -                 -            -            -           (2,897)

PREFERRED STOCK BENEFICIAL
    CONVERSION FEATURE:

    AMORTIZATION OF BENEFICIAL
       CONVERSION FEATURE                           -           -                 -             -            -              821

    NON-CASH PREFERRED
       DIVIDEND                                     -           -                 -             -            -             (821)


                                         --------------------------------------------------------------------------------------
BALANCE, JUNE 30, 2004                   $       (495)     $   95        $  (98,324)     $   (696)    $   (600)   $      11,915
                                         ======================================================================================

See accompanying notes to financial statements.

                            AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                   YEAR ENDED JUNE 30,
                                                                         2004            2003            2002
                                                                      -------------------------------------------
                                                                               (dollar amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                     $  (111,428)    $   (29,902)    $     7,859
Adjustments to reconcile net income (loss) to net cash used in operating activities:
       Gain on sales of loans                                             (33,832)       (171,605)       (188,028)
       Depreciation and amortization                                       48,481          53,614          40,615
       Interest accretion on interest-only strips                         (40,176)        (47,347)        (35,386)
       Securitization assets valuation adjustment                          46,450          45,182          22,053
       Provision for credit losses                                         14,289           6,553           6,457
Loans and leases originated for sale                                   (1,058,557)     (1,732,346)     (1,434,176)
Proceeds from sale of loans and leases                                  1,014,914       1,463,714       1,452,999
Principal payments on loans and leases                                     26,169          19,136          12,654
(Increase) decrease in accrued interest and fees on loan and lease
    receivables                                                            (9,159)         (2,887)          4,257
Purchase of initial overcollateralization on securitized loans                  -         (10,641)              -
Required purchase of additional overcollateralization on
    securitized loans                                                     (27,334)        (73,253)        (47,271)
Cash flow from interest-only strips                                       178,457         160,417         100,692
Increase (decrease) in prepaid expenses                                   (10,034)            163            (183)
(Decrease) increase in accrued interest payable                            (7,773)          2,379          10,370
(Decrease) increase in accounts payable and accrued expenses               (2,758)         17,037           5,366
Accrued interest payable reinvested in subordinated debentures             38,328          38,325          31,706
(Decrease) increase in deferred income taxes                              (70,814)        (22,185)          4,595
Increase (decrease) in loans in process                                    11,467           5,321             736
(Payments) on derivative financial instruments                               (838)         (8,750)         (9,667)
Other, net                                                                    970           1,700           1,045
                                                                      -------------------------------------------
Net cash provided by (used in) operating activities                         6,822        (285,375)        (13,307)
                                                                      -------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net                                    (9,883)        (12,450)         (4,472)
Principal receipts and maturity of investments                                 42              36              28
                                                                      -------------------------------------------
Net cash used in investing activities                                      (9,841)        (12,414)         (4,444)
                                                                      -------------------------------------------

                         AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF CASH FLOW (CONTINUED)

                                                                              YEAR ENDED JUNE 30,
                                                                         2004         2003          2002
                                                                      -------------------------------------
                                                                          (dollar amounts in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of subordinated debentures                     $ 166,034    $ 181,500      $ 224,062
Redemptions of subordinated debentures                                 (223,443)    (156,005)      (137,998)
Net borrowings (repayments) on revolving lines of credit                 53,636      179,594        (34,077)
Principal payments on lease funding facility                                  -       (2,129)        (3,345)
Principal payments under capital lease obligations                         (319)        (213)             -
Net borrowings (repayments) of other notes payable                      (26,158)      26,158         (5,156)
Financing costs incurred                                                 (2,170)        (841)        (1,743)
Exercise of employee stock options                                            -           20              1
Exercise of non-employee stock options                                        -           50              -
Lease incentive receipts                                                  4,562        9,465              -
Cash dividends paid on common stock                                           -         (934)          (834)
Cash dividends paid on preferred stock                                   (2,381)           -              -
Repurchase of treasury stock                                                  -            -         (5,652)
                                                                      -------------------------------------
Net cash (used in) provided by financing activities                     (30,239)     236,665         35,258
                                                                      -------------------------------------

Net (decrease) increase in cash and cash equivalents and
    restricted cash                                                     (33,258)     (61,124)        17,507
Cash and cash equivalents and restricted cash at beginning of year       47,475      108,599         91,092
                                                                      -------------------------------------
Cash and cash equivalents and restricted cash at end of year          $  14,217    $  47,475      $ 108,599
                                                                      =====================================

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
    Interest                                                          $  37,583    $  27,394      $  26,729
    Income taxes                                                      $     752    $     787      $   1,511

Noncash transaction recorded in the acquisitions of mortgage broker operations:
    Increase in warehouse lines and other notes payable               $   1,125    $       -      $       -
    Increase in accounts payable and other accrued expenses                $107    $       -      $       -
    Increase in other assets                                             $1,232    $       -      $       -

Noncash transaction recorded for conversion of subordinated
 debentures into preferred stock and senior collateralized
 subordinated notes:
    Decrease in subordinated debentures                               $ 177,426    $       -      $       -
    Increase in senior collateralized subordinated notes              $  83,639    $       -      $       -
    Increase in preferred stock                                       $      94    $       -      $       -
    Increase in additional paid-in capital                            $  93,693    $       -      $       -

Noncash transaction recorded for capitalized lease agreement:
    Increase in property and equipment                                $       -    $  (1,020)     $       -
    Increase in warehouse lines and other notes payable               $       -    $   1,020      $       -

See accompanying notes to financial statements.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

American Business Financial Services, Inc. ("ABFS"), together with its subsidiaries (the "Company"), is a financial services organization operating predominantly in the eastern and central portions of the United States. The Company originates, sells and services business purpose loans and home mortgage loans through its principal direct and indirect subsidiaries. The Company also processes and purchases home mortgage loans from other financial institutions through the Bank Alliance Services program.

Historically, the Company's loans primarily consisted of fixed interest rate loans secured by first or second mortgages on one-to-four family residences. The Company's recent business strategy adjustments include increasing loan originations by offering adjustable rate loans and purchase money mortgage loans. The Company's customers are primarily credit-impaired borrowers who are generally unable to obtain financing from banks or savings and loan associations and who are attracted to the Company's products and services. The Company originates loans through a combination of channels including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania and a network of mortgage brokers. During fiscal 2004, the Company acquired broker operations in West Hills, California and Austin, Texas and opened new offices in Edgewater, Maryland and Irvine, California to support the Company's broker operations. The Company's centralized operating office was located in Bala Cynwyd, Pennsylvania prior to July 7, 2003. Prior to June 30, 2003 the Company also originated home equity loans through several direct retail branch offices. Effective June 30, 2003, the Company discontinued originating loans through direct retail branch offices. The Company's loan servicing and collection activities were performed at our Bala Cynwyd, Pennsylvania office, and were relocated to our Philadelphia office on July 12, 2004.

In addition, the Company offers subordinated debentures to the public, the proceeds of which are used for repayment of existing debt, loan originations, operations (including repurchases of delinquent assets from securitization trusts and funding loan overcollateralization requirements under its credit facilities), investments in systems and technology and for general corporate purposes.

BUSINESS CONDITIONS

GENERAL. For its ongoing operations, the Company depends upon frequent financings, including the sale of unsecured subordinated debentures, borrowings under warehouse credit facilities or lines of credit and it also depends on the sale of loans on a whole loan basis or through publicly underwritten or privately-placed securitizations. If the Company is unable to renew or obtain adequate funding on acceptable terms through its sale of subordinated debentures or under a warehouse credit facility, or other borrowings, or if it is unable to sell or securitize its loans, the lack of adequate funds would adversely impact liquidity and result in continued losses or reduce profitability. To the extent that the Company is not successful in replacing existing subordinated debentures and senior collateralized subordinated notes upon maturity, maintaining adequate warehouse credit facilities or lines of credit to fund increasing loan originations, or securitizing and selling its loans, it may have to limit future loan originations and restructure its operations. Limiting loan originations or restructuring operations could impair the Company's ability to repay subordinated debentures and senior collateralized subordinated notes at maturity and may result in continued losses.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS (CONTINUED)

The Company has historically experienced negative cash flow from operations since 1996 primarily because, in general, its business strategy of selling loans through securitizations had not generated cash flow immediately. However, during fiscal 2004, the Company experienced positive cash flow from operations of $6.8 million, primarily due to sales of loans on a whole loan basis it originated in fiscal 2003. The following table compares the principal amount of loans sold in whole loan sales during the year ended June 30, 2004, to the amount of loans originated during the same period (in thousands).

                                                                 Whole Loan          Loans
        Quarter Ended                                              Sales          Originated
        -----------------------------------------------------   ------------      ----------
        September 30, 2003                                      $245,203           $124,052
        December 31, 2003                                          7,975 (a)        103,084
        March 31, 2004                                           228,629            241,449
        June 30, 2004                                            326,571            514,095
                                                                ------------       --------
        Total for year ended June 30, 2004                      $808,378           $982,680
                                                                ============       ========

----------
(a) During the quarter ended December 31, 2003, the Company completed a securitization of $173.5 million of mortgage loans.

For the fiscal year ended June 30, 2004, the Company recorded a net loss attributable to common stock of $115.1 million. The loss primarily resulted from: a) liquidity issues described below, which substantially reduced the Company's ability to originate loans and generate revenues during the first nine months of fiscal 2004, b) the Company's inability to complete securitizations of loans during the first, second and third quarters of fiscal 2004, c) operating expense levels which would support greater loan origination volume, and d) $46.4 million of pre-tax charges for valuation adjustments on its securitization assets. The valuation adjustments reflect the impact of higher than anticipated prepayments on securitized loans experienced during fiscal 2004 due to the continuing low interest rate environment. In fiscal 2004, the Company originated $982.7 million of loans, which represents a significant reduction as compared to $1.67 billion of loans originated in the prior fiscal year.

For the fiscal year ended June 30, 2003, the Company recorded a loss of $29.9 million. The loss in fiscal 2003 was primarily due to the Company's inability to complete a securitization of loans during the fourth quarter of fiscal 2003 and to $45.2 million of net pre-tax charges for net valuation adjustments recorded on securitization assets.

LIQUIDITY CONCERNS. The Company's short-term liquidity has been negatively impacted by several events and issues, which have occurred starting in the fourth quarter of fiscal 2003.

First, the Company's inability to complete a securitization during the fourth quarter of fiscal 2003 adversely impacted its short-term liquidity position and contributed to the loss for fiscal 2003. Because there was no securitization, $453.4 million of the Company's $516.1 million of revolving credit and conduit facilities then available was drawn upon at June 30, 2003. The Company's revolving credit facilities and mortgage conduit facility had $62.7 million of unused capacity available at June 30, 2003, which significantly reduced its ability to fund loan originations in fiscal 2004 until it sold existing loans, extended existing credit facilities, or added new credit facilities.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS (CONTINUED)

Second, the Company's ability to finance new loan originations in the first three months of fiscal 2004 using borrowings under certain of its credit facilities which carried over into fiscal 2004 was limited, terminated or expired by October 31, 2003. Further advances under a non-committed portion of one of these credit facilities were subject to the discretion of the lender and subsequent to June 30, 2003, there were no new advances under the non-committed portion. Additionally, on August 20, 2003, amendments to this credit facility eliminated the non-committed portion of this facility, reduced the committed portion to $50.0 million and accelerated the expiration date from November 2003 to September 30, 2003. Also, a $300.0 million mortgage conduit facility with a financial institution that enabled the Company to sell its loans into an off-balance sheet facility, expired pursuant to its terms on July 5, 2003. In addition, the Company was unable to borrow under a $25.0 million warehouse facility after September 30, 2003, and this facility expired on October 31, 2003.

Third, even though the Company was successful in obtaining one new credit facility in September 2003 and obtaining a second new credit facility in October 2003, see Remedial Actions to Address Liquidity Issues below, its ability to finance new loan originations in the second and third quarters of fiscal 2004 with borrowings under these new credit facilities was limited. The limitations resulted from requirements to fund overcollateralization, which is discussed below, in connection with new loan originations.

Fourth, the Company's temporary discontinuation of sales of new subordinated debentures for approximately a six-week period during the first quarter of fiscal 2004 further impaired its liquidity.

As a result of these liquidity issues, the Company's loan origination volume was substantially reduced. From July 1, 2003 through June 30, 2004, the Company originated $982.7 million of loans, which represents a significant reduction as compared to originations of $1.67 billion of loans in fiscal 2003. As a result of the decrease in loan originations and liquidity issues described above, the Company incurred a loss in fiscal 2004 and depending on the Company's ability to complete securitizations and recognize gains in the future, it anticipates incurring losses at least through the first quarter of fiscal 2005.

The combination of the Company's current cash position and expected sources of operating cash in fiscal 2005 may not be sufficient to cover its operating cash requirements. For the next six to twelve months the Company expects to augment its sources of operating cash with proceeds from the issuance of subordinated debentures. In addition to repaying maturing subordinated debentures, proceeds from the issuance of subordinated debentures will be used to fund overcollateralization requirements in connection with loan originations and fund the Company's operating losses. The Company can provide no assurances that it will be able to continue issuing subordinated debentures. In the event the Company is unable to offer additional subordinated debentures for any reason, it has developed a contingent financial restructuring plan. This plan is described later in this note under "Subordinated Debentures and Senior Collateralized Subordinated Notes." On June 30, 2004, the Company had unrestricted cash of approximately $0.9 million and up to $210.4 million available under its credit facilities. Advances under these credit facilities can only be used to fund loan originations and not for any other purposes. The Company anticipates that depending upon the size of its future quarterly securitizations, it will need to increase loan originations to approximately $400.0 million to $500.0 million per month to return to profitable operations. If the Company is unable to complete quarterly securitizations, it will need to increase its loan originations to approximately $500.0 million to $600.0 million per month to return to profitability. For the quarter ended June 30, 2004, the Company originated $514.1 million of loans, including a monthly high of $208.5 million.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS (CONTINUED)

The Company plans to achieve these increased levels of loan originations through the continued application of its business strategy adjustments, particularly as related to building an expanded broker channel and offering adjustable rate mortgages and more competitively priced fixed rate mortgages. The following actions were undertaken in fiscal 2004 to increase the Company's ability to originate loans in its broker channel: (i) in December 2003 the Company hired an experienced industry professional to manage the wholesale business; (ii) in December 2003 the Company acquired a broker operation with 35 employees (67 employees at June 30, 2004) located in California; (iii) in February 2004, the Company opened a mortgage broker office in Irving, California; (iv) in March 2004, the Company opened a mortgage broker office in Maryland and hired three experienced senior managers and a loan origination staff of 40 (56 employees at June 30, 2004); and (v) in June 2004 the Company acquired a broker operation with 35 employees located in Texas. In addition, the Company hired 25 mortgage broker account executives in its Upland Mortgage Broker Services division to expand its broker presence in the eastern, southern and mid-western areas of the United States and retained 67 employees in its Upland Broker Services Philadelphia headquarters to support its growing broker network. In total at June 30, 2004, the Company had 285 employees in its broker operations, including 136 account executives.

The Company's ability to achieve those levels of loan originations could be hampered by a failure to implement its business strategy adjustments and by loan funding limitations should the Company fail to maintain or replace adequate credit facilities to finance new loan obligations.

Due to losses recorded in each of the quarters in fiscal 2004, the Company requested and obtained waivers for its non-compliance with financial covenants in its credit facility agreements and servicing agreements. See Note 10 for more detail.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS (CONTINUED)

REMEDIAL ACTIONS TO ADDRESS LIQUIDITY ISSUES. The Company undertook specific remedial actions to address liquidity issues including:

o The Company adjusted its business strategy beginning in early fiscal 2004. The adjusted business strategy focuses on shifting from gain-on-sale accounting and the use of securitization transactions as the Company's primary method of selling loans to a more diversified strategy which utilizes a combination of whole loan sales and securitizations, while protecting revenues, controlling costs and improving liquidity.

o The Company solicited bids and commitments from participants in the whole loan sale market and entered into forward sale agreements. In total, from June 30, 2003 through June 30, 2004, the Company sold approximately $1.1 billion (which includes $222.3 million of loans sold by the expired mortgage conduit facility) of loans through whole loan sales. From July 1, 2004 through September 30, 2004, the Company sold an additional $586.5 million of loans through whole loan sales.

o The Company has entered into an informal arrangement with one recurring purchaser of its loans whereby the purchaser maintains members of their loan underwriting staff on the Company's premises to facilitate their purchase of the Company's loans promptly after the Company originates them. This arrangement accelerates the Company's receipt of cash proceeds from the sale of loans, accelerates the pay down of its advances under its warehouse credit facilities and adds to its liquidity. This quicker turnaround time is expected to enable the Company to operate with smaller committed warehouse credit facilities than would otherwise be necessary.

o On October 31, 2003, the Company completed a privately-placed securitization, with servicing released, of $173.5 million of loans.

o The Company entered into two definitive loan agreements during fiscal 2004 for the purpose of funding its loan originations. These two agreements replaced those credit facilities, which carried over into fiscal 2004 but were limited, terminated or expired by October 31, 2003. The Company entered into the first agreement on September 22, 2003 with a financial institution for a one-year $200.0 million credit facility. It entered into the second agreement on October 14, 2003 with a warehouse lender for a three-year revolving mortgage loan warehouse credit facility of up to $250.0 million. The one-year facility was extended to November 5, 2004 and on September 30, 2004 was reduced to $100.0 million. The three-year $250.0 million warehouse credit facility continues to be available. See Note 10 for information regarding the terms of these facilities.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS (CONTINUED)

o The Company has recently entered into a commitment letter and anticipates entering into a definitive loan agreement with a warehouse lender for a one-year $100.0 million credit facility to replace the maturing $200.0 million credit facility (reduced to $100.0 million). However, no assurances can be given that the Company will enter into a definitive agreement regarding the $100.0 million credit facility or that this agreement will contain the terms and conditions acceptable to it. The Company also sold the interest-only strips and servicing rights related to five of its mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the negotiations to obtain the new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. The Company wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement.

o The Company is currently negotiating additional credit facilities to provide additional borrowing capacity to fund the increased level of loan originations expected under its adjusted business strategy, however, no assurances can be given that the Company will succeed in obtaining new credit facilities or that these facilities will contain terms and conditions acceptable to it.

o The Company mailed an Offer to Exchange on December 1, 2003 and May 14, 2004 ("the exchange offers") to holders of its subordinated debentures in order to increase stockholders' equity and reduce the amount of outstanding debt. These exchange offers resulted in the exchange of $208.6 million of the Company's subordinated debentures for 109.4 million shares of Series A preferred stock and $99.2 million of senior collateralized subordinated notes. See Notes 10 and 11 for more detail on the terms of the exchange offers, senior collateralized subordinated notes and preferred stock issued. The issuance of 109.4 million shares of Series A preferred stock results in an annual cash preferred dividend obligation of $10.9 million.

o On January 22, 2004, the Company executed an agreement to sell its interests in the remaining leases in its portfolio. The terms of the agreement included a cash sale price of approximately $4.8 million in exchange for the Company's lease portfolio balance as of December 31, 2003. The Company received the cash from this sale in January 2004 and recognized a net gain of $0.5 million.

o The company suspended payment of quarterly dividends on its common stock beginning in the first quarter of fiscal 2004.

To the extent that the Company fails to maintain its credit facilities or obtain alternative financing on acceptable terms and increase its loan originations, it may have to sell loans earlier than intended and further restructure its operations. While the Company currently believes that it will be able to restructure its operations, if necessary, it can provide no assurances that such restructuring will enable it to attain profitable operations or repay subordinated debentures or senior collateralized subordinated notes when due.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BUSINESS CONDITIONS (CONTINUED)

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES. At June 30, 2004 there were approximately $326.2 million of subordinated debentures and $28.1 million of senior collateralized subordinated notes, maturing within twelve months. The Company obtains the funds to repay the subordinated debentures and senior collateralized subordinated notes at their maturities by selling additional subordinated debentures and selling loans on a whole loan basis and securitizing loans. Cash flow from operations, the sale of subordinated debentures and lines of credit fund the Company's cash needs. The Company expects these sources of funds to be sufficient to meet its cash needs. The Company could, in the future, generate cash flows by securitizing, selling, or borrowing against its interest-only strips and selling servicing rights generated in past securitizations, although the Company's ability to utilize the interest-only strips in this fashion could be restricted in whole or in part by the terms of the Company's $250.0 million warehouse credit facility and senior collateralized subordinated notes, both of which are collateralized by the interest-only strips at the present time. See Note 5 for more detail.

The Company can provide no assurances that it will be able to continue issuing subordinated debentures. In the event the Company is unable to offer additional subordinated debentures for any reason, the Company has developed a contingent financial restructuring plan including cash flow projections for the next twelve-month period. Based on the Company's current cash flow projections, the Company anticipates being able to make all scheduled subordinated debenture maturities and vendor payments.

The contingent financial restructuring plan is based on actions that the Company would take, in addition to those indicated in its adjusted business strategy, to reduce its operating expenses and conserve cash. These actions would include reducing capital expenditures, selling all loans originated on a whole loan basis, eliminating or downsizing various lending, overhead and support groups, and obtaining working capital funding. No assurance can be given that the Company will be able to successfully implement the contingent financial restructuring plan, if necessary, and repay its outstanding debt when due.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of ABFS and its subsidiaries (all of which are wholly owned). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated. In preparing the consolidated financial statements, management is required to make estimates and assumptions, which affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates include, among other things, estimated prepayment, credit loss and discount rates on interest-only strips and servicing rights, estimated servicing revenues and costs, valuation of real estate owned, the net recoverable value of interest and fee receivables and determination of the allowance for credit losses.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED)

Certain prior period financial statement balances have been reclassified to conform to current period presentation. All outstanding shares, average common shares, earnings per common share and stock option amounts have been retroactively adjusted to reflect the effect of a 10% stock dividend declared on May 13, 2004 and a 10% stock dividend declared August 21, 2002 and amounts reported for June 30, 2001 and 2000 have been retroactively adjusted to reflect the effect of a 10% stock dividend declared October 1, 2001. See Note 11 for further description.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of short-term investments with an initial maturity of three months or less.

RESTRICTED CASH

The Company held restricted cash balances of $8.0 million at June 30, 2004 collateralizing a letter of credit facility, $3.1 million and $4.9 million related to borrower escrow accounts at June 30, 2004 and 2003, respectively, and $2.1 million and $6.0 million at June 30, 2004 and 2003, respectively, related to deposits for future settlement of derivative financial instruments.

LOAN AND LEASE RECEIVABLES

Loans available for sale are loans the Company plans to sell or securitize and are carried at the lower of amortized cost (principal balance, including unamortized origination costs and fees) or fair value. Fair value is determined by quality of credit risk, types of loans originated, current interest rates, economic conditions, and other relevant factors.

Non-accrual loans consist primarily of loans repurchased from securitization trusts and transferred from loans available for sale that are greater than 90 days delinquent. Non-accrual loans are carried at cost less an allowance for credit losses.

Lease receivables were financing leases on equipment the Company originated prior to December 1999 carried at cost less an allowance for credit losses. Effective December 31, 1999, the Company discontinued originating equipment leases, but continued to service its portfolio of leases until its sale in January 2004.

INTEREST AND FEES RECEIVABLE

Interest and fees receivables are comprised mainly of accrued interest receivable on loans and fees on loans that are less than 90 days delinquent. Fee receivables include, among other types of fees, late fees and taxes and insurance advances.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FORBEARANCE AND DEFERMENT ADVANCES RECEIVABLES

Under deferment and forbearance arrangements, the Company makes advances to a securitization trust on behalf of a borrower in amounts equal to the delinquent loan payments and may pay taxes, insurance and other fees on behalf of the borrower. As a result of these arrangements the Company resets the contractual status of a loan in its managed portfolio from delinquent to current based upon the borrower's resumption of making their loan payments. These amounts are carried at their estimated net recoverable value.

Advances made under deferment and forbearance arrangements result from a new credit decision regarding the borrower's ability to repay the advance, as well as perform under the original terms of the original loan, and do not involve any modification of the terms of the original loan. These arrangements are considered a new lending activity and do not qualify as troubled debt restructurings under Statement of Financial Accounting Standard ("SFAS") No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The Company records the advances that it makes under deferment and forbearance arrangements with borrowers as receivables on its balance sheet. The Company carries these receivables at their estimated recoverable amounts. If the original loan returns to a delinquency status of 90 days or more past due, the Company writes the receivable off to expense. During the fiscal year ended June 30, 2004, the Company did not record any fee income on these arrangements while it recorded $99 thousand and $59 thousand during fiscal years ended June 30, 2003 and 2002, respectively.

LOANS SUBJECT TO REPURCHASE RIGHTS / LIABILITY FOR LOANS SUBJECT TO REPURCHASE RIGHTS

Loans subject to repurchase rights is comprised of loans which were securitized under SFAS No. 140 that the Company has a right to repurchase because of a default by the borrower. SFAS No. 140 was effective on a prospective basis for transfers of financial assets occurring after March 31, 2001. For securitizations recorded under SFAS No. 140 which have removal of accounts provisions providing the Company with a contractual right to repurchase delinquent loans, SFAS No. 140 requires that it recognize the loans which are subject to these rights as assets on its balance sheet and record a liability to reflect the repurchase cost. SFAS No. 140 requires this accounting treatment because the default by the borrower has given the Company effective control over the loans whether or not the Company actually repurchases these loans. For securitization trusts 2001-2 through 2003-2, to which this rule applies, the Company has the contractual right to repurchase a limited amount of loans greater than 180 days past due, but no obligation to do so. As delinquent loans in securitization trusts 2001-2 through 2003-2 age greater than 180 days past due, the Company records an asset representing the fair value of the loans and a liability to reflect the repurchase cost. In accordance with the provisions of SFAS No. 140, the Company has recorded on its June 30, 2004 balance sheet an asset of $39.0 million and a liability of $45.9 million for delinquent loans subject to these removal of accounts provisions under securitization trusts 2001-2 through 2003-2.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS SUBJECT TO REPURCHASE RIGHTS / LIABILITY FOR LOANS SUBJECT TO REPURCHASE RIGHTS (CONTINUED)

For securitization trusts 1996-1 through 2001-1, the Company also has rights to repurchase a limited amount of delinquent loans, but is not obligated to do so. No liabilities or assets have been recorded on its balance sheet related to these rights. The amount of delinquent loans in securitization trusts 1996-1 through 2000-1 which the company has the right to repurchase as of June 30, 2004 was $54.3 million.

ALLOWANCE FOR CREDIT LOSSES

The Company's allowance for credit losses on non-accrual loans and leases is maintained to account for delinquent loans and leases and delinquent loans that have been repurchased from securitization trusts. The allowance is maintained at a level that management determines is adequate to absorb estimated probable losses. The allowance is calculated based upon management's estimate of its ability to collect on outstanding loans and leases based upon a variety of factors, including, but not limited to, periodic analysis of the non-accrual loans and leases, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral considerations. Additions to the allowance arise from the provision for credit losses charged to operations or from the recovery of amounts previously charged-off. Loan and lease charge-offs reduce the allowance. Delinquent loans are charged off against the allowance in the period in which a loan is deemed fully uncollectable or when liquidated in a payoff. Management considers the current allowance to be adequate.

LOAN AND LEASE ORIGINATION COSTS AND FEES

Direct loan and lease origination costs and loan fees such as points are recorded as an adjustment to the cost basis of the related loan and lease receivable. This asset is recognized in the Consolidated Statement of Income, in the case of loans, as an adjustment to the gain on sale recorded at the time the loans are sold, or in the case of leases, as amortization expense over the term of the leases.

INTEREST-ONLY STRIPS

Prior to June 30, 2003, the Company sold most of the loans it originated through securitizations. In connection with these securitizations, the Company received cash and an interest-only strip, which represents the Company's retained interest in the securitized loans. As a holder of the interest-only strips, the Company is entitled to receive certain excess (or residual) cash flows and overcollateralization cash flows, which are derived from payments made to a trust from the securitized loans after deducting payments to investors in the securitization trust and other miscellaneous fees. These retained interests are carried at their fair value. Interest-only strips are initially recorded at their allocated cost basis at the time of recording a securitization gain and in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," referred to as SFAS No. 115 in this document, are then written up to their fair value through other comprehensive income, a component of stockholders' equity.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS (CONTINUED)

Fair value is based on a discounted cash flow analysis which estimates the present value of the future expected residual cash flows and overcollateralization cash flows utilizing assumptions made by management at the time the loans are sold. These assumptions include the rates used to calculate the present value of expected future residual cash flows and overcollateralization cash flows, referred to as the discount rates, and expected prepayment and credit loss rates on the pools of loans sold through securitizations. Cash flows are discounted from the date the cash is expected to be available to the Company (the "cash-out method"). Management based its estimates of prepayment and credit loss rates on historical experience, current and expected economic conditions and in the case of prepayment rate assumptions, consideration of the impact of changes in market interest rates. Excess cash flows are retained by the trust until certain overcollateralization levels are established. The overcollateralization is the excess of the aggregate principal balances of loans in a securitized pool over investor interests. The overcollateralization serves as credit enhancement for the investors.

PREPAYMENT RATES. The assumptions the Company uses to estimate future prepayment rates are regularly compared to actual prepayment experience of the individual securitization pools of mortgage loans and to an average of the actual experience of other similar pools of mortgage loans at the same age. Current economic conditions, current interest rates, loans repurchased from securitization trusts and other factors are considered in our analysis of prepayment experience and in forecasting future prepayment levels.

Analysis of prepayment experience and forecasts of prepayments consider that prepayments on securitized loans may be initiated by the borrower, such as a refinancing for a lower interest rate, initiated by the servicer in the collection process for delinquent loans, or as a result of our repurchase of delinquent loans from the securitization trusts for trigger management. Prepayments initiated by the borrower are viewed as voluntary prepayments. Voluntary prepayments are the most significant component of prepayment experience, generally representing approximately 91% of total prepayments, and are full cash payoffs of a securitized loan. Prepayments initiated by the servicer are viewed as involuntary prepayments, generally representing approximately 4% of total prepayment experience and are the result of delinquent loan bulk sales, REO liquidations and settlements on delinquent loans. Losses on these involuntary prepayments are absorbed by the securitization trusts. Prepayments as a result of the Company's repurchase of delinquent loans from the securitization trusts are also viewed as involuntary and generally represent approximately 5% of total prepayment experience. Losses on the liquidation of repurchased loans are absorbed on the Company's books. Both voluntary and involuntary loan prepayments are incorporated in the Company's prepayment assumption forecasts.

The Company's practice in forecasting prepayment assumptions for calculation of the initial securitization gain and subsequent revaluations had been to use an average historical prepayment rate of similar pools for the expected constant prepayment rate assumption while a pool of mortgage loans was less than a year old even though actual experience may be different. During that period, before a pool of mortgage loans reached its expected constant prepayment rate, actual experience both quantitatively and qualitatively was generally not considered sufficient to conclude that final actual experience for an individual pool of mortgage loans would be materially different from the average. For pools of mortgage loans greater than one-year old, prepayment experience trends for an individual pool was considered to be more significant. For these pools, adjustments to prepayment assumptions may be made to more closely conform the assumptions to actual experience if the variance from average experience is significant and is expected to continue.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS (CONTINUED)

For the past eleven quarters, actual prepayment experience was generally higher, most significantly on home equity loans, than historical averages for prepayments prior to that eleven-quarter period. The long duration of historically low interest rates, combined with increasing home values and high consumer debt levels has given borrowers an extended opportunity to engage in mortgage refinancing activities, which resulted in elevated prepayment experience. Low interest rates and increasing home values provide incentive to borrowers to convert high cost consumer debt into lower rate tax deductible loans. As home values have increased, lenders have been highly successful in educating borrowers that they have the ability to access the cash value in their homes.

For the past eleven quarters, the Company assumed for each quarter end valuation that the decline in interest rates had stopped and a rise in interest rates would occur in the near term. Economic conditions and published mortgage industry surveys supported the Company's assumption. The Company believes that once it is beyond the low interest rate environment and its impact on prepayments, the long recurring and highly unfavorable prepayment experience over the past eleven quarters will subside. Also, the rate of increase in home values has slowed considerably, which the Company expects will mean that fewer borrowers will have excess value in their homes to access. As a result of analysis of these factors, the Company believes prepayments will continue to remain at higher than normal levels for the near term before declining to historical prepayment levels and then further declining in the future. However, the Company cannot predict with certainty what prepayment experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets. See the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at June 30, 2004" in Note 5 for current prepayment assumptions.

In addition to the use of prepayment fees on loans it originated, the Company has implemented programs and strategies in an attempt to reduce loan prepayments. These programs and strategies may include providing information to a borrower regarding costs and benefits of refinancing, which at times may demonstrate a refinancing option is not in the best economic interest of the borrower. Other strategies include offering second mortgages to existing qualified borrowers or offering financial incentives, such as the customer retention incentive program, to qualified borrowers to deter prepayment of their loan. The Company cannot predict with certainty what the impact these efforts will have on our future prepayment experience.

CREDIT LOSS RATES. Credit loss rates are analyzed in a similar manner to prepayment rates. Credit loss assumptions are compared to actual loss experience for individual mortgage loan pools and averages for similar mortgage loan pools. Delinquency trends, economic conditions, loans repurchased from securitization trusts and other factors are also considered. If the analysis indicates that loss experience may be different from assumptions, the Company would adjust its assumptions as necessary. See the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience at June 30, 2004" in
Note 5 for current credit loss assumptions and actual credit loss experience. However, the Company cannot predict with certainty what credit loss experience will be in the future. Any unfavorable difference between the assumptions used to value securitization assets and actual experience may have a significant adverse impact on the value of these assets.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS (CONTINUED)

The Company may elect to repurchase delinquent loans from securitization trusts to limit the level of delinquencies and losses in the securitization trusts, and as a result, it can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips. See Note 4 for the amount of loans the Company has repurchased from securitization trusts. Once a loan has been included in a pool of securitized loans, its performance, including historical loss experience if the loan has been repurchased, is reflected in the performance of that pool of mortgage loans.

The Company may enter into deferment and forbearance arrangements with borrowers in its managed portfolio who experience financial hardships. Any credit losses ultimately realized on these arrangements are included in total portfolio historical losses, which are used in developing credit loss assumptions.

PERIODIC REVALUATIONS. The expected future cash flows from interest-only strips are periodically re-evaluated. The current assumptions for prepayment and credit loss rates are monitored against actual experience and other economic conditions and are changed if deemed necessary. In the event of an unfavorable change in these assumptions, the fair value of these assets would be overstated, requiring an accounting adjustment. In accordance with the provisions of Emerging Issues Task Force guidance on issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," referred to as EITF 99-20 in this document, and SFAS No. 115, decreases in the fair value of interest-only strips that are deemed to be other than temporary adjustments to fair value are recorded through the income statement, which would adversely affect our income in the period of adjustment.

Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income, which would adversely affect our stockholders' equity in the period of adjustment. During fiscal 2004, the Company recorded total pre-tax other than temporary valuation adjustments on its interest only-strips of $57.0 million, of which, in accordance with EITF 99-20, $39.6 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income. During fiscal 2003, the Company recorded total pre-tax other than temporary valuation adjustments on its interest-only strips of $58.0 million, of which $39.9 million was charged as expense to the income statement and $18.1 million was charged to other comprehensive income. The valuation adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced during fiscal 2004 and fiscal 2003 due to the continuing low interest rate environment. See Note 5 Securitizations for more information on valuation assumptions adjustments recorded.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST-ONLY STRIPS (CONTINUED)

The securitization trusts and their investors have no recourse to other assets of the Company for failure of the securitized loans to pay when due.

SERVICING RIGHTS

When loans are sold through a securitization, the loans' servicing rights have generally been retained and the Company capitalizes the benefit associated with the rights to service securitized loans. However, the Company does not service the loans in the 2003-2 securitization, the Company's most recent securitization, which closed in October 2003.

Servicing rights represent the rights to receive contractual servicing fees from securitization trusts and ancillary fees from borrowers net of adequate compensation that would be required by a substitute servicer. Servicing rights are carried at the lower of cost or fair value. Fair value represents the present value of projected net cash flows from servicing. The projected cash flows from servicing fees incorporate assumptions made by management, including prepayment rates and discount rates. These assumptions are similar to those used to value the interest-only strips retained in a securitization.

Amortization of the servicing rights asset for securitized loans is calculated individually for each securitized loan pool and is recognized in proportion to servicing income on that particular pool of loans.

The expected future cash flows from servicing rights are periodically re-evaluated. The current assumptions for prepayment rates are monitored against actual experience and other economic conditions and are changed if deemed necessary. A review for impairment is performed on a quarterly basis by stratifying the serviced loans by loan type, home equity or business purpose loans, which is considered to be the predominant risk characteristic in the portfolio of loans the Company services. In establishing loan type as the predominant risk characteristic, the Company considered the following additional loan characteristics and determined these characteristics as mostly uniform within its two types of serviced loans and not predominant for risk stratification:

   o Fixed versus floating rate loans - All loans the Company services in its securitizations are fixed-rate loans.
   o Conforming versus non-conforming loans - All loans the Company services are sub-prime (non-conforming) loans, with over 80% of the loans serviced having credit grades of A or B.
  o Interest rate on serviced loans - The serviced loan portfolio has a high penetration rate of prepayment fees. Sub-prime borrowers, in general, are not as influenced by movement in market interest rates as conforming borrowers. A sub-prime borrower's ability to 'rate shop' is generally limited due to personal credit circumstances that are not market driven.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SERVICING RIGHTS (CONTINUED)

   o Loan collateral - All loans the Company services are secured by real estate, with approximately 85% secured with first liens on residential property.
   o Individual loan size - The average loan size in the Company's serviced portfolio is $75 thousand. The serviced portfolio is approximately $2.1 billion at June 30, 2004 with approximately 25 thousand loans. There are no significant defining groupings with respect to loan size. No loans are greater than $1.0 million, only $10.8 million of loans have principal balances greater than $500 thousand, and only $34.5 million of loans have principal balances greater than $350 thousand.
   o Geographic location of loans - The largest percentage of loans the Company services are geographically located in the mid-Atlantic and northeast sections of the United States.
   o Original loan term - Home equity loan terms are primarily 180, 240 or 360 months. Business purpose loan terms are primarily 120 or 180 months.

If the Company's quarterly analysis indicates the carrying value of servicing rights is not recoverable through future cash flows from contractual servicing and other ancillary fees, a valuation allowance or write down would be required.

RECEIVABLE FOR SOLD LOANS

Receivable for sold loans represents a receivable held by the Company for loans sold on a whole loan basis which have closed but not yet settled in cash.

PREPAID EXPENSES

Prepaid assets are comprised mainly of amounts paid for fees on warehouse lines and operating lines of credit (facility fees), insurance coverage and printed marketing materials and customer lists, which have not yet been utilized. Costs for facility fees, printed materials and customer lists are expensed as they are utilized. Other marketing and advertising costs are expensed as incurred. Prepaid expenses at June 30, 2004 included $10.4 million for prepaid facility fees.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful life of the assets ranging from 3 to 15 years.

FINANCING COSTS AND AMORTIZATION

Financing costs incurred in connection with public offerings of subordinated debenture securities are recorded in other assets and are amortized over the term of the related debt.

INVESTMENTS HELD TO MATURITY

Investments classified as held to maturity recorded in other assets consisted of asset-backed securities that the Company had the positive intent and ability to hold to maturity. These investments were stated at amortized cost. These investments were liquidated in July 2004 due to the clean-up call and collapse of the securitization trust that had issued these investments.

REAL ESTATE OWNED

Property acquired by foreclosure or in settlement of loan receivables is recorded in other assets, and is carried at the lower of the cost basis in the loan or fair value of the property less estimated costs to sell.

GOODWILL

Goodwill is recorded in other assets and represents the excess of cost over the fair value of the net assets acquired from the Company's 1997 acquisition of New Jersey Mortgage and Investment Corp. (now American Business Mortgage Services, Inc.) and the 2004 acquisitions of broker operations in California and Texas. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in July 2001. In accordance with SFAS No. 142, the amortization of goodwill was discontinued. The Company performs periodic reviews for events or changes in circumstances that may indicate that the carrying amount of goodwill might exceed the fair value, which would require an adjustment to the goodwill balance for the amount of impairment. At June 30, 2004, no goodwill impairment existed. For segment reporting purposes, the goodwill balance is allocated to the loan origination segment.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Beginning in the fourth quarter of fiscal 2002, the Company offered customer retention incentives to borrowers who were exploring loan refinancing opportunities for the purpose of lowering their monthly loan payments. In an attempt to retain the loans the Company was servicing for these borrowers, it offered the borrowers the opportunity to receive a monthly cash rebate equal to a percentage of their scheduled monthly loan payments for periods of six to twelve months. When the Company was successful in retaining these loans, it was able to reduce the level of loan prepayments in its managed portfolio of securitized loans. To initially qualify for this program, a borrower has to be current on their loan principal and interest payments and to continue to qualify and receive each month's cash rebate, a borrower has to remain current. The percentage of rebates on scheduled monthly loan payments offered to participants ranged from 15% to 20%. No new participants in this program will be added after the first quarter of fiscal 2005. Included in accounts payable and accrued expenses at June 30, 2004 and 2003 was $1.3 million and $5.2 million, respectively, representing the Company's estimate of its liability for future payments to borrowers under this program. Included in general and administrative expenses for the years ended June 30, 2004, 2003 and 2002 was $1.8 million, $8.8 million and $0.8 million, respectively, representing the expense of this program in these years.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company derives its revenue principally from gains on sales of loans, interest accretion on interest-only strips, interest and fee income on loans and leases, and servicing income.

Gains on loans sold with servicing released, referred to as whole loan sales, are the difference between the net proceeds from the sale and the loans' net carrying value. The net carrying value of loans is equal to their principal balance plus unamortized origination costs and fees.

Gains on sales of loans through securitizations represent the difference between the net proceeds to the Company, including retained interests in the securitization and the allocated cost of loans or leases securitized. The allocated cost of loans securitized is determined by allocating their net carrying value between the loans, the interest-only strips and the servicing rights retained by the Company based upon their relative fair values.

Interest accretion income represents the yield component of cash flows received on interest-only strips. The Company uses a prospective approach to estimate interest accretion. As previously discussed, the Company updates estimates of residual cash flow from the securitizations. Under the prospective approach, when it is probable that there is a favorable or unfavorable change in estimated residual cash flow from the cash flow previously projected, the Company recognizes a larger or smaller percentage of the cash flow as interest accretion. Any change in value of the underlying interest-only strip could impact the current estimate of residual cash flow earned from the securitizations. For example, a significant change in market interest rates could increase or decrease the level of prepayments, thereby changing the size of the total managed loan portfolio and related projected cash flows.

Interest and fee income consists of interest earned on loans and leases while held in the Company's managed portfolio, and other ancillary fees collected in connection with loan origination. Interest income is recognized based on the simple interest or scheduled interest method depending on the original structure of the loan. Accrual of interest income is suspended when the receivable is contractually delinquent for 90 days or more. The accrual is resumed when the receivable becomes contractually current, and past-due interest income is recognized at that time. In addition, a detailed review may cause earlier suspension if collection is doubtful.

Servicing income is recognized as contractual fees and other fees for servicing loans and leases are earned, net of amortization of servicing rights assets.

DERIVATIVE FINANCIAL INSTRUMENTS

A primary market risk exposure that the Company faces is interest rate risk. Interest rate risk arises from the potential impact that changes in interest rates will have on the fair value of the Company's loans between the date fixed rate loans are originated and the date the terms and pricing for a whole loan sale or a securitization are fixed.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

From time to time, the Company utilizes derivative financial instruments in an attempt to mitigate the effect of changes in interest rates between the date loans are originated at fixed interest rates and the date the terms and pricing for a whole loan sale are fixed or the fixed interest rate pass-through certificates to be issued by a securitization trust are priced. Generally, the period between loan origination and pricing for whole loan sales is less than 45 days and the period between loan origination and pricing of the pass-through interest rate on a securitization is less than three months. The types of derivative financial instruments the Company uses to mitigate the effects of changes in fair value of the Company's loans due to interest rate changes may include interest rate swaps, futures and forward contracts, including forward loan sale agreements. The nature and quantity of hedging transactions are determined based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

At the time derivative contracts are executed, they may be specifically designated and documented as fair value hedges of mortgage loans, which the Company expects to sell in whole loan sale transactions or a term securitization at a future date. The mortgage loans consist of essentially similar pools of fixed interest rate loans, collateralized by real estate (primarily residential real estate) with similar maturities and similar credit characteristics. Even variable interest rate mortgages originated by the Company are generally fixed rate for the first two or three years.

Mortgage loans to be sold in whole loan sale transactions are generally priced to yield a spread against Treasury or interest rate swap yield curves having maturities matching the maturities of the mortgage loan pool being sold. The Company may hedge the impact that changes in Treasury or interest rate swap yield curves may have on the fair value of its loans with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. Assuming this hedge relationship continues to be highly effective, determined as described below, hedge accounting continues until the mortgage loan pool is sold in a whole loan sale or the mortgage loan pool is committed to a forward sale agreement. When a hedge relationship is terminated, the derivative financial instrument may be re-designated as a hedge of a new mortgage pool.

Fixed interest rate pass-through certificates issued by securitization trusts are generally priced to yield an interest rate spread above interest rate swap yield curves with maturities to match the maturities of the interest rate pass-through certificates. The Company may hedge the impact that potential interest rate changes in interest rate swap yield curves may have on the fair value of its loans with forward starting interest rate swaps, Eurodollar futures, forward treasury sales or derivative contracts of similar underlying securities. Assuming this hedge relationship continues to be highly effective, determined as described below, the relationship continues until the mortgage loan pool is sold in a securitization. When a hedge relationship is terminated, the derivative financial instrument may be re-designated as a hedge of a new mortgage pool.

These practices have provided strong correlation between changes in the fair value of the derivative financial instruments the Company uses as hedges and changes in the fair value of the hedged loans due to the designated hedged

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

risk. Derivative contracts receive hedge accounting only if they are designated as a hedge and are expected to be, and are, highly effective in substantially reducing interest rate risk arising from the pools of mortgage loans exposing the Company to risk. Under hedge accounting, the gain or loss derived from these derivative financial instruments, which are designated as fair value hedges, is reported in the Statement of Income (included in the caption "gains and losses on derivative financial instruments") as it occurs with an offsetting adjustment to the hedged loans attributable to the risk being hedged also reported in the income statement. The fair value of derivative financial instruments is determined based on quoted market prices. The fair value of the hedged loans is determined based on current pricing of these assets in a whole loan sale or securitization. Cash flows resulting from fair value hedges are reported in the period they occur.

The effectiveness of the Company's fair value hedges is periodically assessed. Fair value hedges must meet specific effectiveness tests to be considered highly effective. Over time the change in the fair values of the derivative financial instrument must be within 80 to 120 percent of the change in the fair value of the hedged loans due to the designated risk. If highly effective correlation does not exist, the Company discontinues hedge accounting prospectively. The Company has no derivative financial instruments designated as cash flow hedges.

Generally, the Company does not enter into derivative financial instrument contracts for trading purposes. However, the Company has entered into derivative financial instrument contracts, which were not designated or qualified as accounting hedges. In these cases, the derivative financial instruments are recorded as an asset or liability on the balance sheet at fair value and gains and losses are included in the Statement of Income (included in the caption "gains and losses on derivative financial instruments") as they occur. These contracts have been used to protect the fair value of loans in the Company's pipeline and to reduce its exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR.

Loans in the pipeline represent loan applications for which the Company is in the process of obtaining all the documentation required for a loan approval or approved loans, which have not been accepted by the borrower and are not considered to be firm commitments.

The Company has sold mortgage loans through securitizations. The structure of certain securitization trusts includes a floating interest rate tranche based on one-month LIBOR plus an interest rate spread. Floating interest rate tranches in a securitization expose the Company to gains or losses due to changes in the fair value of the interest-only strip from changes in the floating interest rate paid to the certificate holders. In order to manage this exposure, the Company had entered into an interest rate swap agreement to lock in a fixed interest rate on certain of the Company's securitizations' variable rate tranches. This interest rate swap matured in April 2004. The swap agreement required a net cash settlement on a monthly basis of the difference between the fixed interest rate on the swap and the LIBOR rate paid on the certificates. The fair value of this swap agreement was based on estimated market values for the sale of the contract provided by a third party. Net changes in the fair value during a period were included in gains and losses on derivative financial instruments in the Statement of Income. The interest-only strips are held as available for sale securities and therefore changes in the fair value of the interest-only strips are recorded as a component of equity unless the fair value of the interest-only strip falls below its cost basis, which would require a write down through current period income.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

Additionally, the interest rate sensitivity for $63.0 million of floating interest rate certificates issued from the 2003-1 securitization trust is managed by an interest rate cap which was entered into by the trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down. The interest rate sensitivity for $128.6 million of floating interest rate certificates issued from the 2003-2 securitization trust is managed by an interest rate cap which was entered into by the trust at the inception of the securitization. This interest rate cap limits the one-month LIBOR to a maximum rate of 4.0% and was structured to automatically unwind as the floating interest rate certificates pay down.

The value of derivative financial instruments is based on a notional amount, but this notional amount is not carried on the balance sheet. The notional amount is not exchanged between counterparties to the derivative financial instrument, but is only used as a basis to determine fair value, which is recorded on the balance sheet, and to determine interest and other payments between the counterparties. The Company's exposure to credit risk in a derivative transaction is represented by the fair value of those derivative financial instruments in a gain position. The Company attempts to manage this exposure by limiting its derivative financial instruments to those traded on major exchanges and where its counterparties are major financial institutions.

See Note 20 for further discussion of the Company's use of derivative financial instruments.

INCOME TAXES

The Company and its subsidiaries file a consolidated federal income tax return. Under the asset and liability method used by the Company to provide for income taxes, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis carrying amounts of existing assets and liabilities.

Estimates of deferred tax assets and liabilities make up the deferred income tax asset on the Company's balance sheet. These estimates involve significant judgments and estimates by management, which may have a material impact on the carrying value of the deferred income tax asset. The deferred income tax asset is periodically reviewed to determine if it is more likely than not that the Company will realize this deferred tax asset.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS

The Company has stock option plans that provide for the periodic granting of options to key employees and non-employee directors and accounts for options granted under these plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company accounts for fixed stock options issued under these plans using the intrinsic value method and accordingly, no expense is recognized where the exercise price equals or exceeds the fair value of the common stock at the date of grant. The Company accounts for performance based stock options issued under these plans as variable stock options and recognizes compensation expense based on the fair value of the Company's common stock, as measured on the date of the grant, on a straight-line basis over the vesting period of these stock options.

Had the Company accounted for fixed stock options granted under these plans using the fair value method of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), pro forma net income and earnings per share would have been as follows (in thousands, except per share amounts):

                                                            YEAR ENDED JUNE 30,
                                                    2004          2003           2002
                                                 -------------------------------------
Net income (loss) attributable to common
   stock, as reported                            $(115,146)     $(29,902)       $7,859
Stock based compensation costs, net of tax
   effects determined under fair value method
   for all awards                                      712(a)       (130)         (170)
                                                 -------------------------------------
Pro forma                                        $(114,434)     $(30,032)       $7,689
                                                 =====================================

Earnings (loss) per share - basic
    As reported                                  $  (34.07)     $  (9.32)       $ 2.44
    Pro forma                                       (33.86)        (9.36)         2.38

Earnings (loss) per share - diluted
    As reported                                  $  (34.07)     $  (9.32)       $ 2.26
    Pro forma                                       (33.86)        (9.36)         2.22

------------
(a) The pro forma adjustments for stock option costs are favorable to net income
    (loss) because the value of stock options forfeited during these periods exceeded the value of stock options vesting during these periods.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2002, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 standardizes practices related to the recognition of a liability for the fair value of a guarantor's obligation. The rule requires companies to record a liability for the fair value of its guarantee to provide or stand ready to provide services, cash or other assets. The rule applies to contracts that require a guarantor to make payments based on an underlying factor such as change in market value of an asset, collection of the scheduled contractual cash flows from individual financial assets held by a special purpose entity, non-performance of a third party, for indemnification agreements, or for guarantees of the indebtedness of others among other things. The provisions of FIN 45 are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure requirements were effective for statements of annual or interim periods ending after December 15, 2002.

Based on the requirements of this guidance, the Company is carrying a liability of $0.7 million on its balance sheet for its obligation to 2003-1 securitization trust which was created in March 2003. This liability represents the fair value of periodic interest advances that the Company, as servicer of the securitized loans, is obligated to pay on behalf of delinquent loans in the trust. The recording of this liability reduced the gain on sale recorded for the securitization. The Company would expect to record a similar liability for any subsequent securitization as it occurs. The amount of the liability that will be recorded is dependent mainly on the volume of loans the Company securitizes, the expected performance of those loans and the interest rate of the loans.

The Company has not completed a new securitization with servicing retained since 2003-1.

In December 2002, the FASB issued SFAS No. 148 which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports for periods beginning after December 15, 2002. The Company plans to continue using the intrinsic value method of accounting for stock-based compensation and therefore the new rule will have no effect on its financial condition or results of operations. The Company has adopted the new standard related to disclosure in the interim period beginning January 1, 2003. See Notes 1 and 12 of the Consolidated Financial Statements for further detail of the adoption of this rule.

In April 2003, the FASB began reconsidering the current alternatives available for accounting for stock-based compensation. Currently, the FASB is continuing its deliberations on this matter. The Company cannot predict whether the guidance will change its current accounting for stock-based compensation, or what effect, if any, changes may have on the Company's current financial condition or results of operations.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to clarify the financial accounting and reporting for derivative instruments and hedging activities. SFAS No. 149 is intended to improve financial reporting by requiring comparable accounting methods for similar contracts. SFAS No. 149 is effective for contracts entered into or modified subsequent to June 30, 2003. The requirements of SFAS No. 149 do not affect the Company's current accounting for derivative instruments or hedging activities, therefore, it will have no effect on its financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No.150 requires an issuer to classify certain financial instruments having characteristics of both liabilities and equity, such as mandatorily redeemable shares and obligations to repurchase the issuer's equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The Company does not have any instruments with such characteristics and do not expect SFAS No. 150 to have a material impact on its financial condition or results of operations.

In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R"), which replaces the original FIN No. 46 issued in January 2003. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights. This interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The interpretation also requires disclosures about variable interest entities that the Company is not required to consolidate but in which it has a significant variable interest. Special Purpose Entities ("SPE") are one type of entity, which, under certain circumstances, may qualify as a variable interest entity. Although the Company uses unconsolidated SPEs extensively in its loan securitization activities, the guidance will not affect the Company's current consolidation policies for SPEs as the guidance does not change the guidance incorporated in SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which precludes consolidation of a qualifying SPE by a transferor of assets to that SPE. FIN 46R will therefore have no effect on the Company's financial condition or results of operations and would not be expected to affect it in the future.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004


2. ACQUISITIONS

On December 24, 2003, the Company acquired a broker operation with 35 employees located in California that operates primarily on the west coast of the United States for the purpose of expanding its capacity to originate loans through its broker channel, especially in the state of California. Assets acquired in this transaction, mostly fixed assets, were not material. The purchase price was comprised of issuing a $475 thousand convertible non-negotiable promissory note to the seller and assuming $107 thousand of liabilities. As a result of this transaction, the Company increased its goodwill by $582 thousand.

The $475 thousand convertible non-negotiable promissory note issued in the December 2003 acquisition bears interest at 6% per annum and matures June 30, 2005. At any time on or after December 24, 2004 and before January 31, 2005, the holder of the note has the option to convert the note into the number of shares of common stock determined by dividing the outstanding principal amount of the note and accrued interest, if any, by $5.00, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

On June 11, 2004, the Company acquired a broker operation with 35 employees located and primarily operating in the state of Texas. This acquisition was also for the purpose of expanding the Company's capacity to originate loans through its broker channel. Assets acquired in this transaction, mostly fixed assets, were not material. The purchase price was comprised of issuing a $650 thousand convertible non-negotiable promissory note to the seller and $150 thousand of cash. As a result of this transaction, the Company increased its goodwill by $612 thousand.

The $650 thousand convertible non-negotiable promissory note issued in the June 2004 acquisition bears interest at 8% per annum and is to be paid in five semi-annual installments of $108 thousand each commencing on December 31, 2004. The final semi-annual installment is due on June 30, 2007. At any semi-annual installment date, the holder of the note has the option to convert the note into the number of shares of the Company's common stock as determined by dividing the semi-annual principal payment amount by the closing price per common share on the immediately preceding semi-annual payment date, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

3. LOAN AND LEASE RECEIVABLES

LOANS AVAILABLE FOR SALE

Loans available for sale were comprised of the following (in thousands):

                                                                                   JUNE 30,
                                                                            2004               2003
                                                                          ---------         ----------
   Loans available for sale, secured by real estate,  principal
        balance                                                           $ 300,143         $  257,840
   Valuation allowance (a)                                                      (42)            (1,319)
   Deferred direct loan origination costs                                     4,453              6,850
   Other (b)                                                                   (279)                48
                                                                          ---------         ----------
                                                                          $ 304,275         $  263,419
                                                                          =========         ==========

--------------
(a) For estimated credit losses.
(b) Represents the SFAS No. 133 adjustment to the fair value of hedged loans.

Real estate secured loans have contractual maturities of up to 30 years.

The activity in the valuation allowance against available for sale loans is summarized as follows (in thousands):

                                                           YEAR ENDED JUNE 30,
                                                      2004         2003         2002
                                                   ----------------------------------
Balance at beginning of year                       $ 1,319      $    263       $  380
Provision adjustment (a)                            (1,277)        1,056         (117)
                                                   -------      --------       ------
Ending Balance                                     $    42      $  1,319       $  263
                                                   =======      ========       ======

--------------
(a) Net (charge) / credit to the provision for credit losses. Under the Company's previous business strategy of securitizing substantially all of its loan originations, the Company carried loans available for sale on balance sheet for up to 120 days and therefore, in addition to providing for estimated credit losses on delinquent loans available for sale, it provided for estimated credit losses on current loans not expected to be eligible for securitizations. When securitizations occurred, any excess valuation allowance for credit losses on loans securitized was reversed through the provision for credit losses.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004


3. LOAN AND LEASE RECEIVABLES (CONTINUED)

NON-ACCRUAL LOANS

At June 30, 2004 and June 30, 2003, the accrual of interest income was suspended on real estate secured loans of $3.5 million and $5.4 million, respectively. Non-accrual loans at June 30, 2004 and 2003 were comprised of the following (in thousands):

                                                                                   JUNE 30,
                                                                            2004               2003
                                                                          ---------         ----------
   Loans repurchased from securitization trusts                           $  3,281           $ 4,674
   Loans transferred from available for sale                                   181               684
   Net non-accrual loans                                                  --------           -------
                                                                             3,462             5,358
   Allowance for credit losses                                              (1,469)           (1,359)
   Net non-accrual loans                                                  --------           -------
                                                                          $  1,993           $ 3,999
                                                                          ========           =======

Average balances of non-accrual loans during the years ended June 30, 2004 and 2003 were $7.3 million and $8.6 million, respectively.

LEASE RECEIVABLES

Lease receivables were comprised of the following (in thousands):

                                                                                   JUNE 30,
                                                                            2004               2003
                                                                          ---------         ----------
   Leases, net of unearned income of $550 in 2003                         $      -           $ 4,126
   Deferred direct origination costs                                             -                28
   Allowance for credit losses                                                   -              (170)
   Net lease receivables                                                  --------          --------
                                                                          $      -          $  3,984
                                                                          ========          ========

Substantially all leases were direct finance-type leases whereby the lessee had the right to purchase the leased equipment at the lease expiration for a nominal amount.

On January 22, 2004, the Company executed an agreement to sell its interests in the remaining leases in its portfolio. The terms of the agreement included a cash sale price of approximately $4.8 million in exchange for the Company's lease portfolio balance as of December 31, 2003. The Company received the cash from this sale in January 2004 and recognized a net gain of $0.5 million.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004


4. ALLOWANCE FOR CREDIT LOSSES

The activity in the allowance for credit losses on non-accrual loans and leases is summarized as follows (in thousands):

                                                                YEAR ENDED JUNE 30,
                                                        2004             2003             2002
                                                     --------------------------------------------
Balance at beginning of year                         $  1,529         $   3,442          $  2,100
Provision for credit losses:
     Business purpose loans                             3,344             1,210             1,716
     Home equity loans                                 12,432             3,923             3,539
     Equipment leases                                    (210)              364             1,319
                                                     --------------------------------------------
        Total provision                                15,566             5,497             6,574
                                                     --------------------------------------------
Loan charge-offs:
     Business purpose loans                            (3,582)           (2,022)             (948)
     Home equity loans                                (12,182)           (4,925)           (2,897)
     Equipment leases                                  (1,127)             (865)           (1,689)
                                                     --------------------------------------------
        Total loan charge offs                        (16,891)           (7,812)           (5,534)
                                                     --------------------------------------------
Recoveries of loans previously charged off:
     Business purpose loans                                84                38                24
     Home equity loans                                     14                12                 5
     Equipment leases                                   1,167               352               273
                                                     --------------------------------------------
        Total recoveries                                1,265               402               302
                                                     --------------------------------------------
Total charge-offs, net                                (15,626)           (7,410)           (5,232)
                                                     --------------------------------------------
Balance at end of year                               $  1,469         $   1,529          $  3,442
                                                     ============================================

Ratio of net charge offs in the portfolio to
    the average portfolio (a)                            8.93%              5.17%            4.23%
Ratio of allowance to non-accrual loans and
    leases                                              42.44%             16.08%           22.65%

-------------
(a) The average portfolio includes loans available for sale, non-accrual loans and leases.

The following schedule details the provision for credit losses for the years ended June 30, 2004, 2003 and 2002 (in thousands):

                                                                YEAR ENDED JUNE 30,
                                                        2004             2003             2002
                                                     --------------------------------------------
Loans available for sale (a)                         $ (1,277)        $   1,056          $   (117)
Non-accrual loans                                      15,776             5,133             5,255
Leases                                                   (210)              364             1,319
                                                     --------         ---------          --------
Total Provision for Credit Losses                    $ 14,289         $   6,553          $  6,457
                                                     ========         =========          ========

----------------
(a) Under the Company's previous business strategy of securitizing substantially all of its loan originations, the Company carried loans available for sale on its balance sheet for up to 120 days and therefore, in addition to providing for estimated credit losses on delinquent loans, it provided for estimated credit losses on current loans not expected to be eligible for securitizations. When securitizations occurred, any excess valuation allowance for credit losses on loans securitized was reversed through the provision for credit losses.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

4. ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

While the Company is under no obligation to do so, at times it elects to repurchase delinquent loans from the securitization trusts. Repurchasing delinquent loans from securitization trusts benefits the Company by allowing it to limit the level of delinquencies and losses in the securitization trusts and as a result, it can avoid exceeding specified limits on delinquencies and losses that trigger a temporary reduction or discontinuation of cash flow from its interest-only strips until the delinquency or loss triggers are no longer exceeded. The Company has the right, but not the obligation, to repurchase a limited amount of delinquent loans from securitization trusts. In addition, the Company may elect to repurchase delinquent loans in situations requiring more flexibility for the administration and collection of these loans. The purchase price of a delinquent loan is at the loan's outstanding contractual balance. A foreclosed loan is one where the Company, as servicer, has initiated formal foreclosure proceedings against the borrower and a delinquent loan is one that is 31 days or more past due. The foreclosed and delinquent loans the Company typically elects to repurchase are usually 90 days or more delinquent and the subject of foreclosure proceedings, or where a completed foreclosure is imminent. The related allowance for loan losses on these repurchased loans is included in the provision for credit losses in the period of repurchase. The related REO writedown for REO repurchased is recorded through general and administrative expense in the period of repurchase. The Company's ability to repurchase these loans does not disqualify sale accounting under SFAS No. 140 or other relevant accounting literature because the Company is not required to repurchase any loan and its ability to repurchase a loan is limited by contract.

At June 30, 2004, four of the Company's twenty-six mortgage securitization trusts were under a triggering event as a result of delinquencies exceeding specified levels. There were no securitization trusts exceeding specified loss levels at June 30, 2004. At June 30, 2003, none of the Company's mortgage securitization trusts were under a triggering event. Approximately $8.0 million of excess overcollateralization is being held by the four trusts as of June 30, 2004. For the fiscal year ended June 30, 2004, the Company repurchased delinquent loans with an aggregate unpaid principal balance of $54.0 million from securitization trusts primarily for trigger management. The Company cannot predict when the four trusts currently exceeding triggers will be below trigger limits and release the excess overcollateralization. In order for these trusts to release the excess overcollateralization, delinquent loans would need to decline, or the company would need to repurchase delinquent loans of up to $10.4 million as of June 30, 2004. If delinquencies increase and the Company cannot cure the delinquency or liquidate the loans in the mortgage securitization trusts without exceeding loss triggers, the levels of repurchases required to manage triggers may increase. The Company's ability to continue to manage triggers in its securitization trusts in the future is affected by the availability of cash from operations or through the sale of subordinated debentures to fund these repurchases.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

4. ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

The following table summarizes the principal balances of loans and real estate owned "REO" repurchased from securitization trusts (dollars in thousands):

                                                                YEAR ENDED JUNE 30,
                                                     --------------------------------------------
                                                        2004             2003              2002
                                                     --------         ----------         --------
By original loan type:
Business purpose loans                               $ 14,759         $   16,252         $  6,669
Home equity loans                                      39,211             38,775           23,571
                                                     --------         ----------         --------
   Total                                             $ 53,970         $   55,027         $ 30,240
                                                     ========         ==========         ========
By loans and REO:
Loans repurchased                                    $ 41,162         $   23,809         $ 13,653
REO purchased                                          12,808             31,218           16,587
                                                     --------         ----------         --------
   Total                                             $ 53,970         $   55,027         $ 30,240
                                                     ========         ==========         ========

Number of loans repurchased                               684                637              341
                                                     ========         ==========         ========

The Company received $40.9 million, $37.6 million and $19.2 million of proceeds from the liquidation of repurchased loans and REO during the years ended June 30, 2004, 2003 and 2002, respectively. The Company had repurchased loans remaining on the balance sheet in the amounts of $3.3 million, $4.7 million and $5.0 million at June 30, 2004, 2003 and 2002, respectively and REO of $1.9 million, $4.5 million and $3.2 million at June 30, 2004, 2003 and 2002, respectively.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5. SECURITIZATIONS

The following schedule details loan securitization activity (dollars in millions):

                                                                   YEAR ENDED JUNE 30,
                                                        2004              2003            2002
                                                     --------------------------------------------
Loans securitized:
    Business purpose loans                           $   11.0         $    112.0        $   129.1
    Home equity loans                                   130.4            1,311.7          1,222.0
                                                     --------------------------------------------
                                                     $  141.4         $  1,423.7        $ 1,351.1
                                                     ============================================
Number of term securitizations:
    Business purpose and home equity loans                  1                  3                4
Cash proceeds:
    Business purpose and home equity loans           $  139.3         $  1,445.0        $ 1,374.6
Securitization gains:
    Business purpose and home equity loans           $   15.1         $    171.0        $   185.6

The table below summarizes certain cash flows received from and paid to securitization trusts (in millions):

                                                                     YEAR ENDED JUNE 30,
                                                                    2004            2003
                                                                   ------          ------
Proceeds from new securitizations                                 $  139.3       $ 1,445.0
Contractual servicing fees received                                   43.6            44.9
Other cash flows received on retained interests (a)                  151.1            87.2
Purchases of delinquent or foreclosed assets                         (54.0)          (55.0)
Servicing advances                                                   (11.6)          (10.3)
Reimbursement of servicing advances                                   11.8            11.6

-----------
(a) Amount is net of required purchases of additional overcollateralization.

The Company's securitizations involve a two-step transfer that qualified for sale accounting under SFAS No. 125 and also qualify under SFAS No. 140. First, the Company sells the loans to an SPE, which has been established for the limited purpose of buying and reselling the loans and establishing a true sale under legal standards. Next, the SPE sells the loans to a qualified SPE, which is a trust transferring title of the loans and isolating those assets from the Company's assets. Finally, the trust issues certificates to investors to raise the cash purchase price for the loans being sold, collects proceeds on behalf of the certificate holders, distributes proceeds and is a distinct legal entity, independent from the Company.

The Company also used SPEs in the sales of loans to a $300.0 million off-balance sheet mortgage conduit facility. Sales into the off-balance sheet facility involved a two-step transfer that qualified for sale accounting under SFAS No. 140, similar to the process described above. This facility had a revolving feature and could be directed by the sponsor to dispose of the loans.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5. SECURITIZATIONS (CONTINUED)

Typically, the loans were disposed of by securitizing the loans in a term securitization. The third party note purchaser also has the right to have the loans sold in whole loan sale transactions. Under this off-balance sheet facility arrangement, the loans had been isolated from the Company and its subsidiaries and as a result, transfers to the facility were treated as sales for financial reporting purposes. When loans were sold to this facility, the Company assessed the likelihood that the sponsor would transfer the loans into a term securitization. As the sponsor had typically transferred the loans to a term securitization prior to the fourth quarter of fiscal 2003, the amount of gain on sale recognized for loans sold to this facility was estimated based on the terms the Company would obtain in a term securitization rather than the terms of this facility. For the fourth quarter of fiscal 2003, the likelihood that the facility sponsor would ultimately transfer the underlying loans to a term securitization was significantly reduced and the amount of gain recognized for loans sold to this facility was based on terms expected in a whole loan sale transaction. The Company's ability to sell loans into this facility expired pursuant to its terms on July 5, 2003. At June 30, 2003, the off-balance sheet mortgage conduit facility held loans with principal balance due of $275.6 million as assets and owed $267.5 million to third parties. Through September 30, 2003, $222.3 million of the loans which were in the facility at June 30, 2003 were sold in whole loan sales as directed by the facility sponsor. At September 30, 2003, the facility held loans with principal balances of $40.5 million as assets and owed $36.0 million to third parties. This conduit facility was refinanced in an October 16, 2003 refinancing as described in Note 10.

Declining interest rates and resulting high prepayment rates over the last eleven quarters have required revisions to our estimates of the value of our securitization assets. Beginning in the second quarter of fiscal 2002 and on a quarterly basis thereafter, our prepayment rates, as well as those throughout the mortgage industry, remained at higher than expected levels due to continuing low interest rates during this period. As a result, over the last eleven quarters, the Company has recorded cumulative pre-tax write downs to its interest-only strips in the aggregate amount of $175.8 million and pre-tax adjustments to the value of servicing rights of $17.9 million, for total adjustments of $193.7 million, mainly due to the higher than expected prepayment experience. During the same period, the Company reduced the discount rates it applies to value its securitization assets, resulting in net favorable pre-tax valuation impacts of $20.9 million on interest-only strips and $7.1 million on servicing rights. The discount rates were reduced primarily to reflect the impact of the sustained decline in market interest rates. Additionally, on June 30, 2004, the Company wrote down the carrying value of its interest-only strips and servicing rights related to five of its mortgage securitization trusts by $5.4 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the negotiations to obtain a new $100.0 million warehouse credit facility described in Note 10 and to raise cash to pay fees on new warehouse credit facilities. The following table summarizes the net cumulative write downs recorded on the Company's securitization assets over the last eleven quarters (in thousands):

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5. SECURITIZATIONS (CONTINUED)

                                               TOTAL          INCOME          OTHER
                                            WRITE DOWN      STATEMENT     COMPREHENSIVE
                                            (WRITE UP)        IMPACT      INCOME IMPACT
                                            ----------     ----------     -------------
PRE-TAX ADJUSTMENT RESULTING FROM:
Prepayments                                 $  193,743     $  128,667      $   65,076
Discount rate                                  (28,038)       (18,427)         (9,611)
Loss on sale                                     5,452          3,446           2,006
                                            ----------     ----------      ----------
Net cumulative write down                   $  171,157     $  113,686      $   57,471
                                            ==========     ==========      ==========

During fiscal 2004, the Company recorded total pre-tax valuation adjustments on its interest-only strips and servicing rights of $63.8 million, of which $46.4 million was charged as expense to the income statement and $17.4 million was charged to other comprehensive income. These adjustments primarily reflect the impact of higher than anticipated prepayments on securitized loans experienced in fiscal 2004 due to the low interest rate environment experienced during fiscal 2004. The fiscal 2004 valuation adjustment also includes a write down of the carrying value of interest-only strips and servicing rights related to five of the Company's mortgage securitization trusts of $5.4 million to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of negotiations to obtain a new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. This compares to total pre-tax valuation adjustments on the Company's securitization assets of $63.3 million during the year ended June 30, 2003, of which $45.2 million was charged as expense to the income statement and $18.1 million was reflected as an adjustment to other comprehensive income. The breakout of the total adjustments in fiscal 2004 and 2003 between interest-only strips and servicing rights was as follows (in thousands):

                                     YEAR ENDED JUNE 30, 2004                  YEAR ENDED JUNE 30, 2003
                               ------------------------------------    ----------------------------------------
                                 TOTAL     INCOME         OTHER          TOTAL       INCOME           OTHER
                                 WRITE    STATEMENT   COMPREHENSIVE      WRITE      STATEMENT     COMPREHENSIVE
                                 DOWN      IMPACT     INCOME IMPACT      DOWN        IMPACT       INCOME IMPACT
                               --------   --------    -------------     --------    ---------     -------------
Interest-only strips           $ 57,031   $ 39,659      $  17,372      $  57,973    $  39,900       $  18,073
Servicing rights                  6,791      6,791             --          5,282        5,282              --
                               --------   --------      ---------      ---------    ---------       ---------
Total securitization assets    $ 63,822   $ 46,450      $  17,372      $  63,255    $  45,182       $  18,073
                               ========   ========      =========      =========    =========       =========

The valuation adjustment on interest-only strips for fiscal 2004 included the net impact of a December 31, 2003 reduction in the discount rate applied to value the residual cash flows from interest-only strips from 11% to 10%, and a subsequent increase in that discount rate at June 30, 2004 back to 11%. The discount rate was reduced to 10% on December 31, 2003 from 11% on September 30, 2003 and June 30, 2003 primarily to reflect the impact of the sustained decline in market interest rates. The increase back to 11% at June 30, 2004 was made to reflect an increase in market interest rates that had occurred since the end of the March 2004 quarter. The December 31, 2004 reduction in discount rate had a favorable impact of $8.4 million on that quarter's valuation adjustment. The June 30, 2004 increase in discount rate had an unfavorable impact of $8.4 million on that quarter's valuation adjustment.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5. SECURITIZATION (CONTINUED)

The following tables detail the pre-tax write downs of the securitization assets by quarter and details the impact to the income statement and to other comprehensive income in accordance with the provisions of SFAS No. 115 and EITF 99-20 as they relate to interest-only strips and SFAS No. 140 as it relates to servicing rights (in thousands):

FISCAL YEAR 2004:

                                                                  INCOME              OTHER
                                               TOTAL            STATEMENT         COMPREHENSIVE
             QUARTER ENDED                   WRITE DOWN           IMPACT          INCOME IMPACT
-----------------------------------------    ----------         ----------        -------------
September 30, 2003                           $   16,658         $   10,795           $   5,863
December 31, 2003                                14,724             11,968               2,756
March 31, 2004                                   23,191             15,085               8,106
June 30, 2004                                     9,249              8,602                 647
                                             ----------         ----------           ---------
Total Fiscal 2004                            $   63,822         $   46,450           $  17,372
                                             ==========         ==========           =========

FISCAL YEAR 2003:

                                                                  INCOME              OTHER
                                               TOTAL            STATEMENT         COMPREHENSIVE
             QUARTER ENDED                   WRITE DOWN           IMPACT          INCOME IMPACT
-----------------------------------------    ----------         ----------        -------------
September 30, 2002                           $   16,739         $   12,078           $   4,661
December 31, 2002                                16,346             10,568               5,778
March 31, 2003                                   16,877             10,657               6,220
June 30, 2003                                    13,293             11,879               1,414
                                             ----------         ----------           ---------
Total Fiscal 2003                            $   63,255         $   45,182           $  18,073
                                             ==========         ==========           =========

FISCAL YEAR 2002:

                                                                  INCOME              OTHER
                                               TOTAL            STATEMENT         COMPREHENSIVE
             QUARTER ENDED                   WRITE DOWN           IMPACT          INCOME IMPACT
-----------------------------------------    ----------         ----------        -------------
December 31, 2001                            $   11,322         $    4,462           $   6,860
March 31, 2002                                   15,513              8,691               6,822
June 30, 2002                                    17,244              8,900               8,344
                                             ----------         ----------           ---------
Total Fiscal 2002                            $   44,079         $   22,053           $  22,026
                                             ==========         ==========           =========

Note: The impacts of prepayments on our securitization assets in the quarter ended September 30, 2001 were not significant.

The following tables provide information regarding the initial and current assumptions applied in determining the fair values of mortgage loan related interest-only strips and servicing rights for each securitization trust.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5. SECURITIZATIONS (CONTINUED)

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
          VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT JUNE 30, 2004

                                                  2003-2    2003-1   2002-4   2002-3   2002-2   2002-1   2001-4
                                                  ------    ------   ------   ------   ------   ------   ------
Interest-only strip residual discount rate:
  Initial valuation                                  11%       13%      13%      13%      13%      13%      13%
  Current valuation                                  11%       11%      11%      11%      11%      11%      11%
Interest-only strip overcollateralization
discount rate:
  Initial valuation                                   8%        7%       9%       7%       7%       7%       7%
  Current valuation                                   8%        5%       9%       7%       7%       7%       5%
Servicing rights discount rate:
  Initial valuation                                  (e)       11%      11%      11%      11%      11%      11%
  Current valuation                                  (e)        9%       9%       9%       9%       9%       9%

Prepayment rates(a):
  INITIAL ASSUMPTION (b):
     Business loans                                  11%       11%      11%      11%      11%      11%      11%
     Home equity loans                               22%       22%      22%      22%      22%      22%      22%
  Ramp period (months):
     Business loans                                   27        27       27       27       27       27       27
     Home equity loans                                30        30       30       30       30       30       30
  CURRENT  EXPERIENCE (c):
     Business loans                                  15%       28%      15%      23%      25%      31%      19%
     Home equity loans                               31%       55%      48%      45%      42%      44%      38%
  CURRENT ASSUMPTION(d):
     Business loans
       Months 1 through 3                            13%       23%      16%      21%      35%      28%      29%
       Months 4 through 12                           16%       21%      21%      20%      17%      14%      11%
       Months thereafter                             14%       13%      12%      11%      10%      10%      10%
     Home equity loans
       Months 1 through 3                            30%       43%      39%      37%      35%      37%      39%
       Months 4 through 12                           20%       20%      20%      20%      20%      20%      20%
       Months 13 through 24                          15%       15%      15%      15%      15%      15%      15%
       Months thereafter                             12%       12%      12%      12%      12%      12%      12%

Annual credit loss rates:
  Initial assumption                               0.52%     0.40%    0.40%    0.40%    0.40%    0.40%    0.40%
  Actual experience                                0.05%     0.02%    0.05%    0.11%    0.15%    0.15%    0.23%
  Current assumption                               0.52%     0.40%    0.40%    0.40%    0.40%    0.40%    0.40%

Servicing fees:
  Contractual fees                                   (e)     0.50%    0.50%    0.50%    0.50%    0.50%    0.50%
  Ancillary fees                                     (e)     1.25%    1.25%    1.25%    1.25%    1.25%    1.25%

--------------
(a)  Prepayment rates are expressed as Constant Prepayment Rate (CPR).

(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.

(c)  Current experience is a six-month historical average.

(d) Current assumption is a blended average projected during the time period described.

(e)  Servicing rights for the 2003-2 loans were sold to a third party servicer.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5.  SECURITIZATIONS (CONTINUED)

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
    VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT JUNE 30, 2004 (CONTINUED)

                                            2001-3    2001-2   2001-1   2000-4   2000-3   2000-2   2000-1
                                            ------    ------   ------   ------   ------   ------   ------
Interest-only strip residual discount rate:
   Initial valuation                           13%       13%      13%      13%      13%      13%      11%
   Current valuation                           11%       11%      11%      11%      11%      11%      11%
Interest-only strip
   overcollateralization discount rate:
   Initial valuation                            7%        7%       6%       7%       8%       8%       8%
   Current valuation                            6%        7%       6%       7%       8%       8%       8%
Servicing rights discount rate:
   Initial valuation                           11%       11%      11%      11%      11%      11%      11%
   Current valuation                            9%        9%       9%       9%       9%       9%       9%

Prepayment rates (a):
   INITIAL ASSUMPTION (b):
     Business loans                            11%       11%      11%      10%      10%      10%      10%
     Home equity loans                         22%       22%      22%      24%      24%      24%      24%
   Ramp period (months):
     Business loans                             24        24       24       24       24       24       24
     Home equity loans                          30        30       30       24       24       24       18
   CURRENT EXPERIENCE (c):
     Business loans                             9%       30%      31%      29%      44%      17%      31%
     Home equity loans                         39%       41%      48%      40%      40%      35%      44%
   CURRENT ASSUMPTION (d):
     Business loans
       Months 1 through 3                      22%       14%      24%      31%      14%      17%      11%
       Months 4 through 12                     10%       10%      11%      11%      12%      10%      11%
       Months thereafter                       10%       10%      10%      10%      10%      10%      10%
     Home equity loans
       Months 1 through 3                      38%       35%      34%      28%      36%      33%      23%
       Months 4 through 12                     20%       20%      20%      20%      20%      20%      20%
       Months 13 through 24                    15%       15%      15%      15%      15%      15%      15%
       Months thereafter                       12%       12%      12%      12%      12%      12%      12%

Annual credit loss rates:
   Initial assumption                        0.40%     0.40%    0.40%    0.40%    0.40%    0.40%    0.40%
   Actual experience                         0.46%     0.53%    0.85%    0.50%    0.53%    0.56%    0.72%
   Current assumption                        0.50%     0.50%    0.55%    0.50%    0.50%    0.55%    0.70%

Servicing fees:
  Contractual fees                           0.50%     0.50%    0.50%    0.50%    0.50%    0.50%    0.50%
  Ancillary fees                             1.25%     1.25%    1.25%    1.25%    1.25%    1.25%    1.25%

---------------
(a)  Prepayment rates are expressed as Constant Prepayment Rate (CPR).

(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.

(c)  Current experience is a six-month historical average.

(d) Current assumption rates are a blended average during the projected time period described.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5. SECURITIZATIONS (CONTINUED)

                SUMMARY OF MATERIAL MORTGAGE LOAN SECURITIZATION
    VALUATION ASSUMPTIONS AND ACTUAL EXPERIENCE AT JUNE 30, 2004 (CONTINUED)

                                                   1999-4   1999-3   1999-2   1999-1  1998(e)  1997(e)  1996(e)
                                                   ------   ------   ------   ------  -------  -------  -------
Interest-only strip residual discount rate:
   Initial valuation                                  11%      11%      11%      11%      11%      11%      11%
   Current valuation                                  11%      11%      11%      11%      11%      11%      11%
Interest-only strip overcollateralization
   discount rate:
   Initial valuation                                   8%       7%       7%       7%       7%       7%       8%
   Current valuation                                   8%       7%       7%       7%       7%       7%       8%
Servicing rights discount rate:
   Initial valuation                                  11%      11%      11%      11%      11%      11%      11%
   Current valuation                                   9%       9%       9%       9%       9%       9%       9%

Prepayment rates(a):
   INITIAL ASSUMPTION (b):
     Business loans                                   10%      10%      10%      10%      13%      13%      13%
     Home equity loans                                24%      24%      24%      24%      24%      24%      24%
   Ramp period (months):
     Business loans                                    24       24       24       24       24       24       24
     Home equity loans                                 18       18       18       18       12       12       12
   CURRENT EXPERIENCE (c):
     Business loans                                   27%      27%      33%      16%      19%      29%      24%
     Home equity loans                                44%      32%      40%      33%      30%      21%      22%
   CURRENT ASSUMPTION (d):
     Business loans
       Months 1 through 3                             17%      28%      16%      18%      23%      22%      32%
       Months 4 through 12                            11%      11%      12%      10%      11%      12%      10%
       Months thereafter                              10%      10%      10%      10%      10%      10%      10%
     Home equity loans
       Months 1 through 3                             33%      25%      27%      31%      29%      31%      44%
       Months 4 through 12                            20%      20%      20%      20%      20%      20%      20%
       Months 13 through 24                           15%      15%      15%      15%      15%      15%      15%
       Months thereafter                              12%      12%      12%      12%      12%      12%      12%

Annual credit loss rates:
   Initial assumption                               0.30%    0.25%    0.25%    0.25%    0.25%    0.25%    0.25%
   Actual experience                                0.79%    0.68%    0.44%    0.54%    0.53%    0.35%    0.38%
   Current assumption                               0.85%    0.65%    0.45%    0.55%    0.58%    0.40%    0.45%

Servicing fees:
   Contractual fees                                 0.50%    0.50%    0.50%    0.50%    0.50%    0.50%    0.50%
   Ancillary fees                                   1.25%    1.25%    1.25%    1.25%    1.25%    1.25%    1.25%

-----------
(a)  Prepayment rates are expressed as Constant Prepayment Rate (CPR).

(b) The prepayment ramp is the length of time before a pool of mortgage loans reaches its expected CPR. The business loan prepayment ramp begins at 3% in month one ramps to an expected peak rate over 27 months then declines to the final expected CPR by month 40. The home equity loan prepayment ramp begins at 2% in month one and ramps to an expected rate over 30 months.

(c)  Current experience is a six-month historical average.

(d) Current assumption is a blended average during the projected time period described.

(e) Amounts represent weighted-average percentages for four 1998 securitization pools, two 1997 securitization pools and two 1996 securitization pools. Under the terms of a September 27, 2004 sale agreement, the Company sold the interest-only strips related to 1996-2, 1997-1, 1997-2, 1998-1 and 1998-2.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

5. SECURITIZATIONS (CONTINUED)

The table below summarizes at June 30, 2004 the amount of securitized loans in our securitization trusts, the carrying value of our securitization assets and the weighted-average life of our securitized loans.

  Securitized collateral balance                                     $1,928,086
  Balance sheet carrying value of retained interests (a)             $  532,824
  Weighted-average collateral life (in years)                               5.0

-------------
(a) Amount includes interest-only strips and servicing rights.

The table below outlines the sensitivity of the current fair value of the Company's interest-only strips and servicing rights to 10% and 20% adverse changes in the key assumptions used in determining the fair value of those assets. The Company's base prepayment, loss and discount rates are described in the table "Summary of Material Mortgage Loan Securitization Valuation Assumptions and Actual Experience." (dollars in thousands):

                                                         IMPACT OF
                                                       ADVERSE CHANGE
                                            ------------------------------------
                                             10% CHANGE            20% CHANGE
                                            --------------       ---------------
   Prepayment speed                          $   21,427             $   41,611
   Credit loss rate                               3,994                  7,987
   Floating interest rate certificates (a)          949                  1,899
   Discount rate                                 17,510                 33,926

-----------
(a) The floating interest rate certificates are indexed to one-month LIBOR plus a trust specific interest rate spread. The base one-month LIBOR assumption used in this sensitivity analysis was derived from a forward yield curve incorporating the effect of rate caps where applicable to the individual deals.

The sensitivity analysis in the table above is hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% or 20% variation in management's assumptions generally cannot easily be extrapolated because the relationship of the change in the assumptions to the change in fair value may not be linear. Also, in this table, the effect that a change in a particular assumption may have on the fair value is calculated without changing any other assumption. Changes in one assumption may result in changes in other assumptions, which might magnify or counteract the impact of the intended change.

These sensitivities reflect the approximate amount of the fair values that the Company's interest-only strips and servicing rights would be reduced for the indicated adverse changes. These reductions would result in a charge to expense in the income statement in the period incurred and a resulting reduction of stockholders' equity, net of income taxes.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

6. INTEREST-ONLY STRIPS

Interest-only strips were comprised of the following (in thousands):

                                           JUNE 30,
                                     2004           2003
                                   ------------------------
Interest-only strips
    Available for sale             $  459,086    $  597,166
    Trading assets                         --         1,112
                                   ------------------------
                                   $  459,086    $  598,278
                                  =========================

Interest-only strips include overcollateralization balances that represent undivided interests in securitizations maintained to provide credit enhancement to investors in securitization trusts. At June 30, 2004 and 2003, the fair value of overcollateralization related cash flows were $216.9 million and $279.2 million, respectively.

The activity for interest-only strip receivables is summarized as follows (in thousands):

                                                                                JUNE 30,
                                                                         2004               2003
                                                                     ------------------------------
Balance at beginning of period                                       $    598,278       $   512,611
Initial recognition of interest-only strips, including initial
    overcollateralization of $0 million and $10.6 million                  25,523           160,116
Cash flow from interest-only strips                                      (178,457)         (160,417)
Required purchases of additional overcollateralization                     27,334            73,253
Interest accretion                                                         40,176            47,347
Termination of lease securitization (a)
                                                                           (1,759)           (1,890)
Adjustment for loans subject to repurchase rights                           2,687             2,600
Adjustments to fair value recorded through other comprehensive
   income (b)                                                             (15,037)            4,558
Other than temporary fair value adjustment (c)                            (39,659)          (39,900)
                                                                     ------------------------------
Balance at end of period                                             $    459,086       $   598,278
                                                                     ==============================

(a) Reflects release of lease collateral from lease securitization trusts which were terminated in accordance with the trust documents after the full payout of trust note certificates. Lease receivables of $1.8 and $1.6 million were recorded on the balance sheets at December 31, 2003 and 2002 as a result of these terminations.
(b) Adjustments to the carrying value of interest-only strips for the initial write up to fair value are recorded through other comprehensive income, which is a component of stockholders' equity. Additionally, to the extent any individual interest-only strip has a portion of its initial write up to fair value still remaining in other comprehensive income at the time of impairment, other than temporary decreases in its fair value would first be recorded as a reduction to other comprehensive income.
(c)      Recorded through the income statement.

See Note 5 for a further description of the write downs recognized in fiscal years 2004 and 2003.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

7. SERVICING RIGHTS

The total managed loan and lease portfolio, which includes loans held by the Company as available for sale, non-accrual loans, leases and securitized loans and leases the Company services for others, is as follows (in thousands):

                                                           JUNE 30,
                                                   2004               2003
                                              ---------------------------------
Home equity loans                             $    1,836,670      $   3,249,501
Business purpose loans                               255,200            393,098
Equipment leases                                          --              8,475
                                              ---------------------------------
                                              $    2,091,870      $   3,651,074
                                              =================================

The activity for the loan and lease servicing rights asset is summarized as follows (in thousands):

                                                      YEAR ENDED JUNE 30,
                                                   2004               2003
                                              ---------------------------------
Balance at beginning of year                  $      119,291      $     125,288
Initial recognition of servicing rights                   --             41,171
Amortization                                         (38,762)           (41,886)
Write down                                            (6,791)            (5,282)
                                              ---------------------------------
Balance at end of year                        $       73,738      $     119,291
                                              =================================

Servicing rights are valued quarterly by the Company based on the current estimated fair value of the servicing asset. During fiscal 2004 and 2003, the Company recorded total pre-tax valuation adjustments on its servicing rights of $6.8 million and $5.3 million, respectively, which were charged to the income statement. The fiscal 2004 valuation adjustment includes a June 30, 2004 write down of $1.3 million of servicing rights related to five mortgage securitization trusts to reflect their values under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the negotiations to obtain new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. See Note 5 for more detail and key assumptions used in the periodic valuation of the servicing rights.

Information regarding the sensitivity of the current fair value of interest-only strips and servicing rights to adverse changes in the key assumptions used to value these assets is detailed in Note 5.

As a result of our non-compliance at September 30, 2003 with the net worth covenant in several of our servicing agreements, the Company requested and obtained waivers of the non-compliance from the two financial insurers representing bond holders. In connection with a waiver of the net worth covenant granted by one of these bond insurers for the remaining term of the related servicing agreements, the Company amended the servicing agreements on September 30, 2003 principally to provide for 120-day term-to-term servicing and for its appointment as servicer for

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

7. SERVICING RIGHTS (CONTINUED)

an initial 120-day period commencing as of October 1, 2003. The Company was re-appointed as servicer for additional 120-day terms under these amended servicing agreements on January 29, 2004, May 27, 2004 and September 23, 2004. The second of these bond insurers waived the Company's non-compliance with net worth requirements on an oral basis from September 30, 2003 through March 9, 2004, at which time it confirmed its prior oral waiver in writing and extended the waiver through March 14, 2004. On February 20, 2004 the Company entered into an agreement with this second bond insurer amending the related servicing agreements principally to provide for 30-day term-to-term servicing and to re-appoint the Company as servicer for an initial term through March 15, 2004. Subsequently, this bond insurer, on a monthly basis, has given the Company a waiver of the net worth covenant and re-appointed it as servicer under these amended servicing agreements for all relevant periods since the execution of the amended servicing agreements. Reappointment as servicer under these amended servicing agreements occurs in the sole discretion of each respective bond insurer.

Separately, one bond insurer, as a condition to its participation in the Company's October 31, 2003 securitization, required that the Company amend the servicing agreement related to a previous securitization in which the bond insurer had participated as bond insurer. The resulting amendment, dated October 31, 2003, to this servicing agreement provided, among other things, for a specifically designated back-up servicer, for 90-day term-to-term servicing and for the Company's re-appointment as servicer for an initial 90-day term commencing October 31, 2003. This bond insurer subsequently re-appointed the Company as servicer under the amended servicing agreement for an additional term through April 30, 2004. On April 30, 2004 this amended servicing agreement was further amended principally to provide for 30-day term-to-term servicing and for the Company's reappointment as servicer for a 30-day term expiring May 31, 2004. In connection with a third amendment to this amended servicing agreement, which modified certain administrative terms of this agreement, the Company was reappointed as servicer for a term expiring June 30, 2004. The bond insurer has subsequently reappointed the Company on a monthly basis as servicer under this amended servicing agreement for all relevant periods including the current 30-day period. The Company has regularly been reappointed as servicer under these agreements for all relevant periods under the agreements. Reappointment as servicer under this amended servicing agreement is determined by reference to the Company's continued compliance with its terms.

Also separately, on March 5, 2004, the Company entered into agreements with another bond insurer which amended the servicing agreements related to all securitizations insured by this bond insurer. These amendments principally provided for a specifically designated back-up servicer. The original provisions of these servicing agreements providing for 3-month term-to-term servicing were not altered by these amendments. Reappointment as service user under these amended servicing agreements is determined by reference to the Company's continued compliance with their terms.

As a result of the foregoing amendments to our servicing agreements, all of our servicing agreements associated with bond insurers now provide for term-to-term servicing.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

8. PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following (in thousands):

                                                                             JUNE 30,
                                                                    2004                 2003
                                                                 ----------           ----------
Computer software                                                $   20,917           $   20,282
Computer hardware                                                     2,582                3,816
Office furniture and equipment                                        7,474                4,680
Leasehold improvements                                               12,818                8,585
                                                                 ----------           ----------
                                                                     43,791               37,363
Less accumulated depreciation and amortization                       17,744               14,061
                                                                 ----------           ----------
                                                                 $   26,047           $   23,302
                                                                 ==========           ==========

Depreciation and amortization expense was $7.1 million, $8.6 million and $6.8 million for the years ended June 30, 2004, 2002 and 2002, respectively.

9. OTHER ASSETS AND OTHER LIABILITIES

Other assets were comprised of the following (in thousands):

                                                                             JUNE 30,
                                                                    2004                 2003
                                                                 ----------           ----------
             Goodwill                                            $   16,315           $   15,121
             Financing costs, debt offerings                          3,567                3,984
             Real estate owned                                        1,920                4,776
             Investments held to maturity                               839                  881
             Due from securitization trusts for
                servicing related activities                            792                1,344
             Other                                                    4,115                4,346
                                                                 ----------           ----------
                                                                 $   27,548           $   30,452
                                                                 ==========           ==========

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

9. OTHER ASSETS AND OTHER LIABILITIES (CONTINUED)

The activity in other real estate owned during the years ended June 30, 2004, 2003 and 2002 was as follows (in thousands):

                                                             YEAR ENDED JUNE 30,
                                                      2004          2003           2002
                                                   ----------------------------------------
    Balance at beginning of period                 $   4,776      $   3,784     $     2,322
    Properties acquired through foreclosure (a)          471          2,771           3,319
    Properties purchased from securitization
       trusts (a)                                      8,576         21,998          11,236
    Sales/liquidation proceeds                       (11,840)       (22,273)        (13,252)
    Property revaluation losses                         (352)          (833)           (282)
    Gain (loss) on sale/liquidation                      289           (671)            441
                                                   ----------------------------------------
    Total                                          $   1,920      $   4,776     $     3,784
                                                   ========================================

(a) At lower of cost or net realizable value.

Other liabilities were comprised of the following (in thousands):

                                                                            JUNE 30,
                                                                   2004                    2003
                                                                 ---------               ---------
           Commitments to fund closed loans                      $  46,654               $  35,187
           Unearned lease incentives                                12,793                   9,465
           Deferred rent incentive                                   4,908                      --
           Escrow deposits held                                      3,113                   4,885
           Funds held in suspense                                    1,383                   6,103
           Periodic advance guarantee                                  670                     650
           Sold loan recourse liability                                307                      82
           Hedging liabilities, at fair value                          103                   6,335
           Trading liabilities, at fair value                          851                     334
           Other                                                     1,090                     995
                                                                 ---------               ---------
                                                                 $  71,872               $  64,036
                                                                 =========               =========

See Note 19 for an explanation of the Company's hedging and trading activities.

Unearned lease incentives represent reimbursements received in conjunction with the lease agreement for the Company's corporate office space in Philadelphia, Pennsylvania. These funds represent reimbursement from the landlord for leasehold improvements and furniture and equipment in the rented space and will be recognized as an offset to rent expense over the term of the lease or the life of the asset, whichever is shorter.

Deferred rent incentive represents the accrual of future rent payments, which will be made mainly in conjunction with the lease agreement for the Company's corporate office space in Philadelphia, Pennsylvania. This lease agreement, which is for a term of eleven years, required no cash rent

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

9. OTHER ASSETS AND OTHER LIABILITIES (CONTINUED)

payments during its first year. The Company is recording rent expense equal to the aggregate cash rent payments, which will be paid in years two through eleven, on a straight-line basis over the full eleven year life of the lease. The balance in the deferred rent incentive accrual was established during the first year and will be reduced to zero on a straight-line basis over years two through eleven.

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE

Subordinated debentures was comprised of the following (in thousands):

                                                              JUNE 30,
                                                        2004            2003
                                                     ----------       ---------

Subordinated debentures (a)                          $  509,928       $ 702,423
Subordinated debentures - money market notes (b)         12,681          17,117
                                                     ----------       ---------
Total subordinated debentures                        $  522,609       $ 719,540
                                                     ==========       =========

Senior collateralized subordinated notes were comprised of the following (in thousands):

                                                              JUNE 30,
                                                        2004            2003
                                                     ----------       ---------

Senior collateralized subordinated notes (c)         $   83,639      $       --
                                                     ==========      ==========

Warehouse lines and other notes payable were comprised of the following (in thousands):

                                                                                JUNE 30,
                                                                         2004                2003
                                                                       ---------           ---------
Warehouse revolving line of credit (d)                                 $  53,223           $      --
Warehouse revolving line of credit (e)                                   186,364                  --
Warehouse and operating revolving line of credit (f)                          --              30,182
Warehouse revolving line of credit (g)                                        --             136,098
Warehouse revolving line of credit (h)                                        --              19,671
Capitalized leases (i)                                                       488                 807
Convertible promissory notes (j)                                           1,125                  --
Bank overdraft (k)                                                            --              26,158
                                                                       ---------           ---------
Total warehouse lines and other notes payable                          $ 241,200           $ 212,916
                                                                       =========           =========

-------------
(a) Subordinated debentures due July 2004 through July 2014, interest rates ranging from 5.30% to 13.99%; average rate at June 30, 2004 was 10.04%, average remaining maturity was 13.5 months, subordinated to all of the Company's senior indebtedness. The average rate on subordinated debentures including money market notes was 9.91% at June 30, 2004.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

(b) Subordinated debentures - money market notes due upon demand, interest rate at 4.88%; subordinated to all of the Company's senior indebtedness.
(c) Senior collateralized subordinated notes due July 2004 through July 2014, interest rates ranging from 5.40% to 13.10%; average rate at June 30, 2004 was 9.92%, average remaining maturity was 19.2 months. The senior collateralized subordinated notes are secured by a security interest in certain cash flows originating from interest-only strips of certain of the Company's subsidiaries held by ABFS Warehouse Trust 2003-1 with an aggregate value of at least an amount equal to 150% of the outstanding principal balance of the senior collateralized subordinated notes issued in the Exchange Offer plus priority lien obligations secured by the interest-only strips and/or the cash flows from the interest-only strips; provided that, such collateral coverage may not fall below 100% of the outstanding principal balance of the senior collateralized subordinated notes, as determined by the Company on any quarterly balance sheet date. In the event of liquidation, to the extent the collateral securing the senior collateralized subordinated notes is not sufficient to repay these notes, the deficiency portion of the senior collateralized subordinated notes will rank junior in right of payment behind the Company's senior indebtedness and all of the Company's other existing and future senior debt and behind the existing and future debt of the Company's subsidiaries and equally in right of payment with the subordinated debentures, and any future subordinated debentures issued by the Company and other unsecured debt. Senior collateralized subordinated notes were issued in connection with the December 1, 2003 and June 30, 2004 Exchange Offers. At June 30, 2004, the Company's interest in the cash flows from the interest-only strips held in the trust which secure the senior collateralized subordinated notes totaled $411.9 million, of which $125.5 million represents 150% of the outstanding principal balance of the senior collateralized subordinated notes at June 30, 2004.
(d) $200.0 million warehouse revolving line of credit with JPMorgan Chase Bank entered into on September 22, 2003 and expiring September 2004. The maturity date of this facility was extended to November 5, 2004 and on September 30, 2004 the facility amount was reduced to $100.0 million. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans.
(e) $250.0 million warehouse revolving line of credit with Chrysalis Warehouse Funding, LLC, entered into on October 14, 2003 and expiring October 2006. Interest rates on the advances under this facility are based upon one-month LIBOR plus a margin. Obligations under the facility are collateralized by pledged loans and certain interest-only strips. Interest-only strips secure obligations in an amount not to exceed 10% of the outstanding principal balance under this facility and the obligations due under the fee letter related to this facility. Assuming the entire $250.0 million available under this credit facility were utilized, the maximum amount secured by the interest-only strips would be approximately $53.7 million.
(f) Originally a $50.0 million warehouse and operating revolving line of credit with JPMorgan Chase Bank, collateralized by certain pledged loans, advances to securitization trusts, real estate owned and certain interest-only strips, which was replaced for warehouse lending purposes by the $200.0 million facility on September 22, 2003. Pursuant to an amendment, this facility remained in place as an $8.0 million letter of credit facility to secure lease obligations for corporate office space, until it expired in December 2003. In December 2003, the Company was issued a stand alone letter of credit for $8.0 million collateralized by cash.
(g) Originally a $200.0 million warehouse line of credit with Credit Suisse First Boston Mortgage Capital, LLC. $100.0 million of this facility was continuously committed for the term of the facility while the remaining $100.0 million of the facility was available at Credit Suisse's discretion. Subsequent to June 30, 2003, there were no new advances under the non-committed portion. On August 20, 2003, this credit facility was amended to reduce the committed portion to $50.0 million (from $100.0 million), eliminate the non-committed portion and accelerate its expiration date from November 2003 to

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

     September 30, 2003. The expiration date was subsequently extended to October 17, 2003, but no new advances were permitted under this facility subsequent to September 30, 2003. This facility was paid down in full on October 16, 2003. The interest rate on the facility was based on one-month LIBOR plus a margin. Advances under this facility were collateralized by pledged loans.
(h) Previously a $25.0 million warehouse line of credit facility from Residential Funding Corporation. Under this warehouse facility, advances could be obtained, subject to specific conditions described in the agreements. Interest rates on the advances were based on one-month LIBOR plus a margin. The obligations under this agreement were collateralized by pledged loans. This facility was paid down in full on October 16, 2003 and it expired pursuant to its terms on October 31, 2003.
(i) Capitalized leases, maturing through January 2006, imputed interest rate of 8.0%, collateralized by computer equipment.
(j) Consists of two convertible non-negotiable promissory notes issued for the acquisition of certain assets and operations of two mortgage broker businesses. The first note, issued December 23, 2003, bears interest at 6% per annum and matures June 30, 2005. At any time on or after December 24, 2004 and before January 31, 2005, the holder of the note has the option to convert the note into the number of shares of common stock determined by dividing the outstanding principal amount of the note and accrued interest, if any, by $5.00, subject to adjustment for any changes in the capitalization of the Company affecting its common stock. The second note, issued June 11, 2004, bears interest at 8% per annum and is to be paid in five semi-annual installments of $108 thousand each commencing on December 31, 2004. The final semi-annual installment is due on June 30, 2007. At any semi-annual installment date, the holder of the note has the option to convert the note into the number of shares of the Company's common stock as determined by dividing the semi-annual principal payment amount by the closing price per common share on the immediately preceding semi-annual payment date, subject to adjustment for any changes in the capitalization of the Company affecting its common stock.
(k)  Overdraft amount on bank accounts paid on the following business day.

Principal payments on subordinated debentures, senior collateralized subordinated notes, warehouse lines and other notes payable for the next five years are as follows (in thousands):

            Year ended           June 30,
            ----------          ----------
            2005                $  594,873
            2006                   174,394
            2007                    47,331
            2008                    10,043
            2009                     6,509

At June 30, 2004, warehouse lines and other notes payable were collateralized by $252.3 million of loan receivables and $1.0 million of computer equipment.

In addition to the above, the Company had available to it the following credit facilities:

o $5.0 million operating line of credit, which expired pursuant to its terms in January 2004, where fundings were collateralized by investments in the 99-A lease securitization trust and Class R and X certificates of Mortgage Loan Trust 2001-2.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

o $300.0 million facility, which provided for the sale of mortgage loans into an off-balance sheet funding facility. This facility expired pursuant to its terms on July 5, 2003. See Note 5 for further discussion of the off-balance sheet features of this facility.

Interest rates paid on the revolving credit facilities range from London Inter-Bank Offered Rate ("LIBOR") plus 2.00% to LIBOR plus 2.50%. The weighted-average interest rate paid on the revolving credit facilities was 3.76% and 2.24% at June 30, 2004 and June 30, 2003, respectively.

In September 2002, the Company entered into a series of leases for computer equipment, which qualify as capital leases. The original principal amount of debt recorded under these leases was $1.0 million. The leases have an imputed interest rate of 8.0% and mature through January 2006.

Until its expiration, the Company also had available a $300.0 million mortgage conduit facility. This facility expired pursuant to its terms on July 5, 2003. The facility provided for the sale of loans into an off-balance sheet facility with UBS Principal Finance, LLC, an affiliate of UBS Warburg. This facility was paid down in full on October 16, 2003.

On October 16, 2003, the Company refinanced through another mortgage warehouse conduit facility $40.0 million of loans that were previously held in the off-balance sheet mortgage conduit facility described above. The Company also refinanced an additional $133.5 million of mortgage loans in the new conduit facility, which were previously held in other warehouse facilities, including the $50.0 million warehouse facility which expired on October 17, 2003. The more favorable advance rate under this conduit facility as compared to the expired facilities, which previously held these loans, along with loans fully funded with Company cash resulted in the Company's receipt of $17.0 million in cash. On October 31, 2003, the Company completed a privately-placed securitization of the $173.5 million of loans, with servicing released, that had been transferred to this conduit facility. The terms of this conduit facility provided that it will terminate upon the disposition of the loans held by it.

FINANCIAL AND OTHER COVENANTS

GENERAL. The warehouse credit agreements require that the Company maintain specific financial covenants regarding net worth, leverage, net income, liquidity, total debt and other standards. Each agreement has multiple individualized financial covenant thresholds and ratio of limits that the Company must meet as a condition to drawing on a particular line of credit. Pursuant to the terms of these credit facilities, the failure to comply with the financial covenants constitutes an event of default and at the option of the lender, entitles the lender to, among other things, terminate commitments to make future advances to the Company, declare all or a portion of the loan due and payable, foreclose on the collateral securing the loan, require servicing payments be made to the lender or other third party or assume the servicing of the loans securing the credit facility. An event of default under these credit facilities would result in defaults pursuant to cross-default provisions of our other agreements, including but not limited to, other loan agreements, lease agreements and other agreements. The failure to comply with the terms of these credit facilities or to obtain the necessary waivers would have a material adverse effect on the Company's liquidity and capital resources.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

COVENANTS UNDER JUNE 30, 2004 CREDIT FACILITIES. On September 22, 2003, the Company entered into definitive agreements with JP Morgan Chase Bank for a $200.0 million credit facility for the purpose of funding its loan originations. Pursuant to the terms of this facility, the Company is required to, among other things: (i) have a net worth of at least $28.0 million by September 30, 2003; with quarterly increases of $2.0 million thereafter; (ii) apply 60% of its net cash flow from operations each quarter to reduce the outstanding amount of subordinated debentures commencing with the quarter ending March 31, 2004; (iii) as of the end of any month, commencing January 31, 2004, the aggregate outstanding balance of subordinated debentures must be less than the aggregate outstanding balance as of the end of the prior month; and (iv) provide a parent company guaranty of 10% of the outstanding principal amount of loans under the facility. This facility had a term of 364 days and by its original terms would have expired September 21, 2004. This facility is secured by the mortgage loans, which are funded by advances under the facility with interest equal to LIBOR plus a margin. This facility is subject to representations and warranties and covenants, which are customary for a facility of this type, as well as amortization events and events of default related to the Company's financial condition. These provisions require, among other things, the Company's maintenance of a delinquency ratio for the managed portfolio (which represents the portfolio of securitized loans the Company services for others) at the end of each fiscal quarter of less than 12.0%, its subordinated debentures not to exceed $705.0 million at any time, and its ownership of an amount of repurchased loans not to exceed 1.5% of the managed portfolio.

On September 20, 2004, the Company entered into an amendment to its $200.0 million credit facility which extended the scheduled expiration date of this credit facility from September 21, 2004 to September 30, 2004.

On September 30, 2004, the Company entered into an amendment to its $200.0 million credit facility which extends the expiration date of this credit facility from September 30, 2004 to November 5, 2004 subject to earlier termination upon the occurrence of any of the specified events or conditions described in the facility documents, and decreases this facility from $200.0 million to $100.0 million. Since entering into this facility on September 22, 2003, the amount outstanding under this facility at any give time has not exceeded $100.0 million. In addition, the amendment includes changes which reduce the advance rate if the amount outstanding under the facility exceeds $75.0 million. The amendment also changes the portfolio composition requirements to accommodate fluctuations in the pledged loans at the beginning and end of each month, providing greater flexibility to the Company. The purpose of the amendment is to allow the Company to continue to borrow under this facility, subject to its terms as described above, while it finalizes the definitive agreement for a new credit facility. In light of this amendment, on October 1, 2004, the Company entered into an amendment to the $250.0 million credit facility described below which decreased the amount of the additional credit facilities that it must maintain from $200.0 million to $100.0 million, provided that there continues to be at least $40.0 million of wet funding as originally required by the facility agreements.

On October 14, 2003, the Company entered into definitive agreements with Chrysalis Warehouse Funding, LLC. for a revolving mortgage loan warehouse credit facility of up to $250.0 million to fund loan originations. The $250.0 million facility has a term of three years with an interest rate on amounts outstanding equal to the one-month LIBOR plus a margin and the yield maintenance fees (as defined in the agreements). The Company also agreed to pay an affiliate of the lender fees of $8.9 million upon closing and approximately $10.3 million annually plus a non-usage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. Advances under this facility are collateralized by specified pledged loans. Additional credit support for a portion of the facility was created by granting a security interest in substantially all of the Company's interest-only strips and residual interests which the Company contributed to a special purpose entity organized by it to facilitate this transaction. The interest-only strips and residual interests contributed to this special purpose entity also secured the Company's fee obligations under this facility to an affiliate of the lender, as described above. The interest-only strips sold pursuant to the previously described sale agreement of September 27, 2004 were part of the interest-only strips contributed to this special purpose entity for the purpose of securing the Company's fee obligations to this lender affiliate. In consideration for the release by this lender affiliate of its lien on the interest-only strips involved in the September 27, 2004 sale, the Company prepaid $3.5 million of fees owed or to be owed to the lender affiliate.

This $250.0 million facility contains representations and warranties, events of default and covenants which are customary for facilities of this type, as well as the Company's agreement to: (i) restrict the total amount of indebtedness outstanding under the indenture related to its subordinated debentures to $750.0 million or less; (ii) make quarterly reductions commencing in April 2004 of an amount of subordinated debentures pursuant to the formulas set forth in the loan agreement; (iii) maintain maximum interest rates offered on subordinated debentures not to exceed 10 percentage points above comparable rates for FDIC insured products; and (iv) maintain minimum cash and cash equivalents of not less than $10.0 million. In addition to events of default which are typical for this type of facility, an event of default would occur if: (1) the Company is unable to sell subordinated debentures for more than three consecutive weeks or on more than two occasions in a 12 month period; and (2) certain members of management are not executive officers and a satisfactory replacement is not found within 60 days.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

The definitive agreements for this $250.0 million facility granted the lender an option for a period of 90 days commencing on the first anniversary of entering into the definitive agreements to increase the credit amount to $400.0 million with additional fees and interest payable by the Company.

In a related transaction, the Company also sold the interest-only strips and servicing rights related to five of its mortgage securitization trusts to an affiliate of this facility provider under the terms of a September 27, 2004 sale agreement. The sale of these assets was undertaken as part of the Company's negotiations to obtain the new $100.0 million warehouse credit facility and to raise cash to pay fees on new warehouse credit facilities and as a result, the Company did not realize their full value as reflected on its books. The Company wrote down the carrying value of these interest-only strips and servicing rights by $5.4 million at June 30, 2004 to reflect their values under the terms of the sale agreement.

The Company intends to amend the security agreements related to the senior collateralized subordinated notes to accommodate a request from the lender on its $250.0 million credit facility, and its affiliate, dated September 30, 2004, to clarify an inconsistency between these agreements and the $250.0 million credit facility documents related to liens on certain assets previously pledged by ABFS Warehouse Trust 2003-1 to Clearwing, the affiliate of the lender.

COVENANTS UNDER A NEW CREDIT FACILITY. On September 17, 2004, the Company executed a commitment letter dated as of September 16, 2004 for a mortgage warehouse credit facility with a warehouse lender for the purpose of funding its home mortgage loan originations. The commitment letter provides for a facility that will consist of a $100.0 million senior secured revolving warehouse line of credit, which may be increased prior to closing to $150.0 million at the option of the warehouse lender. The commitment letter provides for a facility that will have a term of one year from closing with the right to extend for up to two additional one-year terms upon mutual agreement of the parties, with interest equal to LIBOR plus a margin. The facility will be secured by the mortgage loans which are funded by advances under the facility, as well as all assets, accounts receivable and all related proceeds held by the special purpose entity organized to facilitate this transaction referred to as the borrower. The stock of the borrower will also be pledged to the warehouse lender. The Company paid a due diligence fee and also agreed to pay fees of $1.3 million upon commitment, $1.0 million at closing and approximately $3.8 million over the next twelve months plus a non-usage fee based on the difference between the average daily outstanding balance for the current month and the maximum credit amount under the facility, as well as the lender's out-of-pocket expenses. The commitment letter and the closing of the facility will be subject to such customary and commercially reasonable terms, covenants, events of default and conditions as the warehouse lender deems appropriate. It is anticipated that this $100.0 million facility will contain representations and warranties, events of default and covenants which are customary for facilities of this type and will be similar to those contained in the Company's $250.0 million credit facility.

The warehouse lender may terminate the commitment at any time prior to entering into a definitive agreement if the Company fails to fulfill its obligations under the commitment letter, the warehouse lender determines that it is likely that the borrower is not capable of entering into a definitive agreement prior to October 20, 2004 or there is a material adverse change in the business, assets, liabilities, operations or condition of the borrower. The commitment letter expires upon the earlier to occur of: the execution of a definitive agreement, October 20, 2004 and the Company's closing of another similar credit facility with a lender other than this warehouse lender. While the Company anticipates that it will close on the facility with this warehouse lender, there can be no assurance that these negotiations will result in definitive agreements or that these agreements will be on terms and conditions acceptable to it.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)


WAIVERS AND AMENDMENTS OF FINANCIAL COVENANTS. As a result of the loss experienced during fiscal 2003, the Company was not in compliance with the terms of certain financial covenants related to net worth, consolidated stockholders' equity and the ratio of total liabilities to consolidated stockholders' equity under two of its principal credit facilities existing at June 30, 2003 (one for $50.0 million and the other for $200.0 million, which was reduced to $50.0 million). The Company obtained waivers from these covenant provisions from both lenders. Commencing August 21, 2003, the lender under the $50.0 million warehouse credit facility (which had been amended in December 2002 to add a letter of credit facility) granted the Company a series of waivers for its non-compliance with a financial covenant in that credit facility through November 30, 2003 and on September 22, 2003, in connection with the creation of the new $200.0 million credit facility on the same date, reduced this facility to an $8.0 million letter of credit facility, which secured the lease on the Company's principal executive office. The letter of credit facility expired according to its terms on December 22, 2003, but the underlying letter of credit was renewed for a one-year term on December 18, 2003. The Company also entered into an amendment to the $200.0 million credit facility which provided for the waiver of its non-compliance with the financial covenants in that facility, the reduction of the committed portion of this facility from $100.0 million to $50.0 million, the elimination of the $100.0 million non-committed portion of this credit facility and the acceleration of the expiration date of this facility from November 2003 to September 30, 2003. The Company entered into subsequent amendments to this credit facility, which extended the expiration date until October 17, 2003. This facility was paid down in full on October 16, 2003 and expired on October 17, 2003.

In addition, in light of the losses recorded in each quarter of fiscal 2004, the Company requested and obtained waivers or amendments to several credit facilities to address its non-compliance with certain financial covenants.

The terms of the Company's $200.0 million credit facility with JP Morgan Chase Bank, as amended, required, among other things, that our registration statement registering $295.0 million of subordinated debentures be declared effective by the SEC no later than October 31, 2003, that the Company obtain a written commitment for another credit facility of at least $200.0 million and close that additional facility by October 3, 2003, that we have a minimum net worth of $28.0 million at September 30, 2003, $25.0 million at October 31, 2003 and November 30, 2003, $30.0 million at December 31, 2003, $32.0 million at March 31, 2004 and $34.0 million at June 30, 2004; that we have a minimum adjusted tangible net worth of $300.0 million and maintain cash and cash equivalents of $25.0 million as of the end of each quarter during the term of the credit facility.

The lender under this $200.0 million facility agreed to extend the deadline for the Company's

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

registration statement to be declared effective by the SEC to November 10, 2003. The Company's registration statement was declared effective on November 7, 2003. This lender also agreed to extend the date by which the Company was required to close an additional credit facility of at least $200.0 million from October 3, 2003 to October 8, 2003. The Company subsequently obtained an additional waiver from this lender, which extended this required closing date for obtaining the additional credit facility to October 14, 2003 (this condition was satisfied by the closing of the $250.0 million facility described above). Prior to the closing of the second credit facility, our borrowing capacity on the new $200.0 million facility was limited to $80.0 million.

This lender under the $200.0 million credit facility also waived the minimum net worth requirements at September 30, 2003, October 31, 2003, November 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004, adjusted tangible net worth requirements at April 30, 2004, May 31, 2004 and June 30, 2004, and cash and cash equivalent requirement at December 31, 2004, April 30, 2004 and May 31, 2004.

Some of the Company's financial covenants in other credit facilities have minimal flexibility and it cannot say with certainty that it will continue to comply with the terms of all debt covenants. There can be no assurance as to whether or in what form a waiver or modification of terms of these agreements would be granted the Company.

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES

Under a registration statement declared effective by the SEC on November 7, 2003, the Company registered $295.0 million of subordinated debentures. Of the $295.0 million, $134.7 million of debt from this registration statement was available for future issuance as of June 30, 2004.

On December 1, 2003, the Company mailed an Exchange Offer, referred to as the first exchange offer, to holders of eligible debentures. Holders of such eligible debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of the Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. Senior collateralized subordinated notes issued in the exchange have interest rates equal to 10 basis points above the eligible debentures tendered. Senior collateralized subordinated notes with maturities of 12 months were issued in exchange for eligible debentures tendered with maturities of less than 12 months, while eligible debentures with maturities greater than 36 months were exchanged for senior collateralized subordinated notes with the same maturity or reduced to 36 months. All other senior collateralized subordinated notes issued in the first exchange offer have maturities equal to the eligible debentures tendered. The senior collateralized subordinated notes are secured by a security interest in certain cash flows originating from interest-only strips of certain of the Company's subsidiaries held by ABFS Warehouse Trust 2003-1 with an aggregate value of at least an amount equal to 150% of the principal balance of the senior collateralized subordinated notes issued in the Exchange Offer plus priority lien obligations secured by the interest-only strips and/or the cash flows from the interest-only strips; provided that, such collateral coverage may not fall below 100% of the principal balance of the senior collateralized subordinated notes issued in the Exchange Offer, as determined by the Company on any quarterly balance sheet date. In the event of liquidation, to the extent the collateral securing the senior collateralized subordinated notes is not sufficient to repay these notes, the deficiency portion of the senior collateralized subordinated notes will rank

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES (CONTINUED)

junior in right of payment behind the Company's senior indebtedness and all of the Company's other existing and future senior debt and behind the existing and future debt of our subsidiaries and equally in right of payment with the subordinated debentures, and any future subordinated debentures issued by the Company and other unsecured debt.

On May 14, 2004, the Company mailed an Exchange Offer, referred to as the second exchange offer, to holders of eligible debentures. Holders of such eligible debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of the Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. The terms of the second exchange offer were similar to the terms of the first exchange offer, as described above.

At June 30, 2004, the Company's interest in the cash flows from the interest-only strips held in the trust, which secure the senior collateralized subordinated notes, totaled $411.9 million, of which $125.5 million represented 150% of the principal balance of the senior collateralized subordinated notes outstanding at June 30, 2004.

See Note 11 for the results of the exchange offers as of June 30, 2004. On June 30, 2004, the Company also extended the expiration date of the second exchange offer to July 31, 2004, which was subsequently extended to August 23, 2004. After the August 23, 2004 closing of the second exchange offer, the interest-only strips securing the senior collateralized subordinated notes totaled $148.2 million.

The Company's subordinated debentures are subordinated in right of payment to, or subordinate to, the payment in full of all senior debt as defined in the indentures related to such debt, whether outstanding on the date of the applicable indenture or incurred following the date of the indenture. The Company's assets, including the stock it holds in its subsidiaries, are available to repay the subordinated debentures in the event of default following payment to holders of the senior debt.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

10. SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES AND WAREHOUSE LINES AND OTHER NOTES PAYABLE (CONTINUED)

SUBORDINATED DEBENTURES AND SENIOR COLLATERALIZED SUBORDINATED NOTES (CONTINUED)

In the event of the Company's default and liquidation of its subsidiaries to repay the debt holders, creditors of the subsidiaries must be paid or provision made for their payment from the assets of the subsidiaries before the remaining assets of the subsidiaries can be used to repay the holders of the subordinated debentures.

FACILITY FEES

The Company paid commitment fees and non-usage fees on warehouse lines and operating lines of credit of $23.3 million, $0.4 million and $0.7 million in the years ended June 30, 2004, 2003 and 2002, respectively.

11. STOCKHOLDERS' EQUITY

EXCHANGE OFFERS

On December 1, 2003, the Company mailed the first exchange offer to holders of eligible subordinated debentures. On May 14, 2004, the Company mailed the second exchange offer to holders of eligible subordinated debentures. Holders of eligible subordinated debentures had the ability to exchange their debentures for (i) equal amounts of senior collateralized subordinated notes and shares of Series A Preferred Stock; and/or (ii) dollar-for-dollar for shares of Series A Preferred Stock. See Note 10 for a description of the terms of the senior collateralized subordinated notes issued in both exchange offers. See below for a description of the terms of the Series A Preferred Stock.

Under the first exchange offer and June 30, 2004 closing of the second exchange offer, the following amounts of subordinated debentures were exchanged for shares of Series A Preferred Stock and senior collateralized subordinated notes (in thousands):

                                                                   Shares of            Senior
                                               Subordinated         Series A        Collateralized
                                                Debentures         Preferred         Subordinated
      By Closing Dates                          Exchanged         Stock Issued       Notes Issued
      ----------------                         ------------       ------------      ---------------
      First Exchange Offer:
        December 31, 2003                       $  73,554            39,095           $  34,459
        February 6, 2004                           43,673            22,712              20,961

      Second Exchange Offer:
        June 30, 2004                              60,589            31,980              28,609
                                                ---------            ------           ---------
      Combined through June 30, 2004            $ 177,816            93,787           $  84,029
                                                =========            ======           =========

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

11. STOCKHOLDERS' EQUITY (CONTINUED)

EXCHANGE OFFERS (CONTINUED)

On June 30, 2004, the Company also extended the expiration date of the second exchange offer to July 31, 2004, which was subsequently extended to August 23, 2004. Following are the results of the July 31, 2004 and August 23, 2004 extensions and the cumulative results of the first and second exchange offers through August 23, 2004 (in thousands):

                                                                   Shares of            Senior
                                               Subordinated         Series A        Collateralized
                                                Debentures         Preferred         Subordinated
      Closing Dates                             Exchanged         Stock Issued       Notes Issued
      -------------                            ------------       ------------      --------------
        July 31, 2004                            $  25,414           12,908           $  12,506
        August 23, 2004                              5,397            2,730               2,667

        Cumulative results of first and
            second exchange offers                 208,627          109,425              99,202

TERMS OF THE SERIES A PREFERRED STOCK

General. The Series A Preferred Stock has a par value of $0.001 per share and may be redeemed at the Company's option after the second anniversary of the issuance date at a price equal to the liquidation value plus accrued and unpaid dividends.

Liquidation Preference. Upon any voluntary or involuntary liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation preference of $1.00 per share, plus accrued and unpaid dividends to the date of liquidation. Based on the shares of Series A Preferred Stock outstanding on June 30, 2004, the liquidation value equals $93.8 million. After completion of all closings under the second exchange offer, the liquidation value increased to $109.4 million.

Dividend Payments. Monthly dividend payments will be $0.008334 per share of Series A Preferred Stock (equivalent to $0.10 per share annually or 10% annually of the liquidation value). Payment of dividends on the Series A Preferred Stock is subject to compliance with applicable Delaware state law. Based on the shares of Series A Preferred Stock outstanding on June 30, 2004, the annual dividend requirement equals $9.4 million. After completion of all closings under the second exchange offer, the annual cash dividend requirement increased to $10.9 million.

Conversion into Shares of Common Stock. On or after the second anniversary of the issuance date (or on or after the one year anniversary of the issuance date if no dividends are paid on the Series A Preferred Stock), each share of the Series A Preferred Stock is convertible at the option of the holder into a number of shares of the Company's common stock determined by dividing: (A) $1.00 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the second anniversary of the issuance date because the Series A Preferred Stock has become convertible due to a failure to pay dividends), $1.20 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the third anniversary of the issuance date but on or after the second anniversary of the issuance date) or $1.30 plus an amount equal to accrued but unpaid dividends (if the conversion date is on or after the third anniversary of the issuance date)

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

11. STOCKHOLDERS' EQUITY (CONTINUED)

TERMS OF THE SERIES A PREFERRED STOCK (CONTINUED)

by (B) the market value of a share of the Company's common stock (which figure shall not be less than $5.00 per share regardless of the actual market value on the conversion date).

Based on the $5.00 per share market value floor and if each share of Series A Preferred Stock issued in the first exchange offer and the second exchange offer converted on the anniversary dates listed below, the number of shares of the Company's common stock which would be issued upon conversion follows (shares in thousands):

                                          As of June 30, 2004                 As of August 23, 2004
                                     -----------------------------        -----------------------------
                                                       Convertible                          Convertible
                                     Number of         into Number        Number of         into Number
                                     Preferred          of Common         Preferred          of Common
                                      Shares             Shares            Shares            Shares
                                     ---------         -----------        ---------         -----------
Second anniversary date               93,787              22,509           109,425             26,262
Third anniversary date                93,787              24,384           109,425             28,451

As described above, the conversion ratio of the Series A preferred stock increases during the first three years following its issuance, which provides the holders of the Series A preferred stock with a discount on the shares of common stock that will be issued upon conversion. Under guidance issued by the EITF in issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," this discount, or beneficial conversion feature, must be valued and amortized to the income statement as additional non-cash preferred dividends over the three-year period that the holders of the Series A preferred stock earn the discount with an offsetting credit to additional paid-in-capital.

The Company computed the value of the beneficial conversion feature using the conversion ratio of $1.30 to $5.00, which is the conversion term that is most beneficial to the investor, and would result in the issuance of 24.5 million shares of common stock based on the shares of Series A preferred stock that were issued through June 30, 2004. The value of the beneficial conversion feature equals the excess of the intrinsic value of those 24.5 million shares of common stock at their closing prices on the dates the preferred stock was issued, over the value of the Series A preferred stock on the same dates. The value of the Series A preferred stock was equal to the carrying value of the subordinated debentures exchanged. For closings under the exchange offers through June 30, 2004, the value of the beneficial conversion feature was $10.7 million. During fiscal 2004, amortization of $0.8 million was added to the $2.9 million of cash dividends declared resulting in a total charge to the income statement of $3.7 million. The offset to the charge to the income statement for the amortization of the beneficial conversion feature is recorded to additional paid in capital. For closings under the exchange offers through August 23, 2004, the value of the beneficial conversion feature was $11.3 million. Amortization of the total value of the beneficial conversion feature will be $3.6 million in fiscal 2005, $3.8 million in fiscal 2006 and $3.0 million for fiscal 2007.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

11. STOCKHOLDERS' EQUITY (CONTINUED)

RESTRICTED SHARES GRANTED

The Company entered into an employment agreement dated December 24, 2003 with an experienced industry professional who directs the wholesale business for the Company. The employment agreement provided for this executive to receive an award of 200,000 restricted shares (220,000 shares after the effect of subsequent stock dividends) of the Company's common stock. The vesting of these restricted shares is subject to the executive achieving performance targets for the wholesale business and vesting with respect to 110,000 of such shares occurred as of June 30, 2004. The restricted shares were issued from the Company's treasury stock with an average cost of $12.69 per share. The market price of the Company's common stock on June 30, 2004 was $4.50 per common share and was used to record unearned compensation on the restricted shares. Unearned compensation will be adjusted as the Company's common stock price changes and will be expensed over the vesting period of the restricted stock.

EMPLOYEE STOCK GRANT PROGRAM

On May 28, 2004, the Board of Directors approved a stock award of 136,850 shares to full-time employees who were hired on or before May 28, 2004. This stock award recognized employees for their contributions during the period of business strategy adjustments. The shares were issued from the Company's treasury stock, which had an average cost of $12.69 per share. The market price of the Company's common stock on May 28, 2004 was $3.29 per common share and was used to record compensation expense on the number of common shares awarded.

OTHER

On May 13, 2004, the Board of Directors declared a 10% stock dividend payable June 8, 2004 to common shareholders of record on May 25, 2004. In conjunction with the Board's resolution, all outstanding stock options and related exercise prices were adjusted. Accordingly, all outstanding common shares, earnings per common share, average common share and stock option amounts presented have been adjusted to reflect the effect of this stock dividend. Amounts presented for fiscal 2002 have been similarly adjusted for the effect of a 10% stock dividend declared on August 21, 2002, which was paid on September 13, 2002 to common shareholders of record on September 3, 2002.

The Company paid no cash dividends on its common stock during the year ended June 30, 2004. Cash dividends of $0.291 and $0.255 were paid in the years ended June 30, 2003 and 2002, respectively.

In May 2002 the Company registered 484,000 shares of its common stock for use in a dividend reinvestment plan. The dividend reinvestment plan was terminated as of June 30, 2003 with an aggregate of 9,699 shares having been issued under the plan. The dividend reinvestment plan was intended to allow shareholders to purchase the Company's common stock with dividend payments from their existing common stock holdings.

In December 2003, the Company's shareholders approved an increase in the number of shares of authorized common stock from 9.0 million shares to 209.0 million shares and authorized preferred stock from 3.0 million shares to 203.0 million shares.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

11. STOCKHOLDERS' EQUITY (CONTINUED)

OTHER (CONTINUED)

In December 2003 and June 2004, the Company's shareholders also approved the issuance of shares of the Series A preferred stock in connection with the Company's two exchange offers and shares of common stock upon the conversion of the Series A preferred stock.

In December 2002, the Company's shareholders approved an increase in the number of shares of authorized preferred stock from 1.0 million shares to 3.0 million shares. The preferred shares may be used to raise equity capital, redeem outstanding debt or acquire other companies, although no such acquisitions are currently contemplated. The Board of Directors has discretion with respect to designating and establishing the terms of each series of preferred stock prior to issuance.

In fiscal 1999, the Board of Directors initiated a stock repurchase program in view of the price level of the Company's common stock, which at the time traded and has continued to trade at below book value. In addition, the Company's consistent earnings growth over the past several years through fiscal 2002 did not result in a corresponding increase in the market value of its common stock. The repurchase program was extended in fiscal 2000, 2001 and 2002. The fiscal 2002 extension authorized the purchase of up to 10% of the then outstanding shares, which totaled approximately 2,661,000 shares on the date of the extension. The Company repurchased 43,000 shares under the most current repurchase program, which terminated in November 2002. The Company did not extend the repurchase program beyond this date and currently has no plans to repurchase additional shares.

The total number of shares repurchased under the stock repurchase program was:
117,000 in fiscal 1999; 327,000 in fiscal 2000; 627,000 in fiscal 2001; and
352,000 in fiscal 2002.

12. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) defined contribution plan, which was established in 1995, available to all employees who have been with the Company for one-month and have reached the age of 21. Employees may generally contribute up to 15% of their earnings each year, subject to IRS imposed limitations. For participants with one or more years of service, the Company, at its discretion, may match up to 25% of the first 5% of earnings contributed by the employee, and may match an additional 25% of the first 5% of earnings contributed by the employee in Company stock. The Company's contribution was $276 thousand, $417 thousand and $350 thousand for the years ended June 30, 2004, 2003 and 2002, respectively.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

13. STOCK OPTION AND STOCK INCENTIVE PLANS

The Amended and Restated 1999 Stock Option Plan of the Company ("1999 Plan") is available for the grant to officers, other key employees, directors and important consultants of the Company of options to purchase shares of the Company's common stock. The 1999 Plan was approved by the Company's stockholders. Options granted under the 1999 Plan to officers, other key employees and important consultants of the Company are granted at or above the market price of the Company's stock on the date of grant and generally expire five to ten years from the date of grant. Options granted under the 1999 Plan to non-employee directors are granted at or above the market price of the Company's stock on the date of grant and generally expire three to ten years from the date of grant. Options granted under the 1999 Plan may be fully exercisable when granted or may become fully exercisable only upon the continued employment of the optionee for a specified period of time, only upon the achievement of specified performance goals, or only upon the occurrence of both events. At June 30, 2004, options had been granted for all shares of the Company's common stock previously authorized by the Company's stockholders for issuance under the 1999 Plan and options for the purchase of an additional 104,328 shares of the Company's common stock had been granted subject to approval by the Company's stockholders at the Annual Meeting of Stockholders scheduled to be held December 29, 2004 of a proposal to increase the number of shares authorized for issuance under the 1999 Plan. At June 30, 2004 options granted under the Company's Amended and Restated 1993 Stock Option Plan ("1993 Plan") and the Company's 1995 Stock Option Plan for Non-Employee Directors ("1995 Plan") were also outstanding but both the 1993 Plan and 1995 Plan have expired and no further grants can be made under them.

A summary of key employee stock option activity for the years ended June 30, 2004, 2003 and 2002 follows. Stock option activity has been retroactively adjusted for the effect of the stock dividends described in Note 11.

                                                                          WEIGHTED-AVERAGE
                                                   NUMBER OF SHARES        EXERCISE PRICE
                                               -------------------------------------------
Options outstanding, June 30, 2001                   610,064               $        10.58
Options granted                                      121,342                        11.64
Options exercised                                       (133)                        9.77
Options canceled                                     (67,471)                        6.65
                                               ------------------------------------------
Options outstanding, June 30, 2002                   663,802                        10.86
Options granted                                        6,600                        12.27
Options exercised                                     (4,400)                        4.60
Options canceled                                     (45,611)                       13.10
                                               ------------------------------------------
Options outstanding, June 30, 2003                   620,391                        10.72
Options granted                                      553,849                         3.66
Options canceled                                    (244,407)                       10.99
                                               ------------------------------------------
Options outstanding, June 30, 2004                   929,833               $         6.44
                                               ==========================================

A summary of non-employee director stock option activity for the three years ended June 30, 2004, 2003 and 2002 follows. Stock option activity has been retroactively adjusted for the effect of the stock dividends described in
Note 11.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

13. STOCK OPTION AND STOCK INCENTIVE PLANS (CONTINUED)

                                                                          WEIGHTED-AVERAGE
                                                   NUMBER OF SHARES        EXERCISE PRICE
                                               -------------------------------------------

Options outstanding, June 30, 2001                   258,214               $         6.94
Options granted                                       65,340                        12.70
Options canceled                                     (27,951)                       10.74
                                               ------------------------------------------
Options outstanding, June 30, 2002                   295,603                         7.85
Options exercised                                    (96,784)                        6.70
Options canceled                                     (13,310)                        9.77
                                               ------------------------------------------
Options outstanding, June 30, 2003                   185,509                         8.41
Options canceled                                     (49,632)                        8.11
                                               ------------------------------------------
Options outstanding, June 30, 2004                   135,877               $         8.52
                                               ==========================================

The Company accounts for stock options issued under these plans using the intrinsic value method except for performance based stock options, which are accounted for as variable stock options. See Note 1 for more detail.

The weighted-average fair value of options granted during the fiscal years ended June 30, 2004, 2003 and 2002 were $1.98, $7.00 and $5.85, respectively. The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                  JUNE 30,
                                  2004              2003              2002
                            --------------------------------------------------

Expected volatility               70%               65%               50%
Expected life                    8 YRS.            8 yrs.            8 yrs.
Risk-free interest rate      3.38% - 4.56%      3.3% - 3.8%       3.4% - 5.3%

The following tables summarize information about stock options outstanding under these plans at June 30, 2004:

                                   OPTIONS OUTSTANDING
------------------------------------------------------------------------------------------
                                                    WEIGHTED
                                                    REMAINING              WEIGHTED-
  RANGE OF EXERCISE                             CONTRACTUAL LIFE        AVERAGE EXERCISE
  PRICES OF OPTIONS       NUMBER OF SHARES          IN YEARS                 PRICE
------------------------------------------------------------------------------------------
$     3.09 to 5.12            681,673                 8.3                 $   3.72
     9.77 to 11.45            208,485                 5.7                    10.23
    12.26 to 14.31            141,598                 2.1                    13.48
    15.65 to 16.82             33,954                 3.8                    16.38
                            ---------
                            1,065,710                 6.8                     6.69
                            =========

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

13. STOCK OPTION AND STOCK INCENTIVE PLANS (CONTINUED)

                                   OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------
                                                    WEIGHTED
                                                    REMAINING              WEIGHTED-
  RANGE OF EXERCISE                             CONTRACTUAL LIFE        AVERAGE EXERCISE
  PRICES OF OPTIONS       NUMBER OF SHARES          IN YEARS                 PRICE
------------------------------------------------------------------------------------------
$     3.09 to 5.12            127,626                 2.9                 $   3.94
     9.77 to 11.45            148,336                 5.3                    10.08
    12.26 to 14.31            136,522                 1.9                    13.51
    15.65 to 16.82             33,116                 3.8                    16.40
                              -------
                              445,600                 3.5                     9.84
                              =======

In fiscal 2002 the Board of Directors adopted, and the shareholders approved, a stock incentive plan. The stock incentive plan provides for awards to officers and other employees of the Company in the form of the Company's common stock. Awards made pursuant to this plan are under the direction of the Compensation Committee of the Board of Directors and are dependent on the Company, and individuals receiving the grant, achieving certain goals developed by the Compensation Committee. The vesting schedule for awards under this plan, if any, are set by the Compensation Committee at time of grant. The total number of shares authorized to be granted under the Stock Incentive Plan are 177,622 shares. The number of shares issuable can be adjusted, however, in the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation or other change in the corporate structure of the Company.

On October 15, 2002, 27,899 shares were granted at a price of $10.05 per share and 10,876 shares were granted on October 17, 2002 at $10.43 per share to officers and employees under this plan. On May 28, 2004, 136,850 shares were granted at a price of $3.29 per share to officers and employees under this plan.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

14. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

                                                          YEAR ENDED JUNE 30,
                                                2004              2003              2002
                                            ------------------------------------------------
CURRENT
   Federal                                  $      2,370       $         9        $    1,455
   State                                             150               400               250
                                            ------------------------------------------------
                                                   2,520               409             1,705
                                            ------------------------------------------------
DEFERRED
   Federal                                       (65,289)          (19,377)            3,986
   State                                          (5,525)             (150)                -
                                            ------------------------------------------------
                                                 (70,814)          (19,527)            3,986
                                            ------------------------------------------------
Total provision for income taxes            $    (68,294)      $   (19,118)       $    5,691
                                            ================================================

There were $4.4 million in federal tax benefits from the utilization of net operating loss carry forwards in the year ended June 30, 2003 while there were no tax benefits from the utilization of net operating loss carry forwards in the year ended June 30, 2004.

The cumulative temporary differences resulted in net deferred income tax assets or liabilities consisting primarily of the following (in thousands):

                                                          JUNE 30,
                                                  2004                  2003
                                             ----------------------------------

Deferred income tax assets:
Allowance for credit losses                  $          529         $       997
Net operating loss carryforwards                    139,088              72,581
Other                                                11,237              14,544
                                             ----------------------------------
                                                    150,854              88,122

Less valuation allowance                             33,394              36,830
                                             ----------------------------------

                                                    117,460              51,292
                                             ----------------------------------

Deferred income tax liabilities:
Interest-only strips and other receivables           58,327              68,328
                                             ----------------------------------
                                                     58,327              68,328
                                             ----------------------------------
Net deferred income tax (asset) liability    $      (59,133)        $    17,036
                                             ==================================

The Company's net deferred income tax position changed from a liability of $17.0 million at June 30, 2003 to an asset of $59.1 million at June 30, 2004. This change from a liability position is the result of recording $68.3 million of federal and state income tax benefits on the Company's pre-tax loss for the year ended June 30, 2004. These federal and state income tax benefits will be realized against anticipated future years' state and federal taxable income. Factors which were considered in determining that it is more likely than not the Company will realize this deferred tax asset included: (i) the circumstances producing the losses for the fourth quarter of fiscal 2003 and the year ended June 30, 2004; (ii) the Company's historical profitability prior to the fourth

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

14. INCOME TAXES (CONTINUED)

quarter of fiscal 2003; (iii) the anticipated impact that the Company's adjusted business strategy will have on producing more currently taxable income than its previous business strategy produced due to higher loan originations and shifting from securitizations to whole loan sales; (iv) the achievability of anticipated levels of future taxable income under the Company's adjusted business strategy; and (v) the likely utilization of its net operating loss carryforwards. Additionally, the Company considers tax-planning strategies it can use to increase the likelihood that the deferred income tax asset will be realized.

The valuation allowance represents the income tax effect of state net operating loss carry forwards less an amount of $5.4 million which it has been determined that it is more likely than not the Company will utilize in the next three years. This $5.4 million benefit will depend on future taxable income from operations and the implementation of state tax planning. The changes in the Company's business strategy from primarily securitizations to a combination of whole loan sales and smaller securitizations will result in a quicker recognition and a higher level of taxable income.

The Company's net operating loss federal tax benefit of $100.3 million will likewise depend on future taxable income from operations in addition to the reversal of timing differences principally related to existing securitization assets with full net operating loss utilization primarily within two years.

A reconciliation of income taxes at federal statutory rates to the Company's tax provision is as follows (in thousands):

                                                               YEAR ENDED JUNE 30,
                                                     2004              2003             2002
                                                 -----------------------------------------------
Federal income tax at statutory rates            $    (62,903)     $    (17,157)    $      4,742
Nondeductible items                                        35                85               65
Other, net                                             (5,426)           (2,046)             884
                                                 -----------------------------------------------
                                                 $    (68,294)     $    (19,118)    $      5,691
                                                 ===============================================

For financial tax reporting, the Company had a pre-tax loss of $179.7 million on which a benefit of $68.3 million was recorded. The Company has net Federal operating loss carry forwards aggregating approximately $286.6 million available to reduce future Federal income taxes as of June 30, 2004 which will begin to expire in 2019. The Company has net state operating losses of $145.7 million as of June 30, 2004 which will expire in 20 years. In addition the other category includes a $5.4 million state tax benefit which will be utilized within three years.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

15. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

As of June 30, 2004, the Company leases property under noncancelable operating leases requiring minimum annual rentals as follows (in thousands):

                   Year ending June 30,

                            2005                  $  5,940
                            2006                     5,612
                            2007                     5,605
                            2008                     5,695
                            2009                     5,867
                            Thereafter              27,883
                                                  --------
                                                  $ 56,602
                                                  ========

Rent expense for leased property was $5.6 million, $5.1 million and $4.9 million, respectively, for the years ended June 30, 2004, 2003, and 2002.

EMPLOYMENT AGREEMENTS

In January 1997, the Company entered into employment agreements with three current executives (which have subsequently been amended with respect to two of the executives) pursuant to which the three executives are entitled to initial, collective, annual base salary of $625 thousand, automatic annual increases in salary for increases in the Consumer Price Index and additional discretionary merit increases in salary. The agreements with two of the executives provide for annual cash bonuses of up to 225% of the executive's annual salary based on the achievement of performance goals established annually by the Company's Board of Directors. The agreement with the third executive provides for his participation in the cash bonus plan of the Company on terms established by the Company's Board of Directors and the Board currently provides for this executive to receive an annual cash bonus of up to 50% of his annual salary, with the specific amount set at the discretion of the Chairman. For two of the executives, the agreements terminate upon the earlier of (i) the executive's death, permanent disability, termination of employment for cause, voluntary resignation or 70th birthday; (ii) five years from any anniversary date of the agreements, or (iii) five years from the date of any notice to the executive of the Company's intention to terminate the agreement without cause. The agreement for the third executive terminates upon the earlier of (i) the executive's death, permanent disability, termination of employment for cause, voluntary resignation or 70th birthday; (ii) three years from any anniversary date of the agreements, (iii) three years from the date of any notice to the executive of the Company's intention to terminate the agreement without cause, or (iv) under certain circumstances, delivery of notice of termination without cause and payment of a lump sum equal to one year's salary. In the event of a "change in control," as defined in the agreements, two of the executives are entitled to receive a cash payment equal to 299% of their average annual compensation over the five calendar years preceding the change in control and the third executive is entitled to receive the same payment but only if he is terminated in connection with the change in control.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENTS (CONTINUED)

In 1999, the Company entered into an employment agreement with an executive which terminated in July 2003. This agreement provided for the executive to receive an initial annual base salary of $335 thousand, subject to annual increases at the discretion of the Chairman, and an annual cash bonus of up to 50% of the executive's annual base salary upon the achievement of certain performance goals.

In 1999, the Company entered into an employment arrangement with a current executive which, as subsequently amended, entitles the executive to receive an initial annual base salary of $275 thousand and an annual cash bonus of up to 50% of the executive's annual base salary upon the achievement of certain performance goals. In 1999, the Company entered into an agreement with this executive which entitles this executive to receive: (i) one year's base salary if terminated for any reason other than for cause as defined in the agreement;
(ii) to a severance payment equal to two times the executive's highest annual base salary and bonus earned within a specified period if (A) the executive's employment is terminated due to a change in control of the Company, or (B) the executive resigns due to circumstances specified in the agreement within twenty-four months of a change in control of the Company.

In 1999, the Company entered into an agreement with a current executive which entitles the executive, in the event the executive is terminated other than for cause within one year of a change in control, to receive a lump sum payment determined by adding together the highest annual salary and highest annual cash bonus received by the executive within the time periods specified in the agreement and multiplying the resulting sum by a fraction, the denominator of which is 365 and the numerator of which is the number of days the executive remained employed following the change in control. In 2004, the Company entered into an agreement with this same executive which provides for an annual base salary of $300,000, subject to annual increases at the discretion of the Chief Executive Officer and Compensation Committee of the Board, an annual bonus in accordance with the terms of the Management Incentive Plan of up to 50% of salary, and stock option grants in accordance with the Company's stock option plans. This agreement also provides that if at any time the executive is terminated without "cause" (as defined in the agreement), executive is entitled to receive in twelve equal monthly installments an amount equal to the highest annual salary received by the executive during the twelve month period prior to the date of termination plus the highest annual bonus paid to the executive during the five fiscal year period prior to the date of termination. Additionally, this agreement provides that if, within one year of a "change of control" (as defined in the agreement), the executive loses his position with the Company as set forth in the agreement, then he is entitled to receive a lump sum payment of the same aggregate amount he would be entitled to receive following any termination of his employment without cause. This executive's 2004 agreement with the Company superceded his 1999 agreement with the Company.

In December 2003, the Company entered into an employment agreement with a current executive which entitles the executive to receive salary at the annual rate of $420,000 and a monthly cash bonus for each month that wholesale originations (as defined in the agreement) exceed $200 million, with such monthly bonus determined by multiplying 0.0005 times the amount of wholesale originations in excess of $200 million, up to an excess of $200 million, and adding $15,000 to such product if wholesale originations in the relevant month exceed $400 million. The employment agreement provided for an award to the executive of 200,000 shares (220,000 shares after adjustment for a subsequent stock dividend) of the Company's common stock subject to transfer restrictions and forfeiture until achievement of performance goals set forth in the employment agreement and a restricted stock agreement entered into simultaneously with the employment agreement. The performance goal with respect to 100,000 shares (110,000 shares after adjustment for a subsequent stock dividend) was satisfied June 30, 2004.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

PERIODIC ADVANCE GUARANTEES

As the servicer of securitized loans, the Company is obligated to advance interest payments for delinquent loans if it deems that the advances will ultimately be recoverable. These advances can first be made out of funds available in a trust's collection account. If the funds available from the trust's collection account are insufficient to make the required interest advances, then the Company is required to make the advance from its operating cash. The advances made from a trust's collection account, if not recovered from the borrower or proceeds from the liquidation of the loan, require reimbursement from the Company. However, the Company can recover any advances the Company makes from its operating cash from the subsequent month's mortgage loan payments to the applicable trust prior to any distributions to the certificate holders.

The Company adopted FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" on a prospective basis for guarantees that are issued or modified after December 31, 2002. Based on the requirements of this guidance, the Company is carrying on its balance sheet a $0.7 million liability for its obligations to the ABFS 2003-1 securitization trust, which was created in March 2003. This liability represents its estimate of the fair value of periodic interest advances that the Company as servicer of the securitized loans, is obligated to pay to the trust on behalf of delinquent loans. The fair value of the liability was estimated based on an analysis of historical periodic interest advances and recoveries from securitization trusts.

RECOURSE ON WHOLE LOAN SALES

The Company's whole loan sale agreements with purchasers may include recourse provisions obligating it to repurchase loans at the sales price in the event of unfavorable delinquency performance on the loans sold or to refund premiums if a sold loan prepays. The duration of these obligations typically ranges from 60 days to one year from the date of the loan sale. Premium refund obligations typically decline monthly over the obligation period. The Company reserves for these premium obligations at the time of sale through an expense charge against the gain on sale. The amount of the reserve is calculated based on the expected near term delinquency and prepayment performance of the sold loans and the premiums received at the time of sale. At June 30, 2004, the reserve for repurchase and payoff obligations of premiums received, included in miscellaneous liabilities on the balance sheet, was $307 thousand.

The following table details as of June 30, 2004, the aggregate principal balance of loans which the Company has sold with recourse that are still subject to recourse provisions and the quarter during which its recourse obligations on those loans mature (dollars in thousands):

                                            PRINCIPAL
          QUARTER ENDED                      BALANCE
          -------------                     ---------
          September 30, 2004                $ 443,306
          December 31, 2004                    73,512
          March 31, 2005                        4,346
          June 30, 2005                       102,827
                                            ---------
                                            $ 623,991
                                            =========

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

OTHER

State and federal banking regulatory agencies, state attorneys general offices, the Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development and state and local governmental authorities have increased their focus on lending practices by some companies in the subprime industry, more commonly referred to as "predatory lending" practices. State, local and federal governmental agencies have imposed sanctions for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower's credit risk warrants and failing to adequately disclose the material terms of loans to the borrowers. As a result of these initiatives, the Company is unable to predict whether state, local or federal authorities will require changes in the Company's lending practices in the future, including the reimbursement of borrowers as a result of fees charged or the imposition of fines, or the impact of those changes on the Company's profitability. The Pennsylvania Attorney General reviewed certain fees charged to Pennsylvania customers by the Company's subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage. Although the Company believes that these fees were fair and in compliance with applicable federal and state laws, in April 2002, the Company agreed to reimburse borrowers approximately $221,000 with respect to a particular fee paid by borrowers from January 1, 1999 to mid-February 2001 and to reimburse the Commonwealth of Pennsylvania $50,000 for their costs of investigation and for future public protection purposes. The Company discontinued charging this particular fee in mid-February 2001. The Company has satisfied the monetary commitments and obligations to the Pennsylvania Attorney General. The reserve, which the Company previously established, was adequate to cover the resolution of this matter. By way of further example, on December 22, 2003, the Company entered into a Joint Agreement with the Civil Division of the U.S. Attorney's Office for the Eastern District of Pennsylvania, which ended the inquiry by the U.S. Attorney initiated pursuant to the civil subpoena dated May 14, 2003. The U.S. Attorney's inquiry focused on the Company's forbearance policies, primarily on its practice of requesting a borrower who entered into forbearance agreement to execute a deed in lieu of foreclosure. In response to the inquiry and as part of the Joint Agreement, the Company, among other things, has adopted a revised forbearance policy, which became effective on November 19, 2003 and agreed to make an $80 thousand contribution to one or more housing counseling organizations approved by the U.S. Department of Housing and Urban Development. The Company does not believe that the Joint Agreement with the U.S. Attorney has had a significant impact on its operations. As a result of these initiatives, the Company is unable to predict whether state, local or federal authorities will require changes in the Company's lending practices in the future, including the reimbursement of borrowers as a result of fees charged or the imposition of fines, or the impact of those changes on the Company's profitability.

16. LEGAL PROCEEDINGS

On February 26, 2002, a purported class action titled Calvin Hale v. HomeAmerican Credit, Inc., No. 02 C 1606, United States District Court for the Northern District of Illinois, was filed in the Circuit Court of Cook County, Illinois (subsequently removed by Upland Mortgage to the captioned federal court) against the Company's subsidiary, HomeAmerican Credit, Inc., which does business as Upland Mortgage, on behalf of borrowers in Illinois, Indiana, Michigan and Wisconsin who paid a document preparation fee on loans originated since February 4, 1997. The case consisted of three purported class action counts and two individual counts. The plaintiff alleged that the charging of, and the failure to properly disclose the nature of, a document preparation fee were improper under applicable state law. In November 2002 the Illinois Federal District Court dismissed the three class action counts and an agreement in principle was reached in August 2003 to settle the matter. The terms of the settlement have been finalized and did not have a material effect on our consolidated financial position or results of operations.

The Company's lending subsidiaries, including HomeAmerican Credit, Inc. which does business as Upland Mortgage, are involved, from time to time, in class action lawsuits, other litigation, claims, investigations by governmental authorities, and legal proceedings arising out of their lending and servicing activities, including the purported class action entitled, Calvin Hale v. HomeAmerican Credit, Inc., d/b/a Upland Mortgage, described above. Due to the Company's current expectation regarding the ultimate resolution of these actions, management believes that the liabilities resulting from these actions will not have a material adverse effect on its consolidated financial position or results of operations. However, due to the inherent uncertainty in litigation and because the ultimate resolution of these proceedings are influenced by factors outside of the Company's control, the Company's estimated liability under these proceedings may change or actual results may differ from its estimates.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

16. LEGAL PROCEEDINGS (CONTINUED)

Additionally, court decisions in litigation to which the Company is not a party may also affect its lending activities and could subject it to litigation in the future. For example, in Glukowsky v. Equity One, Inc., (Docket No. A-3202 -
01T3), dated April 24, 2003, to which the Company is not a party, the Appellate Division of the Superior Court of New Jersey determined that the Parity Act's preemption of state law was invalid and that the state laws precluding some lenders from imposing prepayment fees are applicable to loans made in New Jersey. The Company expects that, as a result of the publicity surrounding predatory lending practices and this recent New Jersey court decision regarding the Parity Act, it may be subject to other class action suits in the future.

In addition, from time to time, the Company is involved as plaintiff or defendant in various other legal proceedings arising in the normal course of its business. While the Company cannot predict the ultimate outcome of these various legal proceedings, management believes that the resolution of these legal actions should not have a material effect on the Company's financial position, results of operations or cash flow and liquidity.

17. OTHER LITIGATION - SECURITIES CLASS ACTION LAWSUITS AND SHAREHOLDER DERIVATIVE ACTION.

In January and February of 2004, four class action lawsuits were filed against the Company and certain of its officers and directors. Lead plaintiffs and counsel were appointed on June 3, 2004. A consolidated amended class action complaint that supersedes these four complaints was filed on August 19, 2004 in the United States District Court for the Eastern District of Pennsylvania.

The consolidated amended class action complaint brings claims on behalf of a class of all purchasers of the Company's common stock for a proposed class period of January 27, 2000 through June 26, 2003. The consolidated complaint names the Company, its director and Chief Executive Officer, Anthony Santilli, its Chief Financial Officer, Albert Mandia, and former director, Richard Kaufman, as defendants and alleges that the Company and the named directors and officers violated Sections 10(b) and 20(a) of the Exchange Act. The consolidated complaint alleges that, during the applicable class period, the Company's forbearance and deferment practices enabled it to, among other things, lower its delinquency rates to facilitate the securitization of its loans which purportedly allowed the Company to collect interest income from its securitized loans and inflate its financial results and market price of its common stock. The consolidated amended class action complaint seeks unspecified compensatory damages, costs and expenses related to bringing the action, and other unspecified relief.

On March 15, 2004, a shareholder derivative action was filed against the Company, as a nominal defendant, and its director and Chief Executive Officer, Anthony Santilli, its Chief Financial Officer, Albert Mandia, its directors, Messrs. Becker, DeLuca and Sussman, and its former director, Mr. Kaufman, as defendants, in the United States District Court for the Eastern District of Pennsylvania. The lawsuit was brought nominally on behalf of the Company, as a shareholder derivative action, alleging that the named directors and officers breached their fiduciary duties to the Company, engaged in the abuse of control, gross mismanagement and other violations of law during the period from January 27, 2000 through June 25, 2003. The lawsuit seeks unspecified compensatory damages, equitable or injunctive relief and costs and expenses related to bringing the action, and other unspecified relief. The parties have agreed to stay this case pending disposition of any motion to dismiss the consolidated amended complaint filed in the putative consolidated securities class action.

Procedurally, these lawsuits are in a very preliminary stage. The Company believes that it has several defenses to the claims raised by these lawsuits and intends to vigorously defend the lawsuits. Due to the inherent uncertainties in litigation and because the ultimate resolution of these proceedings is influenced by factors outside of its control, the Company is currently unable to predict the ultimate outcome of this litigation or its impact on its financial position, results of operations or cash flows.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

18. RELATED PARTY TRANSACTIONS

The Company has a loan receivable from an officer of the Company for $600 thousand, which was an advance for the exercise of stock options to purchase 272,264 shares of the Company's common stock in 1995. The loan is due in September 2005 (earlier if the stock is disposed of). Interest at 6.46% is payable annually. The loan is secured by 272,264 shares of the Company's stock, and is shown as a reduction of stockholders' equity on the accompanying balance sheet.

In February 2003, the Company awarded 2,000 shares (2,200 shares after the effect of subsequent stock dividends) of its common stock to each of two newly appointed members of its Board of Directors.

The Company currently employs members of the immediate family of one of its directors (who is also an executive officer) and one of its executive officers (such director and executive officer are married to each other) in various officer and non-officer positions and currently employs a member of the immediate family of another executive officer in a non-officer position. The Company previously employed one member of the immediate family of one non-employee director, one non-director executive office, and the director and executive officer referred to in the previous sentence. The Company believes that the salaries paid to these individuals have been and are competitive with salaries paid to other employees in similar positions within the Company and in its industry.

The Company has had, but does not currently have, a business relationship with members of the immediate family of the director and executive officer referred to in the first sentence of the previous paragraph pursuant to which the Company purchased appraisal services, office equipment and real estate advisory services. These related party transactions were not individually or collectively material to the Company's results of operations. A business owned by a family member of the director and executive officer referred to above is listed on an approved appraiser list for the Company's subsidiaries and as such is eligible to be chosen by mortgage applicants for appraisal services in connection with a loan transaction with the Company's lending subsidiaries.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

No active market exists for certain of the Company's assets and liabilities. Therefore, fair value estimates are based on judgments regarding credit risk, investor expectation of future economic conditions, normal cost of administration and other risk characteristics, including interest rates and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following table summarizes the carrying amounts and fair value estimates of financial instruments recorded on the Company's financial statements at June 30, 2004 and 2003 (in thousands):

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

19. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                  JUNE 30, 2004                   JUNE 30, 2003
                                             -----------------------         -----------------------
                                             CARRYING                        CARRYING
                                              VALUE       FAIR VALUE           VALUE      FAIR VALUE
                                             --------     ----------         ---------    ----------
ASSETS
Cash and cash equivalents                    $    910     $      910         $  36,590    $   36,590
Restricted cash                                13,307         13,307            10,885        10,885
Loans available for sale                      304,275        309,039           263,419       296,346
Interest-only strips                          459,086        459,086           598,278       598,278
Servicing rights                               73,738         78,884           119,291       119,291
Investments held to maturity                      839            839               881           946

LIABILITIES
Subordinated debentures, senior
    collateralized subordinated notes,
    warehouse lines and notes payable        $847,448      $ 846,238         $ 932,456    $  931,302


The methodology and assumptions utilized to estimate the fair value of the Company's financial instruments are as follows:

       CASH AND CASH EQUIVALENTS - For these short-term instruments, the carrying amount approximates fair value.

       RESTRICTED CASH - For these short-term instruments, the carrying amount approximates fair value.

       LOANS AVAILABLE FOR SALE - Fair value is determined by reference to recent sales and securitizations.

       INTEREST-ONLY STRIPS - Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and credit loss rates of the underlying loans and leases.

       SERVICING RIGHTS - Fair value is determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates of the underlying loans and leases.

       INVESTMENTS HELD TO MATURITY - Represent mortgage loan backed securities retained in securitizations. Fair value for June 30, 2004 was equal to the investments' cost basis which was recovered in cash received in July 2004 due to the clean-up call and collapse of the securitization trust that had issued these investments. Fair value for June 30, 2003 was determined using estimated discounted future cash flows taking into consideration anticipated prepayment rates and credit loss rates of the underlying loans and pass through investment certificate interest rates of current securitizations.

       SUBORDINATED DEBENTURES, SENIOR COLLATERALIZED SUBORDINATED NOTES, WAREHOUSE LINES AND NOTES PAYABLE - The fair value of fixed debt is estimated using the rates currently available to the Company for debt of similar terms.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

19. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying value of mortgage backed securities retained in securitizations, which were held-to-maturity investment securities were as follows (in thousands):


                                     GROSS            GROSS
                    AMORTIZED      UNREALIZED      UNREALIZED
                      COST           GAINS           LOSSES        FAIR VALUE
                    ---------------------------------------------------------

JUNE 30, 2004        $  839          $    -           $  -         $   839

June 30, 2003        $  881          $   65           $  -         $   946

These mortgage backed securities were repaid in July 2004.

20. DERIVATIVE FINANCIAL INSTRUMENTS

On July 1, 2000, the Company adopted SFAS No. 133, which establishes accounting and reporting standards for derivative financial instruments and hedging activities. The following disclosures summarize the Company's accounting and reporting for derivative financial instruments qualifying and classified as hedging activities and derivative financial instruments classified as trading activities.

HEDGE ACCOUNTING

RELATED TO LOANS EXPECTED TO BE SOLD THROUGH SECURITIZATIONS. Derivative contracts may be specifically designated as hedges of mortgage loans, which the Company expects to be included in a term securitization at a future date. At June 30, 2004 and 2003, the Company did not have any outstanding derivative financial instruments designated as hedges of mortgage loans expected to be sold through securitization.

RELATED TO LOANS EXPECTED TO BE SOLD THROUGH WHOLE LOAN SALE TRANSACTIONS. The Company may utilize derivative financial instruments in an attempt to mitigate the effect of changes in market interest rates between the date loans are originated at fixed interest rates and the date that the loans will be sold in a whole loan sale. The Company may hedge the effect of changes in market interest rates with forward sale agreements, Eurodollar futures, forward starting interest rate swaps, forward treasury

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

20. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

sales or derivative contracts of similar underlying securities.

In March 2004, the Company entered into a forward sale agreement providing for the sale of $300.0 million of home mortgage loans and business purpose loans at a price of 104.4%. The Company sold loans under this commitment in the amount of $224.0 million during the month of March 2004 and $51.6 million during the month of April 2004, satisfying its commitment under this forward sale agreement, and recognizing net gains of $8.4 million.

In May 2004, the Company entered into a forward sale agreement providing for the sale of $175.0 million of home mortgage loans at a price of 101.6%. The Company sold loans under this commitment in the amount of $92.9 million during the month of May 2004 and $67.5 million during the month of June 2004, satisfying its commitment under this forward sale agreement, and recognizing net gains of $1.8 million on the loans sold in the quarter ended June 30, 2004.

On June 28, 2004, the Company entered into a forward sale agreement providing for the sale of $275.0 million of home mortgage loans at a price of 101.5%. The Company expects to satisfy this commitment during July and August 2004 with loans recorded on its balance sheet at June 30, 2004. No gains or losses were recognized on this forward sale agreement at June 30, 2004.

DISQUALIFIED HEDGING RELATIONSHIP IN FISCAL 2003. The securitization market was not available to the Company in the fourth quarter of fiscal 2003. As a result, the Company realized that the expected high correlation between the changes in the fair values of derivatives designated as a hedge of mortgage loans previously expected to be securitized would not be achieved, and it discontinued hedge accounting for $170.0 million of forward starting interest rate swaps. Losses of $4.0 million on these $170.0 million of interest rate swaps were charged to the Statement of Income in the fourth quarter of fiscal 2003. An offsetting increase of $3.7 million in the value of the hedged mortgage loans was also recorded in the Statement of Income, representing the change in fair value of the loans for the hedged risk until the date that the Company learned that the securitization market was not available. The $170.0 million of interest rate swaps were reclassified as trading contracts.

SUMMARY OF HEDGE ACCOUNTING. The Company recorded the following gains and losses on the fair value of derivative financial instruments accounted for as hedging transactions for the years ended June 30, 2004, 2003 and 2002. Ineffectiveness related to qualified hedging relationships during each period was immaterial. Ineffectiveness is a measure of the difference in the change in fair value of the derivative financial instrument as compared to the change in the fair value of the item hedged (in thousands):

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

20. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

                                                                     YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                               2004        2003       2002
                                                             --------    -------    --------
Gains and losses on derivatives recorded in
     securitization gains and offset by gains and losses
     recorded on loan securitizations:
Losses on derivative financial instruments                   $    --     $(3,806)   $ (9,401)

Recorded in gains and losses on derivative financial
     instruments:
Gains (losses) on derivative financial instruments           $ 1,157     $(7,037)   $     --
Gains (losses) on hedged loans                               $(2,283)    $ 6,160    $     --

Amount settled in cash - received (paid)                     $   656     $(5,041)   $ (9,401)

At June 30, 2004 and 2003, the notional amounts of forward sale agreements, Eurodollar futures contracts and forward starting interest rate swap contracts accounted for as hedges and unrealized gains and losses recorded as assets or liabilities on the balance sheet were as follows (in thousands):

                                                       JUNE 30, 2004                      JUNE 30, 2003
                                                ----------------------------       ---------------------------
                                                NOTIONAL          UNREALIZED       NOTIONAL         UNREALIZED
                                                 AMOUNT             (LOSS)          AMOUNT            (LOSS)
                                                --------          ----------       --------         ----------
     Forward loan sale agreement                $ 275,000          $     --        $ 275,000         $     --
     Eurodollar futures contracts               $  27,962          $   (103)       $      --         $     --
     Forward starting interest rate swaps       $      --          $     --        $      --         $ (6,776)(a)

-----------
(a) Represents the liability carried on the balance sheet at June 30, 2003 for previously recorded losses not settled in cash by June 30, 2003.

The sensitivity of the Eurodollar futures contracts classified as fair value hedges as of June 30, 2004 to a 0.1% change in market interest rates is $9 thousand.

TRADE ACCOUNTING

Generally, the Company does not enter into derivative financial instrument contracts for trading purposes. However, the Company has entered into derivative financial instrument contracts, which have not been designated as hedges in accordance with SFAS No. 133 and were therefore accounted for as trading assets or liabilities.

RELATED TO LOANS EXPECTED TO BE SOLD THROUGH SECURITIZATIONS. During fiscal 2003, the Company used interest rate swap contracts to protect the future securitization spreads on loans in its pipeline. The Company believed there was a greater chance that market interest rates that would be obtained on the subsequent securitization of these loans would increase rather than decline, and chose to

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

20. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

protect the spread that could be earned in the event of rising rates.

However due to a decline in market interest rates during the period the derivative contracts were used to manage interest rate risk on loans in the pipeline, the Company recorded losses on forward starting interest rate swap contracts during the fiscal year ended June 30, 2003. The losses are summarized in the table below. During the year ended June 30, 2004, the Company did not utilize derivative financial instruments to protect future securitization spreads on loans in its pipeline.

RELATED TO LOANS EXPECTED TO BE SOLD THROUGH WHOLE LOAN SALE TRANSACTIONS. During fiscal 2004 and 2003, the Company used Eurodollar futures contracts or interest rate swap contracts to manage interest rate risk on loans in its pipeline or loans expected to be sold in whole loan sale transactions.

Forward starting interest rate swap contracts with a notional amount of $170.0 million were carried over from a fiscal 2003 disqualified hedging relationship. These forward starting interest rate swap contracts were used to manage the effect of changes in market interest rates on the fair value of fixed-rate mortgage loans that were sold in the first quarter of fiscal 2004 and the contracts were closed in that quarter. The Company had elected not to designate these derivative contracts as an accounting hedge.

SUMMARY OF TRADING ACTIVITY. The following gains and losses were recorded on the fair value of derivative financial instruments classified as trading for the years ended June 30, 2004 and 2003. There were no derivative contracts classified as trading for the year ended June 30, 2002 except those noted below to manage the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. (in thousands):

                                                                             YEAR ENDED JUNE 30,
                                                                         ---------------------------
                                                                            2004             2003
                                                                         -----------     -----------
        Trading gains (losses) on Eurodollar futures contracts:
        Related to loan pipeline                                         $   (1,425)     $        --

        Trading gains (losses) on forward starting interest rate swaps:
        Related to loan pipeline                                         $       --      $    (3,796)
        Related to whole loan sales                                      $    5,097      $       441

        Amount settled in cash - (paid)                                  $   (1,187)     $    (2,671)

At June 30, 2004 and 2003, outstanding Eurodollar futures contracts or forward starting interest rate swap contracts used to manage interest rate risk on loans in the Company's pipeline or loans expected to be sold in whole loan sale transactions and the associated unrealized gains and losses recorded as assets and liabilities on the balance sheet are summarized in the table below. (in thousands):

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

20. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

                                                       JUNE 30, 2004                      JUNE 30, 2003
                                                ----------------------------       ---------------------------
                                                NOTIONAL          UNREALIZED       NOTIONAL         UNREALIZED
                                                 AMOUNT             (LOSS)          AMOUNT             GAIN
                                                --------          ----------       --------         ----------
Eurodollar futures contracts                    $ 202,038          $   (851)       $      --         $     --
Forward starting interest rate swaps            $      --          $     --        $ 170,000         $    441


The sensitivity of the Eurodollar futures contracts held as trading as of June 30, 2004 to a 0.1% change in market interest rates is $66 thousand.

RELATED TO INTEREST-ONLY STRIPS. The Company had an interest rate swap contract, which was not designated as an accounting hedge, designed to reduce the exposure to changes in the fair value of certain interest-only strips due to changes in one-month LIBOR. This contract matured in April 2004. Unrealized gains and losses on the interest rate swap contract were due to changes in the interest rate swap yield curve during the periods the contract was in place. Net gains and losses on this interest rate swap contract included the amount of cash settlement with the contract counter party each period. Net gains and losses recorded on this interest rate swap contract for the fiscal years ended June 30, 2004, 2003 and 2002 were as follows (in thousands):

                                                                                YEAR ENDED JUNE 30,
                                                                          ---------------------------------
                                                                           2004          2003         2002
                                                                          -----        -------       ------
     Unrealized gain (loss) on interest rate swap contract                $ 335        $   127       $ (460)
     Cash interest received (paid) on interest rate swap contract          (307)        (1,038)        (266)
                                                                          -----        -------       ------
     Net gain (loss) on interest rate swap contract                       $  28        $  (911)      $ (726)
                                                                          ======       =======       ======

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

21. RECONCILIATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

                                                           YEAR ENDED JUNE 30,
                                                    2004             2003          2002
                                                 -----------------------------------------
                                                   (in thousands except per share data)
(Numerator)
EARNINGS (LOSS)
Net income (loss) attributable to common
   shares                                        $  (115,146)     $  (29,902)    $   7,859
                                                 =========================================
(Denominator)
Average Common Shares:
   Average common shares outstanding                   3,380           3,210         3,227
   Average potentially dilutive shares                    (A)             (B)          244
                                                 -----------------------------------------
   Average common and potentially dilutive
      shares                                           3,380           3,210         3,471
                                                 =========================================

Earnings (loss) per common share:
   Basic:                                        $    (34.07)     $     (9.32)   $    2.44
   Diluted:                                      $    (34.07)     $     (9.32)   $    2.26

(a) 3,238,634 shares anti-dilutive in fiscal year 2004.
(b) 135,708 shares anti-dilutive in fiscal year 2003.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

22. SEGMENT INFORMATION

The Company has three operating segments: Loan Origination, Servicing and Treasury and Funding.

The Loan Origination segment originates business purpose loans secured by real estate and other business assets, home equity loans typically to credit-impaired borrowers and loans secured by one-to-four family residential real estate.

The Servicing segment services the loans originated by the Company both while held as available for sale by the Company and subsequent to securitization. Servicing activities include billing and collecting payments from borrowers, transmitting payments to securitization trust investors, accounting for principal and interest, collections and foreclosure activities and disposing of real estate owned.

The Treasury and Funding segment offers the Company's subordinated debenture securities pursuant to a registered public offering and obtains other sources of funding for the Company's general operating and lending activities.

The All Other caption on the following tables mainly represents segments that do not meet the SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" defined thresholds for determining reportable segments, financial assets not related to operating segments and is mainly comprised of interest-only strips, unallocated overhead and other expenses of the Company unrelated to the reportable segments identified.

The reporting segments follow the same accounting policies used for the Company's consolidated financial statements as described in the summary of significant accounting policies. Management evaluates a segment's performance based upon profit or loss from operations before income taxes.

Reconciling items represent elimination of inter-segment income and expense items, and are included to reconcile segment data to the consolidated financial statements.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

22. SEGMENT INFORMATION (CONTINUED)

                                                                       YEAR ENDED JUNE 30, 2004
                                      ------------------------------------------------------------------------------------------
                                         LOAN        TREASURY AND                                   RECONCILING
                                      ORIGINATION       FUNDING        SERVICING      ALL OTHER        ITEMS        CONSOLIDATED
                                      ------------------------------------------------------------------------------------------
                                                                            (in thousands)
External revenues:
     Gain on sale of loans:
      Securitizations                  $  15,107      $        -       $        -     $        -    $         -     $     15,107
      Whole loan sales
                                          18,725               -                -              -              -           18,725
    Interest income                       11,975              61              493         40,548              -           53,077
    Non-interest income                    3,875               2           44,266            746        (38,726)          10,163
Inter-segment revenues                         -          61,788                -         45,005       (106,793)               -
Operating expenses:
    Interest expense                      23,090          63,961             (877)        43,752        (61,788)          68,138
    Non-interest expense                  69,733           9,922           36,821         38,592              -          155,068
    Depreciation and amortization          2,264              68              851          3,955              -            7,138
    Interest-only strips valuation
      adjustment                               -               -                -         46,450              -           46,450
Inter-segment expense                     83,731               -                -              -        (83,731)               -
Income tax expense (benefit)             (49,072)         (4,598)           3,026        (17,650)             -          (68,294)
                                       -----------------------------------------------------------------------------------------

Income (loss) before dividends on
      preferred stock                  $ (80,064)     $   (7,502)      $    4,938     $  (28,800)   $         -     $   (111,428)
                                       =========================================================================================
Segment assets                         $ 379,179      $  239,889       $   76,724     $  502,534    $  (155,456)    $  1,042,870
                                       =========================================================================================

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

22. SEGMENT INFORMATION (CONTINUED)

                                                                       YEAR ENDED JUNE 30, 2003
                                      ------------------------------------------------------------------------------------------
                                         LOAN        TREASURY AND                                   RECONCILING
                                      ORIGINATION       FUNDING        SERVICING      ALL OTHER        ITEMS        CONSOLIDATED
                                      ------------------------------------------------------------------------------------------
                                                                            (in thousands)
External revenues:
     Gain on sale of loans:
      Securitizations                  $ 170,950      $        -       $        -     $        -    $         -     $    170,950
      Whole loan sales
                                             655               -                -              -              -              655
    Interest income                        8,463             422              762         48,195              -           57,842
    Non-interest income                    8,385               4           45,480            (90)       (41,820)          11,959
Inter-segment revenues                         -          75,422                -         63,259       (138,681)               -
Operating expenses:
    Interest expense                      20,324          66,526            2,467         54,203        (75,422)          68,098
    Non-interest expense                  65,599           7,379           42,542         52,978              -          168,498
    Depreciation and amortization          3,189             108            1,168          4,183              -            8,648
    Interest-only strips valuation
      adjustment                               -               -                -         45,182              -           45,182
Inter-segment expense                    105,079               -                -              -       (105,079)               -
Income tax expense (benefit)              (2,238)            716               25        (17,621)             -          (19,118)
                                       -----------------------------------------------------------------------------------------

Income (loss) before dividends
      on preferred stock               $  (3,500)     $    1,119       $       40     $    (27,561) $         -     $    (29,902)
                                       =========================================================================================
Segment assets                         $ 346,434      $  156,082       $  111,254     $  642,150    $   (96,569)    $  1,159,351
                                       =========================================================================================

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

22. SEGMENT INFORMATION (CONTINUED)

                                                                       YEAR ENDED JUNE 30, 2002
                                      ------------------------------------------------------------------------------------------
                                         LOAN        TREASURY AND                                   RECONCILING
                                      ORIGINATION       FUNDING        SERVICING      ALL OTHER        ITEMS        CONSOLIDATED
                                      ------------------------------------------------------------------------------------------
                                                                            (in thousands)
External revenues:
    Gain on sale of loans and leases
      Securitizations                  $ 185,580      $        -       $        -     $        -    $         -     $    185,580
      Whole loan sales                     2,448               -                -              -              -            2,448
    Interest income                        6,486             998            1,309         36,099              -           44,892
    Non-interest income                    8,377               1           35,387            923        (29,707)          14,981
Inter-segment revenues                         -          70,586                -         70,368       (140,954)               -
Operating expenses:
    Interest expense                      21,299          67,256              298         50,416        (70,586)          68,683
    Non-interest expense                  40,793          10,041           31,375         54,489              -          136,698
    Depreciation and amortization          3,195             142            1,095          2,485              -            6,917
    Interest-only strips valuation
      adjustment                               -               -                -         22,053              -           22,053
Inter-segment expense                    100,075               -                -              -       (100,075)               -
Income tax expense (benefit)              15,762          (2,459)           1,650         (9,262)             -            5,691
                                       -----------------------------------------------------------------------------------------

Income (loss) before dividends
      on preferred stock               $  21,767      $   (3,395)      $    2,278     $  (12,791)   $         -     $      7,859
                                       =========================================================================================
Segment assets                         $  87,495      $  202,621       $  124,914     $  549,472    $   (88,127)    $    876,375
                                       =========================================================================================

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

23. QUARTERLY DATA STATEMENT (UNAUDITED)

The interim financial statements below contain all adjustments (consisting of normal recurring accruals and the elimination of intercompany balances) necessary in management's opinion for a fair presentation of financial position and results of operations. The following tables summarize financial data by quarters (in thousands, except per share amounts):

                                                            FISCAL 2004 QUARTER ENDED
                                         -----------------------------------------------------------------
                                          JUNE 30,         MARCH 31,       DECEMBER 31,      SEPTEMBER 30,
                                         -----------------------------------------------------------------
REVENUES
Gain on sale of loans:
     Securitizations                     $       -         $       -        $   14,308        $      799
     Whole sale loans                        6,394             9,332                78             2,921
Interest and fees                            6,042             4,870             2,167             4,653
Interest accretion on interest-only
    strips                                   9,234             9,605            10,228            11,109
Servicing income                             1,040             1,283             1,809               718
Other income                                     2               478                 1                 1
                                         ---------------------------------------------------------------
Total revenues                              22,712            25,568            28,591            20,201

Total expenses (a)                          69,336            76,262            68,627            62,569
                                         ---------------------------------------------------------------

Income (loss) before provision for
    income tax expense                     (46,624)          (50,694)          (40,036)          (42,368)
Provision for income tax expense
    (benefit)                              (17,717)          (19,263)          (15,214)          (16,100)
                                         ---------------------------------------------------------------

Income (loss) before dividends on
    preferred Stock                        (28,907)          (31,431)          (24,822)         (26,268)
Dividends on preferred Stock                 1,967             1,751                 -                 -
                                         ---------------------------------------------------------------

Net income (loss) attributable to
    common stock                         $ (30,874)        $ (33,182)       $  (24,822)       $  (26,268)
                                         ===============================================================

Earnings (loss) per common share:
    Basic                                $   (8.81)        $   (9.57)       $    (7.59)       $    (8.10)
    Diluted                              $   (8.81)        $   (9.57)       $    (7.59)       $    (8.10)

(a) Includes pre-tax adjustments to the fair value of securitization assets of $8.6 million, $15.1 million, $12.0 million and $10.8 million for the quarters ended June 30, March 31, December 31 and September 30, respectively.

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES

                                  JUNE 30, 2004

23. QUARTERLY DATA STATEMENT (UNAUDITED) (CONTINUED)

                                                            FISCAL 2003 QUARTER ENDED
                                         -----------------------------------------------------------------
                                          JUNE 30,         MARCH 31,       DECEMBER 31,      SEPTEMBER 30,
                                         -----------------------------------------------------------------
REVENUES
Gain on sale of loans:
     Securitizations                     $     556         $  54,504        $   57,879        $   58,011
     Whole sale loans                          626                (4)               (2)               35
Interest and fees                            6,002             4,665             4,595             4,133
Interest accretion on interest-only
    strips                                  12,986            12,114            11,500            10,747
Servicing income                               382               486               644             1,537
Other income                                     3                 1                 2                 4
                                         ---------------------------------------------------------------
Total revenues                              20,555            71,766            74,618            74,467

Total expenses (a)                          76,383            71,737            70,979            71,327
                                         ---------------------------------------------------------------

Income (loss) before provision for
    income tax expense                     (55,828)               29             3,639             3,140
Provision for income tax expense
    (benefit)                              (21,773)             (192)            1,528             1,319
                                         ---------------------------------------------------------------

Net income (loss) attributable to
    common stock                         $ (34,055)        $     221        $    2,111        $    1,821
                                         ===============================================================

Earnings (loss) per common share:
    Basic                                $  (10.62)        $    0.07        $     0.72        $     0.64
    Diluted                              $  (10.62)        $    0.06        $     0.69        $     0.61

(a) Includes pre-tax adjustments to the fair value of securitization assets of $11.8 million, $10.7 million, $10.6 million and $12.1 million for the quarters ended June 30, March 31, December 31 and September 30, respectively.